      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2001


                                                      REGISTRATION NO. 333-56954
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    FIRST HORIZON PHARMACEUTICAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                     2834                                     58-2004779
     (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                         660 HEMBREE PARKWAY, SUITE 106
                               ROSWELL, GA 30076
                                 (770) 442-9707
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            MAHENDRA G. SHAH, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                    FIRST HORIZON PHARMACEUTICAL CORPORATION
                         660 HEMBREE PARKWAY, SUITE 106
                               ROSWELL, GA 30076
                           TELEPHONE: (770) 442-9707
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                   STEPHEN D. FOX, ESQ.                                      LESLIE E. DAVIS, ESQ.
               ARNALL GOLDEN & GREGORY, LLP                           HELLER EHRMAN WHITE & MCAULIFFE LLP
                 2800 ONE ATLANTIC CENTER                                      207 PERRY PARKWAY
                1201 WEST PEACHTREE STREET                                   GAITHERSBURG, MD 20877
                    ATLANTA, GA 30309                                         TEL: (301) 987-8630
                   TEL: (404) 873-8500

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         THE INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION


                               DATED MAY 8, 2001


PROSPECTUS

4,000,000 Shares

(FIRST HORIZON PHARMACEUTICAL CORPORATION LOGO)

Common Stock

First Horizon Pharmaceutical Corporation is selling all of the shares of common stock in this offering. Our common stock is listed on the Nasdaq National Market under the symbol "FHRX." On April 19, 2001, the closing price of our common stock on the Nasdaq National Market was $23.00 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------
                                       PRICE TO       UNDERWRITING       PROCEEDS TO FIRST HORIZON
                                       PUBLIC         DISCOUNT           PHARMACEUTICAL CORPORATION
---------------------------------------------------------------------------------------------------
Per Share                              $              $                  $
---------------------------------------------------------------------------------------------------
Total                                  $              $                  $
---------------------------------------------------------------------------------------------------

We have granted the underwriters the right to purchase up to an additional 600,000 shares of common stock to cover over-allotments.

JPMORGAN

                         BANC OF AMERICA SECURITIES LLC

                                                      THOMAS WEISEL PARTNERS LLC

               , 2001

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
Prospectus Summary..........................    3
Risk Factors................................    7
Special Note Regarding Forward-Looking
  Statements................................   15
Use of Proceeds.............................   16
Price Range of Common Stock and Dividend
  Policy....................................   16
Capitalization..............................   17
Selected Financial Data.....................   18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   19
Business....................................   24
Management..................................   36

                                              PAGE
                                              ----
Certain Relationships and Related
  Transactions..............................   45
Principal Stockholders......................   47
Description of Capital Stock................   48
Shares Eligible for Future Sale.............   51
Underwriting................................   52
Legal Matters...............................   54
Experts.....................................   54
Where You Can Find More Information.........   54
Index to Financial Statements...............  F-1

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully.

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

We are a specialty pharmaceutical company that markets and sells brand name prescription drugs. We focus on the treatment of chronic conditions, including cardiovascular diseases and respiratory, gastroenterological and gynecological disorders. Our strategy is to acquire pharmaceutical products that other companies do not actively market that we believe have high sales growth potential, are promotion-sensitive and complement our existing products. In addition, we intend to develop new patentable formulations, use new delivery methods and seek regulatory approval for new indications of existing drugs. We may also acquire companies with complementary products. For the year ended December 31, 2000, our net revenues were $36.6 million.

Large multinational companies dominate the U.S. prescription pharmaceutical market. These companies often divest products which, as a result of consolidation or lack of strategic fit, do not meet the threshold level of sales required for continued marketing and promotion, as these companies continue to focus on drugs with annual sales in excess of $1 billion. In 1999 and 2000, we acquired and licensed products from American Home Products Corporation, Aventis and Pfizer Inc.

Since 1992, we have introduced 13 products. We promote our products through our nationwide sales and marketing force of approximately 150 professionals, targeting high-prescribing primary care and specialty physicians such as cardiologists, gastroenterologists, gynecologists and pediatricians. Third parties manufacture all of our products.

Our key products include Nitrolingual Pumpspray, Robinul and Robinul Forte, Tanafed and Ponstel. We have marketed Tanafed, a liquid cold and allergy product primarily for children, since 1993. In January 1999, we acquired the gastrointestinal products Robinul and Robinul Forte, indicated for use in the treatment of peptic ulcer, from American Home Products Corporation. In July and October 1999, we acquired marketing rights from Pohl-Boskamp and Aventis, respectively, to Nitrolingual, a product used for the acute relief or prevention of chest pain resulting from heart disease. In February 2000, we launched an improved version of Nitrolingual called Nitrolingual Pumpspray. In April 2000, we acquired from Pfizer U.S. rights to market, distribute and sell Ponstel, a product used for the relief of mild to moderate pain and pain associated with menstruation.

RECENT DEVELOPMENTS

In June 2000, we acquired from Pfizer world-wide rights to a product called Cognex. Cognex is a product approved for the treatment of mild to moderate dementia associated with Alzheimer's disease. In addition, we have expanded our sales and marketing force and launched a specialty sales force of hospital representatives. We believe that this expansion complements our growth strategy by giving us the opportunity to increase sales growth of our key products and facilitates future growth from acquiring or licensing new products or companies without having to significantly increase our sales force.

We recently completed Phase I clinical trials for our product under development to treat migraine headaches, FHPC 01. This product is a proprietary formulation of an active ingredient currently approved for other conditions. On December 29, 2000, we filed an investigational new drug application for our product under development to treat symptoms associated with excessive salivation, FHPC 02. This product contains the active ingredient in Robinul.

Our net revenues for 2000 were $36.6 million, an increase of 97% over revenues of $18.6 million for 1999. Our growth in net revenues for 2000 as compared to 1999 without acquisitions was 34%. Our operating income for the year ended December 31, 2000 was $4.1 million, an increase of 149% over operating income of $1.7 million for 1999. Our net income for the year ended December 31, 2000 was $2.5 million, an increase of 225% over net income of $0.8 million for 1999. Our earnings per share for the year ended December 31, 2000, on a diluted basis, were $0.20 per share compared to $0.09 for 1999.


Our net revenues for the three months ended March 31, 2001 were $12.4 million, an increase of 75% over revenues of $7.1 million for the three months ended March 31, 2000. Our growth in net revenues for the first quarter in 2001 compared to the first quarter in 2000 without acquisitions was 55%. Our operating income for the quarter ended March 31, 2001 was $1.8 million compared to operating income of $8,000 in first quarter 2000. Our net income for the quarter ended March 31, 2001 was $1.2 million, which equated to earnings per share of $0.09, compared to a net loss of $39,000 for first quarter 2000 which equated to $0.00 earnings per share.

CORPORATE INFORMATION

We incorporated in 1992. Our principal office is located at 660 Hembree Parkway, Suite 106, Roswell, Georgia 30076 and our telephone number is (770) 442-9707. Our corporate Internet address is www.firsthorizonpharm.com. We do not intend the information contained on our website to be a part of this prospectus.

We own or have rights to tradenames and registered trademarks that we use in connection with the sale of our products. We own the U.S. registered trademarks Ponstel(R), Tanafed(R), Protuss(R), Mescolor(R), Zoto-HC(R), Zebutal(R) and Defen(R). In addition, we own the U.S. registered trademark Cognex(R) and its international counterparts. Nitrolingual(R), Robinul(R) and TIMERx(R) are registered U.S. trademarks of G. Pohl-Boskamp GmbH & Co., American Home Products Corporation and Penwest Pharmaceuticals Co., respectively. Other service marks, trademarks and tradenames referred to in this prospectus are the property of their respective owners.

                                  THE OFFERING


The following information reflects the 17,317,564 shares of common stock to be outstanding after the offering.


The outstanding share information excludes:


- 2,078,610 shares of common stock issuable as of May 7, 2001 upon the exercise of outstanding options granted under our stock plans at a weighted average exercise price of $7.85 per share;



- 1,243,590 additional shares of common stock reserved as of May 7, 2001 under our 2000 stock plan; and



- 491,706 shares of common stock reserved for issuance under our employee stock purchase plan as of May 7, 2001.


The information presented in this prospectus assumes that the underwriters do not exercise their over-allotment option.

COMMON STOCK OFFERED.....................4,000,000 shares


COMMON STOCK TO BE OUTSTANDING AFTER THE
OFFERING.................................17,317,564 shares


USE OF PROCEEDS..........................We estimate that the net proceeds from the sale of the 4,000,000 shares that
                                         we are offering will be $85,480,000. We
                                         intend to apply the proceeds from the
                                         offering for general corporate
                                         purposes, including equity investments
                                         in other companies and the development
                                         of new products and new product
                                         acquisitions, which may include the
                                         payment of licensing fees and milestone
                                         payments. We might also use a portion
                                         of the net proceeds to acquire
                                         complementary businesses. See "Use of
                                         Proceeds."

NASDAQ NATIONAL MARKET SYMBOL............"FHRX"

                             SUMMARY FINANCIAL DATA

The following summary historical and as adjusted financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The as adjusted balance sheet data summarized below reflects the sale of the 4,000,000 shares of common stock we are offering at an assumed public offering price of $23.00 per share after deducting the underwriting discounts and commissions and our estimated offering expenses.

                                         ---------------------------------------------------------------------
                                                                YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------------------------
                                         ---------------------------------------------------------------------
                                                1996          1997          1998           1999           2000
                                         -----------    ----------    ----------    -----------    -----------
                                         (UNAUDITED)
STATEMENTS OF OPERATIONS DATA
Net revenues...........................  $2,516,616     $5,557,700    $9,252,058    $18,624,514    $36,649,547
Operating (loss) income................    (395,185)      (288,018)      269,421      1,655,049      4,122,015
Net (loss) income......................  $ (344,348)    $ (180,446)   $  135,554    $   770,464    $ 2,507,170
Net (loss) income per common share:
  Basic................................  $    (0.06)    $    (0.02)   $     0.02    $      0.10    $      0.23
  Diluted..............................  $    (0.06)    $    (0.02)   $     0.02    $      0.09    $      0.20
Weighted average common shares
  outstanding:
  Basic................................   5,830,000      7,576,580     7,978,234      8,028,673     11,074,616
  Diluted..............................   5,830,000      7,576,580     8,584,329      8,975,493     12,737,564

                                                              ---------------------------
                                                                AS OF DECEMBER 31, 2000
                                                              ---------------------------
                                                                   ACTUAL     AS ADJUSTED
                                                              -----------    ------------
BALANCE SHEET DATA
Cash and cash equivalents...................................  $14,228,067    $ 99,708,067
Working capital.............................................   15,107,924     100,587,924
Total assets................................................   50,083,542     135,563,542
Long-term debt, including current portion...................      221,482         221,482
Total stockholders' equity..................................   38,572,902     124,052,902

                                  RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk and you may lose part or all of your investment. Please read "Special Note Regarding Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

WE CURRENTLY DEPEND ON FOUR KEY PRODUCTS FOR A LARGE PORTION OF OUR SALES, AND SUBSTANTIAL DECLINES IN ANY OF THEM WOULD RESULT IN OUR BEING UNPROFITABLE

Any factor that adversely affects the sale or price of our key products could significantly decrease our sales and profits. Nitrolingual Pumpspray accounted for 24%, Tanafed accounted for 22% and Robinul and Robinul Forte accounted for 20% of our total revenues for the year ended December 31, 2000.

THERE IS NO ASSURANCE OF CONTINUED COMMERCIAL ACCEPTANCE OF OUR PRODUCTS

We acquire products that other companies have successfully marketed, but we may not be able to maintain or increase sales. We also reformulate and attempt to improve products through, for example, newer delivery methods. However, patients and doctors may not accept changed products. For example, we have received reports that some patients prefer the delivery system that our Nitrolingual Pumpspray replaced. Sales of our products may decrease if doctors and patients do not maintain loyalty to our products for treatment of chronic conditions and switch to competitive products.

OUR GROWTH WILL SUFFER IF WE DO NOT ACQUIRE RIGHTS TO NEW PRODUCTS AND INTEGRATE THEM SUCCESSFULLY

We depend on acquisitions of rights to products from others as our primary source for new products. Risks in acquiring new products include the following:

- the availability of new products that we find attractive and complementary to our business; and

- the price to acquire or obtain a license for these products.

We often face significant competition from other pharmaceutical companies in acquiring rights to products, which makes it more difficult to find attractive products on acceptable terms. We have only two senior managerial personnel devoted to product introductions. We believe that the activities required for product introductions, together with other duties, may cause these persons to have insufficient time to integrate new products while simultaneously continuing to effectively market existing products. Failure to do this successfully could limit our ability to sell existing and new products.

WE MAY ENCOUNTER PROBLEMS IN THE MANUFACTURE OF OUR PRODUCTS THAT COULD LIMIT OUR ABILITY TO SELL OUR PRODUCTS

We depend entirely on third parties to manufacture our products

Third parties manufacture all of our products, and we do not currently have the ability to manufacture products or obtain the raw materials necessary to do so. Except for any rights and remedies which we may have because of contracts with our manufacturers, we have no control over the availability of our products or their quality or cost to us. We do not maintain alternative manufacturing sources for any of our products, and we may not be able to locate alternative manufacturers on commercially acceptable terms in the event of a manufacturing interruption. We do not currently have business interruption insurance. Furthermore, due to the patent held on Nitrolingual Pumpspray by our supplier, Pohl-Boskamp, no alternative source for Nitrolingual exists. Similarly, a third party holds the patent for the manufacturing process for the raw material in Tanafed, and we believe that no other source for this material is currently available.

We may encounter supply shortages or excess inventory for Robinul and Robinul Forte

Our Robinul and Robinul Forte supply agreement expires in July 2001. We have an agreement with another company to supply us with Robinul and Robinul Forte upon receipt of FDA manufacturing approval. To date, this company has not received this approval. We intend to order a sufficient quantity of Robinul and Robinul Forte from our current manufacturer prior to the expiration of our agreement to be able to sell Robinul and Robinul Forte until the other company receives FDA approval. However, there is no assurance that we will order an appropriate quantity to fulfill demand for

Robinul and Robinul Forte or that the other company will receive FDA approval to manufacture Robinul and Robinul Forte.

We may encounter interruptions in our supply of Ponstel

Our Ponstel supply agreement with Pfizer expired on March 31, 2001, and we believe that we currently have a six month supply of inventory for Ponstel on hand. Pfizer has encountered difficulties in manufacturing the raw material in Ponstel in the past, and has experienced delays in supplying us with the product. In December 2000, we signed an agreement with another company to manufacture and supply us with Ponstel upon receiving FDA manufacturing approval. We anticipate that this will occur by the fourth quarter of 2001. After using the raw material which Pfizer is required to supply under our supply agreement, our new manufacturer must locate an alternative supplier, which it has not yet succeeded in locating. There is no assurance that our new manufacturer will receive approval from the FDA to manufacture Ponstel or will be able to locate an alternative raw material supplier. Any delay in implementing replacement manufacturing or locating a raw material supplier for Ponstel would limit our ability to sell it which could reduce our profitability.

We have no written agreements for the manufacture of our Zoto-HC and Protuss-D products

Because we do not have a written agreement with the manufacturer of our Zoto-HC and Protuss-D products, we may lack rights and remedies which would ordinarily be available under a written supply agreement.

Our existing supply agreements may prohibit us from entering into potentially more favorable supply relationships with others

Our third-party manufacturing agreements for our Nitrolingual, Robinul, Robinul Forte, Tanafed, Zebutal, Protuss and Ponstel products require that we purchase all of our product requirements from the manufacturers that are a party to those agreements. This could hinder our ability to enter into manufacturing agreements with other manufacturers for these seven products that may be more beneficial or less costly to us.

PART OF OUR GROWTH STRATEGY IS TO ACQUIRE COMPANIES, WHICH SUBJECTS US TO ADDITIONAL RISKS

An element of our growth strategy is to seek to acquire companies with products that complement our current products, and we have evaluated and discussed such opportunities with interested parties in the past. In addition to the risks that we face in locating and integrating new product acquisitions, we may face the following risks:

- we may realize substantial acquisition-related expenses, including the amortization of goodwill, which would reduce our net income in future years;

- we may lose key employees and customers as a result of changes in management; and

- our investigation of potential acquisition candidates may not reveal problems and liabilities associated with the businesses, technologies or products that we acquire.

In addition, if we conduct acquisitions using convertible debt or equity securities, the increased number of shares could result in lower earnings per share.

WE FACE COMPETITION FROM GENERIC PRODUCTS THAT COULD LOWER PRICES AND UNIT SALES

Nitrolingual competes with a generic tablet product. Our Zebutal capsules, Protuss liquid, Protuss-DM tablets, Protuss-D liquid, Zoto-HC ear drops and Mescolor tablets are not protected by patents and face competition from less expensive generic products. In addition, competitors could develop generics to compete with our Robinul, Robinul Forte and Ponstel products, which are not protected by patents. Third-party payors and pharmacists can substitute generics for our products even if physicians prescribe them. Government agencies and third-party payors often put pressure on patients to purchase generic products instead of brand-name products as a way to reduce healthcare costs. An increase in the amount of generic competition against any one or more of our products could lower prices and unit sales.

STRONG COMPETITION EXISTS FOR OUR PRODUCTS, AND COMPETITORS HAVE INTRODUCED NEW PRODUCTS AND THERAPIES THAT COULD MAKE OUR PRODUCTS OBSOLETE

Our Protuss line and Tanafed, Zebutal, Defen-LA and recently acquired Ponstel products compete against products sold both over-the-counter and by prescription that are marketed by larger pharmaceutical companies with greater financial resources for marketing and manufacturing. In addition, barriers to entry for products competitive with these products are low, which makes it easier for smaller companies to enter the market. Competitors are developing new products to treat angina and short-term pain. Competitors have also recently developed new pain therapies. In addition a new surgical procedure to treat angina has been developed. The manufacturer of our Mescolor tablets recently entered into an agreement to manufacture an identical product, other than the amount of an active ingredient, for another company. These technological changes, new therapies and the manufacture of competing products may reduce demand for our products. The high level of competition in our industry could force us to reduce the price at which we sell our products or require us to spend more to market our products, particularly Mescolor tablets.

A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A LARGE PORTION OF OUR SALES AND THE LOSS OF ONE OF THEM, OR CHANGES IN THEIR PURCHASING PATTERNS, COULD RESULT IN OUR INABILITY TO SUCCESSFULLY SELL OUR PRODUCTS

We sell most of our products to a small number of wholesale drug distributors. For the year ended December 31, 2000, sales to McKesson HBOC, Inc., Cardinal Health Inc., Bergen Brunswig Corporation and Bindley Western Industries, Inc. represented approximately 29%, 14%, 12% and 10%, respectively, of our total sales. Because of the small number of wholesale drug distributors, consolidation in this industry or financial difficulties of these distributors could result in the combination or elimination of warehouses, which could increase returns of our products or, as a result of distributors reducing inventory levels, delay the purchase of our products.

IF OUR PRODUCTS UNDER DEVELOPMENT FAIL IN CLINICAL STUDIES OR IF WE FAIL OR ENCOUNTER DIFFICULTIES IN OBTAINING REGULATORY APPROVAL FOR NEW PRODUCTS OR NEW USES OF EXISTING PRODUCTS, WE WILL HAVE EXPENDED SIGNIFICANT RESOURCES FOR NO RETURN

We recently completed Phase I clinical trials of our migraine headache product under development and recently filed an investigational drug application with the FDA for our excessive salivation product under development. If we cannot obtain FDA approval for these or other products which we may seek to develop in the future, our rate of sales growth will suffer. We do not have experience in obtaining FDA approval for new products or new uses of already-approved products. As a result, we rely on third parties to formulate, develop and manufacture the materials needed for clinical trials for our products under development to treat migraine headache, excessive salivation and a once-a-day formulation for Cognex. We also rely on third parties to conduct clinical trials for us. If our products are not successful in clinical trials or if we do not obtain FDA approval, we will have expended significant resources with no return. Our ongoing clinical studies might be delayed or halted for various reasons, including:

- these products are not shown to be effective;

- we do not comply with requirements concerning the investigational new drug application requirements or protection of the rights and welfare of human subjects;

- patients experience unacceptable side effects or die during clinical trials;

- patients do not enroll in the studies at the rate we expect; and

- product supplies are delayed or are not sufficient to treat the patients in the studies.

In addition, the party from whom we license rights to develop a component of our migraine product can terminate the agreement if we fail to achieve certain scheduled performance milestones, including the completion of clinical trials by April 2002, applying for FDA approval of the product within six months after completing clinical trials and commercially launching the product within two months after obtaining FDA approval.

OUR ACQUISITION OF COGNEX CREATES ADDITIONAL RISKS

We face risks from the sale of Cognex in other countries

We have no experience selling products outside the United States, are not familiar with registering or obtaining regulatory approvals outside of the United States and have no international marketing presence or sales force. We recently entered into agreements for the distribution of Cognex in certain European countries and rely exclusively on our distributors to comply with foreign regulatory requirements. Other than contractual rights under these distribution agreements, there is no assurance that these distributors will devote significant time or resources to market Cognex and there is no assurance that they will comply with all regulatory requirements in connection with selling Cognex. International sales of Cognex pursuant to our distribution agreements subject us to other inherent risks, including registration requirements and differing regulatory and industry standards, reduced protection for intellectual property rights in some countries, fluctuations in currency exchange rates and import or export licensing requirements.

Cognex has declining sales and new competing products may further erode its sales


We believe worldwide sales of Cognex declined from $11.8 million in 1998 to $7.7 million in 1999. Sales from June 22, 2000, when we began selling Cognex, to December 31, 2000 were $2.4 million. We face competition from existing and new Alzheimer drugs. For instance, Pfizer began marketing Aricept, a product for the treatment of conditions associated with Alzheimer's disease, in 1997. Aricept has some marketing advantages over Cognex, including that it is a once a day formulation and that it does not require liver monitoring. Novartis Inc. recently received FDA approval to market another product for the treatment of conditions associated with Alzheimer's disease called Excelon. Novartis currently markets this product worldwide. Shire Pharmaceuticals Group plc and Janssen Pharmaceutical co-market a product called Reminyl for patients suffering from Alzheimer's disease. The marketing and selling of Excelon and Reminyl may further erode sales of Cognex.


The FTC may order us to return Cognex to Pfizer

The FTC may order us to return Cognex to Pfizer. Our purchase agreement for Cognex states that the FTC may order us to return Cognex to Pfizer to then be sold by Pfizer to a third party if we voluntarily cease to sell Cognex for 60 days or more. In addition, subject to an extension, the FTC may order us to return Cognex to Pfizer if we fail to pursue the sale and manufacture or third-party manufacture of Cognex within one year from receiving FTC approval, which occurred in June 2000.

WE OR THIRD PARTIES MAY VIOLATE GOVERNMENT REGULATIONS AND WE MAY INCUR SIGNIFICANT EXPENSES TO COMPLY WITH SUCH REGULATIONS

All of our third-party manufacturers and product packaging companies are subject to inspection by the FDA and, in appropriate cases, the Drug Enforcement Administration and foreign regulators. From time to time, some of our third-party manufacturers have received warning letters from the FDA concerning noncompliance with manufacturing requirements. If our third-party manufacturers do not comply with FDA regulations in the future, they may not be able to deliver products to us or we may have to recall products. Even if manufacturing deficiencies observed by the FDA do not relate to our products, our third-party manufacturers may be delayed in manufacturing and supplying our products to us in a timely manner until they address their compliance issues with the FDA. Many government agencies regulate our business, including the following:

- the FDA;

- foreign regulatory authorities;

- the Drug Enforcement Administration;

- the Consumer Product Safety Commission;

- the Occupational Safety and Health Administration;

- the Health Care Financing Administration;

- the Environmental Protection Agency; and

- state and local and foreign governments.

IF THIRD-PARTY PAYORS DO NOT ADEQUATELY REIMBURSE PATIENTS FOR OUR PRODUCTS, DOCTORS MAY NOT PRESCRIBE THEM

Because our products are sold by prescription, we depend on third-party payors, such as the government, private healthcare insurers and managed care organizations, to include these products on their lists of products for which third-party payors will reimburse patients. Third-party payors continuously challenge the pricing of medical products and services by substituting cheaper products on their approved lists. Because our Nitrolingual, Zebutal, Protuss, Zoto, Mescolor, Robinul and Ponstel products are susceptible to generic competition and because of the new entrants that compete with Nitrolingual and Ponstel, we face an increased risk of third-party payors substituting these products. If third-party payors remove any of these products from their lists or choose not to pay for our product prescriptions, patients and pharmacies may not continue to choose our products.

WE DEPEND ON HIGHLY TRAINED MANAGEMENT, AND WE MAY NOT BE ABLE TO KEEP CURRENT MANAGEMENT OR HIRE QUALIFIED MANAGEMENT PERSONNEL IN THE FUTURE

We currently have only eleven key regulatory, technical and management personnel. The loss of any of these persons therefore would hurt our ability to develop and market products. If we are able to sustain our rate of growth, we will need to attract new operational and marketing personnel, and we may have difficulty hiring personnel at an acceptable cost.

PRODUCT LIABILITY CLAIMS AND PRODUCT RECALLS COULD LIMIT OUR ABILITY TO SELL PRODUCTS

Side effects could occur from the use of our products. For example, one of Cognex's potential side effects is a short-term increase in liver enzymes which can cause liver problems. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. The defense of these claims would be expensive, and could result in withdrawal of approval to market the product or recall of the product. These problems often occur with little or no notice in connection with the sale of pharmaceutical products.

WE EXPECT TO REQUIRE ADDITIONAL FUNDING, AND IF WE CANNOT OBTAIN IT, OUR SALES, PROFITS, ACQUISITIONS AND DEVELOPMENT PROJECTS COULD SUFFER

After the offering, we may need additional funds to acquire or obtain licenses for new products, develop and test new products and potentially to acquire other companies in the event that we find an attractive opportunity which exceeds the proceeds of this offering. We may seek additional funding through public and private financing and may seek to incur debt or to issue shares of our stock either to finance the transaction or as consideration for a transaction. Adequate funds for these purposes, whether through the financial markets or from other sources, may not be available when we need them or on terms acceptable to us. Insufficient funds could cause us to delay, scale back or abandon some or all of our product acquisitions, licensing opportunities, marketing, product development programs, potential business acquisitions and manufacturing opportunities.

INCURRING DEBT COULD REDUCE OUR GROWTH

As of December 31, 2000, we had total outstanding indebtedness of $221,482, or less than 1% of our total capitalization. After this offering, we expect that we may incur additional indebtedness to implement our growth strategy.

Significant debt could:

- limit our operating flexibility as a result of requirements of lenders;

- require us to use a large portion of our cash flow from operations for debt payments that would reduce the availability of our cash flow to fund operations, product acquisitions, the expansion of our sales force and facilities and research and development efforts; and

- limit acquisitions of products or companies due to restrictive covenants under our credit facility with which we must comply as long as it is in effect.

IF WE DO NOT SECURE OR ENFORCE OUR PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS, WE COULD ENCOUNTER INCREASED COMPETITION THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS

We do not hold patent rights covering all of the products we are distributing and do not in some cases have the right to enforce patents our licensors hold. We obtained exclusive distribution rights in the United States to distribute our Nitrolingual Pumpspray and Tanafed products but have no or only limited rights to enforce the patents relating to these products. We have a license from Penwest Pharmaceuticals Co. to use the patented TIMERx technology in our migraine product under development. We acquired certain patent rights relating to the use of an active ingredient in Cognex to treat conditions associated with Alzheimer's disease. Any exclusivity afforded by any of these patents could cease because the other party could terminate the license or because we have no or only limited rights to enforce patents or to require enforcement actions by the owners of the patents. Proceedings involving our rights in patents or patent applications could result in adverse decisions. In addition, the confidentiality agreements required of our employees and third parties may not provide adequate protection for our trade secrets, know-how and other proprietary information which we rely on to develop and sell our products. If any of our employees or third parties disclose any of our trade secrets or know-how, we could encounter increased competition.

OUR PRODUCTS COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WHICH COULD REQUIRE US TO PAY LICENSE FEES OR DEFEND LITIGATION THAT COULD BE EXPENSIVE OR PREVENT US FROM SELLING PRODUCTS

The manufacture, use or sale of our products may infringe on the patent, trademark and other intellectual property rights of others. Based on the nature of competition, patent and trademark infringement problems occur frequently in connection with the sale and marketing of cough, cold, allergy, headache and other pharmaceutical products. If we do not avoid infringement of the intellectual property rights of others, we may have to seek a license to sell our products, defend an infringement action or challenge the validity of the intellectual property in court, all of which could be expensive and time consuming. In addition, if we are found liable for infringing a patent, we may have to stop selling one or more of our products and pay damages.

Even though most of our product agreements under which we license intellectual property rights from others contain provisions that allow us to recover costs and damages if we have to defend or are found liable for infringing a patent of a third party, the agreements under which we obtained rights to Nitrolingual, Ponstel and Cognex do not contain these indemnification provisions. It could be very costly if we have to defend the patents or trademarks covering our products, including Nitrolingual Pumpspray, Ponstel or Cognex, or if we were found liable for infringement.

THE REGULATORY STATUS OF SOME OF OUR PRODUCTS MAKES THESE PRODUCTS SUBJECT TO INCREASED COMPETITION AND OTHER RISKS

The regulatory status of our Protuss, Protuss-D, Protuss-DM, Zoto-HC, Tanafed, Mescolor and Defen-LA products allows third parties to more easily introduce competitive products, and may make it more difficult for us to sell these products in the future. Currently, an FDA program allows us, in our opinion, to manufacture and market these products and permits others to manufacture and market the same and similar products without submitting safety or efficacy data. These markets are already highly competitive and, except for a license to one of the raw materials in Tanafed, we do not hold rights in patents protecting us against such competitive pressures. This results in increased competition because other companies can enter the market without having to submit safety and efficacy data to sell competing products. On several occasions, the FDA has considered changing the classification of these types of drugs from prescription to over-the-counter use. If they do change the classification, we might have to reformulate them, submit safety and efficacy data on our products which could be costly, or we might have to discontinue selling these products if the FDA does not approve our marketing application. We could lose third-party reimbursement for the products and face increased competition. We are unable to predict the timing of any of these actions, but they could occur soon.

In addition, the FDA considers these types of products to be new drugs, but has indicated its intent to exercise enforcement discretion and not pursue regulatory action unless certain conditions occur. If these conditions were to materialize, or the FDA disagreed with our conclusions about the regulatory status of these products, we might be required to submit a new drug application and/or cease marketing until the FDA grants approval to do so. The FDA could also, at any time, promulgate new regulations or policies to require the submission of a new drug application for each of these products.

WE FACE RISKS UNDER ONE OF OUR DEVELOPMENT AGREEMENTS BECAUSE THE OTHER PARTY TO THE AGREEMENT IS A RELATED PARTY

John N. Kapoor, Ph.D., who is one of our directors and who is affiliated with our majority stockholder, is trustee of a trust which beneficially owns 49% of the common stock of Inpharmakon Corporation, a party to one of our product development agreements. Mahendra G. Shah, Ph.D., our Chairman and Chief Executive Officer, was a director and Chairman of Inpharmakon through the end of 2000. Thus, our development agreement with Inpharmakon was not the result of arm's length negotiations. Generally, directors and officers have a fiduciary duty to manage their company in a manner beneficial to the company and its stockholders. An action based on the corporate opportunities of Inpharmakon may be detrimental to our interests, which may create real or apparent conflicts of interest.

The other owner of Inpharmakon has in the past renegotiated some of the terms of our development agreement by seeking to terminate our development agreement with Inpharmakon. On May 3, 2000, we entered into an amendment to this agreement in which both parties released each other from any previous claims or disputes under the agreement. Conflicts between the parties may develop in the future and may not be resolved in our favor. Under some circumstances, if

Inpharmakon terminates this agreement, it will have rights to develop and market our migraine product under development using the data and information that we have developed and for which we have expended significant resources.

POHL-BOSKAMP CAN TERMINATE OUR RIGHTS TO NITROLINGUAL

Nitrolingual Pumpspray is one of our key products. Pohl-Boskamp can terminate our distribution agreement for Nitrolingual Pumpspray if we do not sell specified quantities of the product each year, if a company with a product competitive with Nitrolingual Pumpspray acquires direct or indirect influence or control over us, or if a significant change in our stockholders occurs so that Kapoor-Pharma Investments and our employees, management and directors, and any of their respective affiliates, do not in the aggregate directly or indirectly beneficially own at least 20% of our shares. These provisions could reduce the price some investors might be willing to pay for our shares of common stock, and could delay or prevent a third party from acquiring us.

RISKS RELATED TO OUR OFFERING

AFTER THE OFFERING, EXISTING OFFICERS, DIRECTORS AND OUR PRINCIPAL STOCKHOLDER WILL CONTINUE TO OWN A SUBSTANTIAL BLOCK OF STOCK THAT MAY ALLOW THEM TO ELECT DIRECTORS AND DIRECT THE OUTCOME OF MATTERS REQUIRING STOCKHOLDER APPROVAL

After the offering, our officers, directors and principal stockholder will beneficially own approximately 44% of our outstanding common stock. Kapoor-Pharma Investments, L.P. will own approximately 37% of our outstanding common stock after the offering. Kapoor-Pharma Investments may be able to elect all of our directors. Accordingly, Kapoor-Pharma Investments holds significant control or influence over our policies and acts. John N. Kapoor, Ph.D., one of our directors, is President and sole stockholder of EJ Financial Enterprises, Inc. EJ Financial Enterprises is the managing general partner of Kapoor-Pharma Investments, L.P. In addition, a trust of which Dr. Kapoor is trustee is a partner of Kapoor-Pharma Investments.

OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE

The market prices for securities of drug companies are highly volatile. Various factors, including factors that are not related to our operating performance, may cause significant volume and price fluctuations in the market. The following factors may cause fluctuations in our stock price:

- fluctuations in operating results;

- rates of product acceptance;

- timing or delay of regulatory approvals, including our migraine product under development or our line extension of Robinul to treat symptoms associated with excessive salivation;

- our third-party manufacturers experience interruptions in the supply of raw materials or encounter regulatory problems;

- failure to meet financial estimates or expectations of securities analysts;

- developments in or disputes regarding patent or other proprietary rights; and

- future sales of substantial amounts of common stock by our existing stockholders.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET AFTER THE OFFERING COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE


Our stockholders could sell substantial amounts of our common stock in the public market following the offering. As a result, the aggregate number of shares of our common stock available to the public would increase and, consequently, the price of our common stock could fall. We cannot predict the timing or amount of future sales of shares of our stock or the effect, if any, that market sales of shares, or the availability of shares for sale, will have on the prevailing market price of our common stock. Upon completion of the offering, we will have 17,317,564 outstanding shares of common stock, assuming no exercise of outstanding options or exercise of the underwriters' over-allotment option. The 4,000,000 shares sold in this offering and 6,067,628 of our currently outstanding shares will be freely tradeable. This leaves 7,249,936 currently outstanding shares that will be eligible for sale in the public market after expiration of lock-up agreements ending 90 days after the effective date of this offering, subject in some cases to volume and other restrictions for officers, directors and affiliates.

In addition, 2,078,610 shares are issuable upon the exercise of currently outstanding options. Of these shares, 698,750 will be eligible for sale after expiration of lock-up agreements ending 90 days after the effective date of this offering, subject in some cases to restrictions imposed on officers and directors. We have filed a registration statement covering shares of common stock issuable upon exercise of options and other grants under our stock plans. Shares that are issued under the stock plans will be available for sale in the open market, subject in some cases to volume and other restrictions for officers and directors.


If a large number of shares of our common stock are sold after this offering, or if there is the perception that such sales could occur, the market price of our common stock may decline.

ANTI-TAKEOVER PROVISIONS COULD DISCOURAGE A THIRD PARTY FROM MAKING A TAKEOVER OFFER THAT COULD BE BENEFICIAL TO STOCKHOLDERS

Some of the provisions in our restated certificate of incorporation and bylaws, and the anti-takeover provisions under Delaware law could delay or prevent a third party from acquiring us or replacing members of our board of directors, even if the acquisition or the replacements would be beneficial to our stockholders. These provisions could also reduce the price that certain investors might be willing to pay for shares of our common stock and result in the market price being lower than it would be without these provisions. Our charter documents contain anti-takeover devices including:

- only one of the three classes of directors is elected each year;

- stockholders cannot amend our bylaws unless at least two-thirds of the shares entitled to vote approve the amendment;

- our board of directors can issue shares of preferred stock without stockholder approval under any terms, conditions, rights and preferences that the board determines; and

- stockholders must give advance notice to nominate directors or to submit proposals for consideration at stockholder meetings.

THE NET PROCEEDS FROM THE OFFERING MAY BE ALLOCATED IN WAYS WITH WHICH YOU AND OTHER STOCKHOLDERS MAY NOT AGREE

Management will have significant flexibility in applying the net proceeds of this offering. Therefore, management could use these proceeds for purposes other than those contemplated at the time of the offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are identified by their use of terms and phrases, such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this prospectus.

Such statements include, but are not limited to, the following: (i) the timing and cost of product acquisitions and licensing agreements; (ii) regulatory approval and cost of development of our migraine product under development and the Robinul product extension; (iii) the size and scope of our development efforts for additional products; (iv) cost, timing and outcomes of regulatory reviews; (v) expansion of our sales and marketing force; (vi) determination as to the commercial potential of our products under development; (vii) status of competitive products; (viii) defending and enforcing intellectual property rights; (ix) establishment, continuation or termination of third-party manufacturing agreements; (x) commencement by West-ward of manufacturing Ponstel by the fourth quarter of 2001; (xi) the adequacy of the current supply of Ponstel for sales in 2001; and (xii) working capital requirements.

Such forward-looking statements involve uncertainties and other factors, including those described in the "Risk Factors" section under the headings "We currently depend on four key products for a large portion of our sales, and substantial declines in any of them would result in our being unprofitable," "There is no assurance of continued commercial acceptance of our products," "Our growth will suffer if we do not acquire rights to new products and integrate them successfully," "We depend entirely on third parties to manufacture our products," "We may encounter supply shortages or excess inventory for Robinul and Robinul Forte," "We may encounter interruptions in our supply of Ponstel," "We have no written agreements for the manufacture of our Zoto-HC and Protuss-D products," "Our existing supply agreements may prohibit us from entering into potentially more favorable supply relationships with others," "We face competition from generic products that could lower prices and unit sales," "Strong competition exists for our products, and competitors have introduced new products and therapies that could make our products obsolete," "A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in our inability to successfully sell our products," "If our products under development fail in clinical studies or if we fail or encounter difficulties in obtaining regulatory approval for new products or new uses of existing products, we will have expended significant resources for no return," "We or third parties may violate government regulations and we may incur significant expenses to comply with such regulations," "If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them," "Product liability claims and product recalls could limit our ability to sell products," "We expect to require additional funding and if we cannot obtain it, our sales, profits, acquisitions and development projects could suffer," "Incurring debt could reduce our growth," "If we do not secure or enforce our patents or other intellectual property rights, we could encounter increased competition that could adversely affect our operating results," "Our products could infringe the intellectual property rights of third parties, which could require us to pay license fees or defend litigation that could be expensive or prevent us from selling products," "The regulatory status of some of our products makes these products subject to increased competition and other risks," and "Pohl-Boskamp can terminate our rights to Nitrolingual." We do not undertake to update our forward-looking statements to reflect future events or circumstances.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our common stock.

                                USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 4,000,000 shares of common stock that we are offering will be $85,480,000 after deducting estimated offering expenses and assuming an offering price of $23.00 per share. If the underwriters' over-allotment option is exercised in full, assuming an offering price of $23.00 per share, we estimate that the net proceeds will be $98,452,000.

We anticipate using the net proceeds from this offering for general corporate purposes, including equity investments in other companies and for the development of new products and new product acquisitions which may include the payment of licensing fees and milestone payments. We might also use a portion of the net proceeds to acquire complementary businesses. We are not currently a party to any agreements to acquire or invest in any new businesses, products or technologies. However, we regularly review opportunities for new acquisitions and investments.

We will retain broad discretion over the use of the net proceeds of this offering. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our development efforts, technological advances and the competitive environment for our products.

Pending use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock began trading on the Nasdaq National Market on May 31, 2000. Our trading symbol is "FHRX." The following table lists, for the periods indicated, the high and low sale prices per share for our common stock as reported on the Nasdaq National Market.

                                                              -----------------
YEAR ENDED DECEMBER 31, 2000                                   HIGH       LOW
----------------------------                                  -------   -------
Fourth Quarter..............................................  $ 33.50   $12.875
Third Quarter...............................................  $ 19.00   $ 9.125
Second Quarter (May 31, 2000 through June 30, 2000).........  $12.375   $ 7.875


On April 19, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $23.00 per share. As of May 7, 2001, there were approximately 110 holders of record of our common stock.


We have never paid cash dividends on our common stock. The payment of cash dividends is subject to the discretion of our board of directors and will depend on many factors, including our earnings, our capital needs and general financial condition. We anticipate that for the foreseeable future, we will retain earnings, if any, in order to finance the expansion and development of our business. Our credit facility prohibits the payment of any dividends or other distributions on any shares of our stock.

                                 CAPITALIZATION

The following table sets forth capitalization as of December 31, 2000:

- on an actual basis; and

- on an as adjusted basis to reflect the sale of 4,000,000 shares of common stock in this offering at an assumed offering price of $23.00 per share, less estimated underwriting discounts and estimated offering expenses.

The number of shares of common stock to be outstanding after this offering does not include:


- 2,078,610 shares of common stock issuable as of May 7, 2001 upon the exercise of outstanding options granted under our stock plans at a weighted average exercise price of $7.85 per share;



- 1,243,590 additional shares of common stock reserved as of May 7, 2001 under our 2000 stock plan; and



- 491,706 shares of common stock reserved for issuance under our employee stock purchase plan as of May 7, 2001.


This table should be read in conjunction with our financial statements and the notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                              --------------------------
                                                               AS OF DECEMBER 31, 2000
                                                              --------------------------
                                                                   ACTUAL    AS ADJUSTED
                                                              -----------   ------------
Long-term debt, including current portion...................  $   221,482   $    221,482
Stockholders' equity:
  Preferred stock, $0.001 par value; 1,000,000 shares
     authorized, no shares outstanding, actual and as
     adjusted...............................................           --             --
  Common stock, $0.001 par value; 40,000,000 shares
     authorized, 12,972,900 shares issued and outstanding at
     December 31, 2000 and 16,972,900 as adjusted shares
     issued and outstanding.................................       12,973         16,973
Additional paid-in capital..................................   37,792,147    123,268,147
Deferred compensation.......................................     (842,566)      (842,566)
Accumulated earnings........................................    1,610,348      1,610,348
                                                              -----------   ------------
     Total stockholders' equity.............................   38,572,902    124,052,902
                                                              -----------   ------------
     Total capitalization...................................  $38,794,384   $124,274,384
                                                              ===========   ============

                            SELECTED FINANCIAL DATA

The following selected financial data is qualified by reference to and should be read in conjunction with our financial statements and the related notes and other financial information included elsewhere in this prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data as of December 31, 1997, 1998, 1999 and 2000, were derived from our financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data as of December 31, 1996 were derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of our financial condition and results of operations. These results may not be indicative of future results.

                                                      -----------------------------------------------------------------
                                                                           YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------------------
                                                             1996         1997         1998          1999          2000
                                                      -----------   ----------   ----------   -----------   -----------
                                                      (UNAUDITED)
STATEMENTS OF OPERATIONS DATA
Net revenues........................................  $2,516,616    $5,557,700   $9,252,058   $18,624,514   $36,649,547
Operating costs and expenses:
  Cost of revenues..................................     489,905     1,136,691    1,903,054     3,140,416     5,435,908
  Selling, general and administrative expenses,
    excluding the non-cash expense presented
    below...........................................   2,393,018     4,545,254    6,789,358    12,400,439    23,446,979
  Non-cash selling, general and administrative
    expense.........................................          --       133,500           --       143,986       769,363
  Depreciation and amortization.....................      28,878        30,273       35,225       424,274     1,091,138
  Research and development expense..................          --            --      255,000       860,350     1,784,144
                                                      ----------    ----------   ----------   -----------   -----------
         Total operating costs and expenses.........   2,911,801     5,845,718    8,982,637    16,969,465    32,527,532
                                                      ----------    ----------   ----------   -----------   -----------
Operating (loss) income.............................    (395,185)     (288,018)     269,421     1,655,049     4,122,015
                                                      ----------    ----------   ----------   -----------   -----------
Other (expense) income:
  Interest expense..................................     (67,461)       (5,496)     (14,017)     (356,598)     (324,226)
  Interest income...................................       3,314         2,909        4,383        11,950       348,183
  Other.............................................          --         3,629       (2,749)        8,059        20,944
                                                      ----------    ----------   ----------   -----------   -----------
Total other (expense) income........................     (64,147)        1,042      (12,383)     (336,589)       44,901
                                                      ----------    ----------   ----------   -----------   -----------
(Loss) income before benefit (provision) for income
  taxes.............................................    (459,332)     (286,976)     257,038     1,318,460     4,166,916
Benefit (provision) for income taxes................     114,984       106,530     (121,484)     (547,996)   (1,659,746)
                                                      ----------    ----------   ----------   -----------   -----------
Net (loss) income...................................  $ (344,348)   $ (180,446)  $  135,554   $   770,464   $ 2,507,170
                                                      ==========    ==========   ==========   ===========   ===========
Net (loss) income per common share:
  Basic.............................................  $    (0.06)   $    (0.02)  $     0.02   $      0.10   $      0.23
                                                      ==========    ==========   ==========   ===========   ===========
  Diluted...........................................  $    (0.06)   $    (0.02)  $     0.02   $      0.09   $      0.20
                                                      ==========    ==========   ==========   ===========   ===========
Weighted average common shares outstanding:
  Basic.............................................   5,830,000     7,576,580    7,978,234     8,028,673    11,074,616
                                                      ==========    ==========   ==========   ===========   ===========
  Diluted...........................................   5,830,000     7,576,580    8,584,329     8,975,493    12,737,564
                                                      ==========    ==========   ==========   ===========   ===========

                                                      -----------------------------------------------------------------
                                                                             AS OF DECEMBER 31,
                                                      -----------------------------------------------------------------
                                                             1996         1997         1998          1999          2000
                                                      -----------   ----------   ----------   -----------   -----------
                                                      (UNAUDITED)
BALANCE SHEET DATA
Cash and cash equivalents...........................  $   30,986    $  244,766   $  425,023   $   219,688   $14,228,067
Working capital.....................................    (645,249)      687,426      640,090      (733,884)   15,107,924
Total assets........................................     834,238     1,758,872    2,933,101    11,077,744    50,083,542
Borrowings under revolving loan agreement...........          --            --      602,928       800,000            --
Long-term debt, including current portion...........          --            --           --     2,898,886       221,482
Total stockholders' (deficit) equity................    (477,011)      814,326      956,130     3,615,564    38,572,902

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

We are a specialty pharmaceutical company that markets and sells brand name prescription drugs. We focus on the treatment of chronic conditions, including cardiovascular diseases and respiratory, gastroenterological and gynecological disorders. Our strategy is to acquire pharmaceutical products that other companies do not actively market that we believe have high sales growth potential, are promotion-sensitive and complement our existing products. In addition, we intend to develop new patentable formulations, use new delivery methods and seek regulatory approval for new indications of existing drugs. We may also acquire companies with complementary products. For the year ended December 31, 2000, our net revenues were $36.6 million.

Since 1992, we have introduced 13 products. We promote our products through our nationwide sales and marketing force of approximately 150 professionals, targeting high-prescribing primary care and specialty physicians such as cardiologists, gastroenterologists, gynecologists and pediatricians. Third parties manufacture all of our products.

Our key products include Nitrolingual Pumpspray, Robinul and Robinul Forte, Tanafed and Ponstel. We have marketed Tanafed, a liquid cold and allergy product primarily for children, since 1993. In January 1999, we acquired the gastrointestinal products Robinul and Robinul Forte, indicated for use in the treatment of peptic ulcer, from American Home Products Corporation. In July and October 1999, we acquired marketing rights from Pohl-Boskamp and Aventis, respectively, to Nitrolingual, a product used for the acute relief or prevention of chest pain resulting from heart disease. In February 2000, we launched an improved version of Nitrolingual called Nitrolingual Pumpspray. In April 2000, we acquired from Pfizer U.S. rights to market, distribute and sell Ponstel, a product used for the relief of mild to moderate pain and pain associated with menstruation.

RESULTS OF OPERATIONS

Years Ended December 31, 2000 and December 31, 1999

Net Revenues. Net revenues increased $18,025,000, or 97%, over the year ended December 31, 1999, to $36,650,000 for the year ended December 31, 2000. Sales of continuing products increased $6,250,000 or 34% to $24,420,000, for the year ended December 31, 2000. Sales of a discontinued product were $324,000 for the year ended December 31, 1999. The increase in sales of continuing products was primarily due to higher unit sales of Robinul, Robinul Forte and Tanafed. Sales of our newly acquired or licensed products, Nitrolingual Pumpspray, Ponstel and Cognex, were $12,230,000 for the year ended December 31, 2000. We began to sell Nitrolingual Pumpspray on February 1, 2000 (under a license agreement entered into in 1999), Ponstel on April 14, 2000 and Cognex on June 22, 2000.

Cost of Revenues. Cost of revenues increased $2,296,000 or 73%, to $5,436,000 for the year ended December 31, 2000 compared to $3,140,000 for the year ended December 31, 1999.

Gross Margin. Gross margin for the year ended December 31, 2000 was 85% compared to 83% for the year ended December 31, 1999. This increase resulted primarily from increased sales of Robinul and Robinul Forte, which have higher margins than our other products, as well as sales of the newly acquired Cognex and Ponstel products, which also have higher margins.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $11,047,000, or 89%, to $23,447,000 for the year ended December 31, 2000. Selling expenses increased due to expansion of our sales force, higher commission expense due to increased sales, increased marketing and promotional expenses due to promotional campaigns for new products, increased sampling of our products, increased training expenses for new and existing sales representatives and other market research activities. Royalty expense increased due to increased sales of Robinul, Robinul Forte and Zebutal and royalties on sales of Nitrolingual Pumpspray and Tanafed. There was no comparable royalty expense on Tanafed sales in 1999.

General and administrative expenses increased due to additions to our management team and support personnel in our corporate office, higher insurance costs due to increased insurance coverage and higher professional fees related to our SEC reporting requirements. In addition, in March 2000, we engaged a consulting firm to make recommendations on the alignment and optimization of our sales force and future expansion possibilities. As a result, we have realigned our sales force in order to increase its sales territory coverage area and to optimize the efficiency of our sales representatives.

Non-Cash Selling, General and Administrative Expense. Non-cash selling, general and administrative expense was $769,000 for the year ended December 31, 2000 compared to $144,000 for the year ended December 31, 1999. This increase resulted from the full year amortization of expense related to our issuing stock options at exercise prices that were lower than the market value of our stock at the time the options were issued, as determined by an independent valuation, as well as amounts recorded in 2000 related to an agreement entered into with a retiring executive.

Depreciation and Amortization Expense. Depreciation and amortization expense increased $667,000 or 157% to $1,091,000 for the year ended December 31, 2000. This increase resulted from higher amortization expense related to the acquisition of Robinul and Robinul Forte in January 1999, Ponstel on April 14, 2000 and Cognex on June 22, 2000, and increased depreciation expense for furniture, computer equipment and leasehold improvements at our corporate headquarters. Amortization expense could further increase if we conclude any more product acquisitions.

Research and Development Expense. Research and development expense increased $924,000, or 107% to $1,784,000 for the year ended December 31, 2000. This increase resulted from continued development of FHPC 01, our migraine product under development, and the Robinul line extension. In addition, on May 3, 2000, we amended the payment terms under our Collaboration Agreement with Inpharmakon Corporation relating to the development of FHPC 01. Under the amended terms, we paid a $200,000 fee to Inpharmakon upon completion of our initial public offering. We anticipate incurring $3,000,000 of research and development expense through 2002 for FHPC 01 relating to conducting clinical trials, filing a new drug application and making milestone payments under our development agreements.

Interest Expense. Interest expense decreased $33,000, or 9%, to $324,000 for the year ended December 31, 2000. We currently do not have any long-term debt outstanding and therefore expect interest expense to continue to decrease. However, we could incur significant interest expense in the future if we continue to acquire products and finance the purchase of these products with debt.

Interest Income. Interest income was $348,000 for the year ended December 31, 2000 compared to $12,000 for the year ended December 31, 1999. The increase was the result of interest earned on the remaining proceeds from our initial public offering.

Provision for Income Taxes. Income taxes were provided for in the amount of $1,660,000 at a rate of 39.8% in 2000 compared to $548,000 at a rate of 41.6% in 1999. The decreased rate is primarily due to state income tax structuring initiatives.

Years Ended December 31, 1999 and December 31, 1998

Net Revenues. Net revenues for the year ended December 31, 1999 were $18,625,000, compared to $9,252,000 for the year ended December 31, 1998, a 101% increase. Of this increase, $6,206,000 resulted from product acquisitions and licensing agreements made in 1999, or from products that earned revenues for the first time in 1999. Sales of existing products were $12,419,000, a $3,167,000 or 34% increase over 1998. This increase primarily resulted from the expansion of our sales force, increased marketing efforts and the continued increase in demand for our products as a result of current and prior efforts of our sales force. Rebates and other sales allowances were $2,156,000 in 1999 primarily related to Medicaid rebates on Robinul and Robinul Forte.

Net revenues for 1999 do not include sales of Nitrolingual Pumpspray, Ponstel or Cognex. We began selling Nitrolingual Pumpspray in February 2000 and acquired Ponstel and Cognex in April and June 2000, respectively.

Cost of Revenues. Cost of revenues for the year ended December 31, 1999 were $3,140,000, compared to $1,903,000 for the year ended December 31, 1998, a 65% increase. Cost of revenues for 1999 do not include the costs of revenues for Nitrolingual, Ponstel or Cognex.

Gross Margin. Gross margin for the year ended December 31, 1999 was 83%, compared to 79% in 1998. The increase in gross margin primarily resulted from the higher gross margin earned on Robinul and Robinul Forte which we began selling in February 1999. Gross margin for 1999 and 1998 does not include the effect of net revenues and cost of revenues for Nitrolingual Pumpspray, Ponstel or Cognex.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1999 were $12,400,000, compared to $6,789,000 for the year ended December 31, 1998, an 83% increase. Selling-related expenses increased over the previous year due to increased expenses related to sales force expansion, higher commission and royalty payments and larger sample, marketing and promotional costs. General and administrative expenses increased over the previous year due to increased compensation and related expenses, and increased costs as a result of relocation of our corporate offices from a 7,603-square-foot facility to a 24,300-square-foot facility in September 1998.

Non-Cash Selling, General and Administrative Expense. Non-cash compensation expenses were $144,000 for the year ended December 31, 1999, compared to no expense for the year ended December 31, 1998. This expense resulted from our issuing stock options in 1999 at exercise prices that were less than the market value of our stock at the time of issuance, as determined by an independent valuation.

Depreciation and Amortization Expenses. Depreciation and amortization expenses were $424,000 for the year ended December 31, 1999, compared to $35,000 for the year ended December 31, 1998. This increase primarily resulted from amortization expense related to the purchase in 1999 of Robinul and Robinul Forte.

Research and Development Expenses. Research and development expenses were $860,000 for the year ended December 31, 1999, compared to $255,000 for the year ended December 31, 1998. This increase resulted from our continuing development of a new product for the treatment of migraine headache and our continuing development of a line extension of Robinul for the treatment of symptoms associated with excessive salivation.

Interest Expense. Interest expense for the year ended December 31, 1999 was $357,000, compared to $14,000 for the year ended December 31, 1998. The $343,000 increase resulted primarily from borrowings for the acquisition of Robinul and Robinul Forte.

Interest Income. Interest income for the year ended December 31, 1999 was $12,000, compared to $4,000 for the year ended December 31, 1998. This $8,000 increase resulted from increased average cash balances resulting from improved financial performance.

Income Tax Expense. Income tax expense for the year ended December 31, 1999 was $548,000, compared to $121,000 for the year ended December 31, 1998. The $427,000 increase resulted from increased pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity requirements arise from debt service, working capital requirements and funding of acquisitions. We have met these cash requirements through cash from operations, proceeds from our line of credit, borrowings for product acquisitions and the issuance of common stock.

Our cash and cash equivalents were $425,000, $220,000 and $14,228,000 at December 31, 1998, 1999 and 2000, respectively. Net cash used in operating activities in 1998 was $181,000. This use of net cash was primarily the result of increases in accounts receivable and inventories partially offset by increases in accounts payable and accrued expenses plus net income. Net cash provided by operating activities for the years ended December 31, 1999 and 2000 was $1,018,000 and $3,275,000, respectively. The sources of cash primarily resulted from net income plus non-cash expenses and increased accounts payable and accrued expenses, partially offset by increases in accounts receivable and inventories. Our purchases of inventory impacts our liquidity. Management estimates that supply agreements with our manufacturers require that we purchase a minimum of approximately $6,000,000 of inventory during 2001. We expect to use significant cash for operating activities in the future in connection with the development of FHPC 01. We expect to incur approximately $3,000,000 of research and development expense through 2002.

Net cash used in investing activities for the years ended December 31, 1998, 1999 and 2000 was $208,000, $4,186,000 and $17,056,000, respectively. The investment in 1998 was primarily for the purchase of property and equipment. In 1999 we purchased the rights to market Robinul and Robinul Forte for $4,000,000 in cash with an additional $1,800,000 financed by the seller which we paid off in January 2001. In addition, we spent $186,000 in 1999 for the purchase of property and equipment. In April 2000, we purchased the rights to market Ponstel for $9,500,000 in cash and issued a $3,500,000 seller note, which we paid off in June 2000. In June 2000, we purchased the rights to market Cognex for $3,500,000 in cash. In addition, we spent $547,000 in 2000 for the purchase of property and equipment.

Net cash provided by financing activities for the years ended December 31, 1998, 1999 and 2000, was $569,000, $2,962,000 and $27,789,000, respectively. In 1998 we borrowed $563,000 under our revolving line of credit. During 1999, we borrowed $4,000,000 and incurred indebtedness of $1,800,000 for the purchase of intangible assets. In 1999, we also made payments of $1,235,000 on long-term debt and had a net increase of $197,000 on our revolving line of credit. The primary source of cash in 2000 was from our initial public offering and the exercise of stock options that provided net proceeds of $31,266,000 offset by payment on the revolving loan agreement of $800,000 and payment of long-term debt of $2,677,000.

In May 1998, we entered into a credit facility with LaSalle Bank National Association, which was subsequently amended to include a revolving credit facility, a term loan and a bridge loan. The revolving loan is subject to borrowing base limitations. The revolving credit facility provides for borrowings up to $2,500,000 and bears interest at the bank's prime rate and matures in May 2001. At December 31, 2000, we had no outstanding balance under the revolving credit facility.

In January 1999, we borrowed $2,400,000 under a term loan with LaSalle Bank. The term loan bore an interest rate at our choice of either the bank's prime rate or LIBOR plus 2%. The term loan was payable in monthly installments of $40,000 plus accrued interest and was due to mature on May 2, 2001. On June 5, 2000, the outstanding balance of $1,640,000 payable under the term loan was paid with proceeds from our initial public offering.

On April 14, 2000, the credit facility was further amended to include bridge financing of up to $13,000,000 to finance product acquisitions. On April 14, 2000, we borrowed $9,500,000 under this bridge loan for the purchase of Ponstel. Borrowings under the bridge loan bore interest at our choice of the bank's prime rate or LIBOR plus 1.5%. On June 5, 2000 the outstanding balance of $9,500,000 payable under the bridge loan was paid with proceeds from our initial public offering.

Our credit facility with LaSalle Bank is secured by our accounts receivable, inventories, equipment and intangible assets including our intellectual properties. Under the terms of the credit facility, we must maintain a minimum net worth plus subordinated debt of $3,300,000 plus 75% of net income, a ratio of liabilities to net worth plus subordinated debt of 2.25 to 1.00, a minimum specified EBITDA, and a fixed charge coverage ratio ranging from .75 to 1.00 to
1.25 to 1.00. The credit facility also limits our ability to incur additional indebtedness, and prohibits substantial asset sales and cash dividends. As of December 31, 2000, we were in compliance with these covenants.

On April 14, 2000, we issued a promissory note to Pfizer evidencing $3,500,000 of the purchase price of Ponstel. This promissory note was interest free. We paid this promissory note in full with proceeds from the initial public offering.

Management believes that our cash and cash equivalents and cash generated from operations will be adequate to fund our current working capital requirements for at least the next 12 months. However, in the event that we make significant acquisitions in the future, we may be required to raise additional funds through additional borrowings or the issuance of debt or equity securities.

IMPACT OF INFLATION

We have experienced only moderate price increases under our agreements with third-party manufacturers as a result of raw material and labor price increases. We have passed these price increases along to our customers.

SEASONALITY

Although our business is generally non-seasonal, sales of certain products, such as cough and cold products, increase slightly between October and March due to the cold and flu season. We expect the impact of seasonality to decrease as we acquire or obtain licenses for products that treat chronic conditions. However, we anticipate that the seasonality may continue to affect sales for the foreseeable future.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We have adopted SFAS No. 133 effective January 1, 2001. SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Adoption of SFAS No. 133 will not have a material impact on our financial condition or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 is applicable to public companies and provides guidance on applying accounting principles generally accepted in the United States to revenue recognition issues in financial statements. We believe our revenue recognition criteria are consistent with the guidance provided by SAB 101.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

Our operating results and cash flows are subject to fluctuations from changes in foreign currency exchange rates and interest rates. Our purchases of Nitrolingual Pumpspray under our agreement with Pohl-Boskamp are made in German Deutsche marks. We expect to make purchases several times per year under this agreement. In addition, sales of Cognex are recognized in the foreign currencies of the respective European countries in which it is sold. While the effect of foreign currency translations has not been material to our results of operations to date, currency translations on export sales or import purchases could be adversely affected in the future by the relationship of the U.S. dollar with foreign currencies.

To the extent that we borrow under our credit facility with LaSalle Bank we will experience market risk with respect to changes in the general level of the interest rates and its effect upon our interest expense. Borrowings under our credit facility with LaSalle Bank bear interest at variable rates. Because such rates are variable, an increase in interest rates will result in additional interest expense and a reduction in interest rates will result in reduced interest expense. Interest expense is not expected to be material in the near-term to our results of operations.

                                    BUSINESS

OVERVIEW

We are a specialty pharmaceutical company that markets and sells brand name prescription drugs. We focus on the treatment of chronic conditions, including cardiovascular diseases and respiratory, gastroenterological and gynecological disorders. Our strategy is to acquire pharmaceutical products that other companies do not actively market that we believe have high sales growth potential, are promotion-sensitive and complement our existing products. In addition, we intend to develop new patentable formulations, use new delivery methods and seek regulatory approval for new indications of existing drugs. We may also acquire companies with complementary products. For the year ended December 31, 2000, our net revenues were $36.6 million.

Large multinational companies dominate the U.S. prescription pharmaceutical market. These companies often divest products which, as a result of consolidation or lack of strategic fit, do not meet the threshold level of sales required for continued marketing and promotion, as these companies continue to focus on drugs with annual sales in excess of $1 billion. In 1999 and 2000, we acquired and licensed products from American Home Products Corporation, Aventis and Pfizer Inc.

Since 1992, we have introduced 13 products. We promote our products through our nationwide sales and marketing force of approximately 150 professionals, targeting high-prescribing primary care and specialty physicians such as cardiologists, gastroenterologists, gynecologists and pediatricians. Third parties manufacture all of our products.

Our key products include Nitrolingual Pumpspray, Robinul and Robinul Forte, Tanafed and Ponstel. We have marketed Tanafed, a liquid cold and allergy product primarily for children, since 1993. In January 1999, we acquired the gastrointestinal products Robinul and Robinul Forte, indicated for use in the treatment of peptic ulcer, from American Home Products Corporation. In July and October 1999, we acquired marketing rights from Pohl-Boskamp and Aventis, respectively, to Nitrolingual, a product used for the acute relief or prevention of chest pain resulting from heart disease. In February 2000, we launched an improved version of Nitrolingual called Nitrolingual Pumpspray. In April 2000, we acquired from Pfizer U.S. rights to market, distribute and sell Ponstel, a product used for the relief of mild to moderate pain and pain associated with menstruation.

FIRST HORIZON STRATEGY

We believe that our ability to market, acquire and develop brand name products and our ability to increase our sales and improve our marketing infrastructure uniquely positions us to continue to grow. We focus on products that treat chronic conditions primarily because patients and physicians remain loyal to such products. This results in repeat use over an extended period of time, generates recurring consistent revenue streams and lowers marketing costs necessary to maintain existing sales.

The key elements of our strategy include:


- Increase sales of products through targeted promotion. We seek to increase sales by promoting our products to high-prescribing primary care and specialty physicians through our nationwide sales and marketing force that includes approximately 150 professionals. For example, according to IMS Health's National Prescription Audit Plus data, prescriptions of our Robinul and Tanafed products have grown 51% and 44%, respectively, from 1999 to 2000. In addition, according to IMS Health's National Prescription Audit Plus data, total prescriptions of our Robinul and Tanafed products have grown 60% and 82%, respectively, from first quarter 2000 compared to first quarter 2001. According to data from NDC Health Information Services (ARIZONA), Inc., combined prescriptions of Nitrolingual Spray and Nitrolingual Pumpspray written during first quarter 2001 increased 19% for new prescriptions and 10% for total prescriptions as compared to first quarter 2000. Also, according to NDC Health Information Services (ARIZONA), Inc. data, total prescriptions written for Ponstel have increased 24% from first quarter 2000 to first quarter 2001. We also use targeted direct mail and telemarketing to promote our products.


- Identify and license or acquire brand name prescription products. We seek to acquire the rights to brand name pharmaceutical products that we believe will benefit from increased marketing efforts to high-prescribing primary care and specialty physicians, leverage our existing sales infrastructure, complement our existing products and have the potential for market exclusivity. Since 1999, we have acquired or licensed five products.

- Develop proprietary products and line extensions. We seek to reduce the costs and risks of development by focusing on drugs that the FDA has already approved in the United States. We plan to develop products, including line extensions of our current drugs, using patent-protected delivery systems or formulations that offer market differentiation and the potential for market exclusivity.

- Acquire companies that sell products that complement our current products and sales strategy. We regularly review opportunities to acquire companies that sell products that complement the current products that we sell and the physicians to whom we promote our products.

PRODUCTS

We currently market and sell the following products:
--------------------------------------------------------------------------------

                                                  YEAR OF
PRODUCT                                         INTRODUCTION                 PRODUCT INDICATION
----------------------------------------------  ------------   ----------------------------------------------
Cognex........................................    2000         Treatment of mild to moderate dementia
                                                               associated with Alzheimer's disease
Ponstel.......................................    2000         Relief of mild to moderate pain for patients
                                                               14 years of age and older for therapies
                                                               lasting less than a week and for painful
                                                               menstruation
Nitrolingual Pumpspray........................    2000         Acute relief or prevention of an attack of
                                                               angina pectoris due to heart disease
Robinul and Robinul Forte.....................    1999         Adjunctive therapy for the treatment of peptic
                                                               ulcer
Zebutal Capsules..............................    1999         Tension headache
Protuss DM Tablets............................    1997         Cough and congestion
Mescolor Tablets..............................    1994         Allergy and runny nose
Protuss-D Liquid..............................    1994         Cough and congestion
Zoto-HC Ear Drops.............................    1994         Swimmer's ear infections
Tanafed Suspension............................    1993         Allergy and cold
Defen-LA Tablets..............................    1992         Cough and cold
Protuss Liquid................................    1992         Cough and congestion

---------------

The FDA approved Cognex, Ponstel, Nitrolingual Pumpspray, Robinul and Robinul Forte based on new drug application submissions. The FDA also approved an abbreviated new drug application for Zebutal. We believe our other products are classified by the FDA as drugs that may be marketed without submitting safety and efficacy data.

Cognex

In June 2000, we acquired from Pfizer world-wide rights to market, distribute and sell Cognex, as well as rights to a new unapproved controlled release version of Cognex called Cognex CR. Cognex is used for the treatment of mild to moderate dementia associated with Alzheimer's disease. Alzheimer's disease is a progressive, degenerative disease that attacks the brain and results in impaired memory, thinking and behavior. Although no cure for Alzheimer's disease is currently available, good planning and medical and social management can ease the burdens on the patient and family. According to the Alzheimer's Association, approximately four million Americans have Alzheimer's disease. Cognex is one of only four FDA-approved drug treatments for mild to moderate dementia associated with Alzheimer's disease.

Ponstel

In April 2000, we acquired exclusive U.S. rights from Pfizer to market, distribute and sell Ponstel. Ponstel is used for the relief of mild to moderate pain for patients 14 years of age and older if therapy will be for less than one week and for primary dysmenorrhea, which is pain associated with menstruation. According to the American Pain Foundation, one in three American adults lose more than twenty hours of sleep each month due to pain. Pain costs an estimated $100 billion each year and lost workdays due to pain add up to over 50 million days a year. One class of frequently prescribed pain relievers is nonsteroidal anti-inflammatory drugs, or NSAIDs. Ponstel is a well known NSAID and we believe that its advantages are its non-addictive qualities, low stomach-related side effects and efficacy.

Nitrolingual

In February 2000, we began marketing Nitrolingual Pumpspray for which we acquired exclusive distribution rights in the United States from Pohl-Boskamp. Nitrolingual Pumpspray is an oral spray of nitroglycerin used for the acute relief or prevention of chest pain associated with angina pectoris that results from heart disease. Pohl-Boskamp holds a patent that was issued in 1993 on the formulation of Nitrolingual that we license. According to the American Heart Association, about 6.2 million Americans suffer from angina pectoris.

Aventis previously had the rights to market the chlorofluorocarbon (CFC) version of this product named Nitrolingual Spray. We believe that Nitrolingual Pumpspray has marketing advantages over Nitrolingual Spray. Unlike the previous version, Nitrolingual Pumpspray is packaged in a translucent, plastic-coated glass bottle, that allows patients to easily see the amount of product left in the bottle. In addition, Nitrolingual Pumpspray does not contain CFC, making it environmentally friendly.

The primary competitor to Nitrolingual Pumpspray is nitroglycerin tablets. Unlike tablets, which begin to lose their potency immediately upon opening the bottle, Nitrolingual Pumpspray maintains its potency for two years. Further, studies have shown that Nitrolingual Pumpspray provides for more rapid absorption than the tablets. Each metered dose of Nitrolingual Pumpspray provides for consistent delivery of nitroglycerin. Also, unlike the tablets, Nitrolingual Pumpspray requires no special storage or handling to maintain its potency.

Robinul and Robinul Forte

In January 1999, we acquired exclusive rights from American Home Products in the United States to Robinul and Robinul Forte, which is a higher-strength dosage of Robinul. Both Robinul and Robinul Forte belong to a class of drugs known as anticholinergics, which reduce the motion of the gastrointestinal tract. The FDA has approved both products for use as a therapy in conjunction with other therapeutics in the treatment of peptic ulcer. Compared to other anticholinergics, the Robinul product line has an overall better side effect profile and is longer acting, thereby requiring fewer doses. We are currently developing a line extension and will seek regulatory approval to use the active ingredient in Robinul to treat symptoms associated with the excessive production of saliva. Since acquiring the products, we have substantially increased the sales of Robinul and Robinul Forte. Industry sources estimate that the U.S. market for anticholinergics was $130 million in 1999.

Tanafed

Tanafed is a liquid cold and allergy product marketed for children. We believe that pediatricians prescribe Tanafed because it is effective and children prefer its taste. The National Center for Health Statistics estimated that nearly 22 million days were lost from school in 1996 due to colds.

Cough, Cold and Allergy Products

Our other products for the treatment of cough, cold and allergy are Defen-LA tablets, Mescolor tablets and the Protuss product line, which includes Protuss liquid, Protuss DM tablets and Protuss-D Liquid.

Other Products

We sell Zoto-HC ear drops for the treatment of swimmer's ear infections and Zebutal capsules for the treatment of tension headaches. A study has shown that approximately nine out of ten people have at least one headache in any given year. Headaches account for approximately 18 million outpatient visits annually to hospitals and healthcare clinics.

PRODUCT DEVELOPMENT

We seek to maximize the value of drugs by developing new patentable formulations, using new delivery methods and seeking regulatory approval for new indications. Through the use of these distinct formulations and patent-protected delivery systems, we plan to create a marketing advantage over generic drugs and reduce substitution by the pharmacist. Some of these development projects include line extensions which allow us to extend the life cycles of our products. We expect the strength of extensive literature-based clinical data on the active ingredients in our products under development, current acceptance and usage of the active ingredients in these products by healthcare professionals and the safety profile of the active ingredients in approved products will reduce development costs and risks associated with FDA approval.

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We generally seek to contract third parties to formulate, develop and manufacture materials needed for clinical trials and to perform scale-up work. We select third-party contractors that we believe have the capability to commercially manufacture the products. By selecting qualified third parties capable of both developing formulations and providing full-scale manufacturing services, we believe we will be able to shorten development and scale-up times necessary for production. The key advantage to this approach is that the third-party contractor will have the equipment, operational parameters and validated testing procedures already in place for the commercial manufacture of our products. Our management team has experience in selecting and managing activities of third-party contract companies.

Migraine Product (FHPC 01)

We are developing a proprietary formulation of a product named FHPC 01 for the treatment of migraine headaches, which contains an active ingredient that is currently approved by the FDA for other indications. We have entered into a development agreement with Penwest Pharmaceuticals Co. to develop the product using Penwest's patented TIMERx controlled-release technology. Penwest has also granted us the right to reference their drug master file as necessary for us to submit a new drug application for this product. A drug master file is a submission to the FDA, often in support of a new drug application, that companies may use to provide confidential, detailed information to the FDA about facilities, processes or articles used in the manufacturing, processing, packaging and storing of one or more human drugs without disclosure to third parties. We have developed a once a day formulation for this product and we filed an investigational new drug application for this product on February 17, 2000 which has been accepted by the FDA. We have engaged Parexel International to conduct clinical trials for this product. We recently completed a Phase I clinical trial for this product, and are in discussions with the FDA to clarify their expectations on further clinical trials before commencing those trials. The National Institute of Health estimates that 28 million Americans suffer from migraine headaches. Of these, approximately half suffer from migraines that are moderately to severely disabling.

Excessive Salivation Product (FHPC 02)

We are developing a product named FHPC 02 for the treatment of the symptoms associated with the excessive production of saliva primarily in children. This product will be a line extension of our Robinul products. We have entered into an agreement with Mikart to develop a new dosage form and to manufacture the product. On December 29, 2000, we filed an investigational new drug application for this product which has been accepted by the FDA. We plan to initiate clinical trials and file a supplementary new drug application to market the product. Excessive salivation, also known as sialorrhea, is a socially embarrassing condition that occurs in patients, including those who suffer from cerebral palsy and other neurodevelopmental diseases.

SALES AND MARKETING

To maximize the effectiveness of our selling efforts, our sales force focuses on high-prescribing primary care and select specialty physicians. Our sales force seeks to develop close relationships with these physicians and respond to their needs. During 2000, we expanded our sales and marketing force from 133 to approximately 150 professionals nationwide.

We sell our products to pharmaceutical wholesalers (who in turn distribute to pharmacies), chain drug stores, other retail merchandisers and, on a limited basis, directly to pharmacies. For the year ended December 31, 2000, sales to our top five pharmaceutical wholesalers accounted for over 73% of all of our sales. The following four wholesalers each accounted for 10% or more of all of our sales: McKessonHBOC (29%), Cardinal Health (14%), Bergen Brunswig (12%) and Bindley Western Industries (10%).

We have traditionally targeted our sales efforts in areas with low managed-care penetration in which it is easier to establish a presence. In addition, we have a group of sales professionals that focuses exclusively on building relationships with managed-care organizations that can be leveraged across markets. We continue to strengthen this group to gain access to formularies and develop long-term working relationships that may lead to adoption of our products.

For the years ended December 31, 2000, 1999 and 1998, Nitrolingual Pumpspray accounted for 24%, less than 1% and 0%, respectively, of our total sales. For the years ended 2000, 1999 and 1998, Robinul and Robinul Forte accounted for 20%, 26% and 0%, respectively, of our total sales. In 2000, 1999 and 1998, Tanafed accounted for 22%, 24% and 31%, respectively, of our total sales.

Although our business is generally non-seasonal, sales of certain products, such as cough and cold products, increase slightly between October and March due to the cold and flu season. We expect the impact of seasonality to decrease as we acquire

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

or obtain licenses for products that treat chronic conditions. However, we anticipate that the seasonality may continue to affect sales for the foreseeable future.

THIRD-PARTY AGREEMENTS

Cognex

In June 2000, we acquired from Pfizer world-wide rights to market, distribute and sell Cognex as well as rights to a new unapproved version of Cognex, called Cognex CR. We paid $3.5 million in cash for Cognex. In addition, we acquired rights to a new unapproved version of Cognex, called Cognex CR. We must pay Pfizer up to $1.5 million in additional purchase price if we obtain FDA approval to market Cognex CR in the United States.

Under this agreement, we must submit reports to the FTC regarding the status of FDA approvals of Cognex and our efforts to market the product. In the event that we voluntarily stop selling Cognex for 60 days or more, other than for reasons outside our control, the FTC may order that Cognex revert back to Pfizer and be divested by the FTC to another purchaser. In addition, subject to an extension, the FTC may order us to return Cognex if we fail to pursue the sale and manufacture or third-party manufacture of Cognex within one year from receiving FTC approval which occurred in June 2000.

Under the purchase agreement for the Cognex transaction, we are required to pay royalties upon achieving certain net sales levels of Cognex. We do not expect to pay significant royalties in the near future.

The purchase agreement for Cognex provides for a supply agreement under which an affiliate of Pfizer will manufacture and supply to us either Cognex or the active ingredient in Cognex for two years after the Cognex transaction closed in June 2000, subject to a one year renewal. We paid an agreed upon price for the supply of Cognex and the active ingredient. The supply agreement contains designated quantities of Cognex and its active ingredient that Pfizer's affiliate will supply to us and that we must purchase. We plan to secure a replacement manufacturer for Cognex and are currently in negotiations with a potential manufacturer.

Pfizer has provided us with a new drug application package for our use in seeking approval from the FDA and international regulatory authorities to market and sell Cognex CR. However, we must obtain from ALZA Corporation rights to a portion of the new drug application which has not been provided to us by Pfizer. ALZA controls the manufacture and intellectual property rights for the drug delivery systems of Cognex CR. We may have to undertake additional clinical studies to obtain approval of the product. We must pay Pfizer up to $1.5 million in additional purchase price if we obtain FDA approval to market Cognex CR. If approved, Cognex CR will also treat mild to moderate dementia associated with Alzheimer's disease, but we believe that the new version will offer convenience to patients by reducing the dosing from four times per day to one time per day.

In December, 2000, we entered into an agreement with OTL Pharma of France granting them exclusive rights to sell and distribute Cognex, in Germany, France, Spain, Belgium and Luxembourg through 2004, subject to four one year renewals. This agreement provides OTL Pharma with a right of first refusal to sell Cognex CR in these countries upon appropriate regulatory approval in such countries, which approvals OTL Pharma is required to obtain. OTL Pharma will also be responsible for all regulatory matters related to the sale and distribution of Cognex in these countries. We must pay OTL Pharma a commission based on amounts collected by OTL Pharma and remitted to us from the sale of Cognex.

In January 2001, we entered into a distribution agreement with Genesis Pharma of Athens granting Genesis Pharma exclusive rights to distribute Cognex in Greece, Turkey, Cyprus, Bulgaria, Romania, Croatia, Slovenia, Serbia, Bosnia and Albania through December 31, 2005, subject to four one year renewals. Under the agreement, Genesis Pharma will purchase Cognex from us from time to time at a price based on a government mandated maximum price set for Greece.

OTL Pharma's and Genesis Pharma's services under these agreements will include maintenance of Cognex registrations, contact with regulatory authorities including reporting requirements, responding to customer complaints, sales administration, shipping management, billing, processing of returns, storage, responding to any regulatory inquiries or investigations, responding to any customer complaints and communicating with physicians in relation to the product.

Ponstel

In April 2000, we acquired exclusive rights from Pfizer to market, distribute and sell Ponstel in the United States. The total purchase price was $13 million. We paid $9.5 million in cash, which we borrowed under a bridge loan, and issued a promissory note to Pfizer for $3.5 million for the rights to this product. We repaid both the bridge loan and promissory note in June 2000 with the proceeds of our initial public offering.

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

In April 2000, we also entered into a supply agreement with Pfizer under which Pfizer was to supply us with designated quantities of Ponstel through the expiration of the supply agreement which occurred on March 31, 2001. Pfizer only delivered a portion of the quantity of Ponstel required by the supply agreement and we are in the process of amending this agreement to extend it through approximately the second quarter of 2001. We pay Pfizer an agreed upon price for the supply of Ponstel.

In December 2000, we signed an agreement with West-ward Pharmaceuticals to manufacture Ponstel after West-ward obtains FDA approval to manufacture the product. We anticipate that this will occur by the fourth quarter of 2001. The term of this agreement is five years subject to automatic annual renewals. We must purchase all of our requirements for Ponstel from West-ward and are subject to minimum purchase requirements. We must pay West-ward a price for Ponstel based on a multiple of West-ward's direct cost of goods sold in the manufacture and supply of the product. In addition, we must pay West-ward milestone payments, as long as no generics have been introduced, upon certain anniversary dates of FDA approval of the manufacture of Ponstel by West-ward. West-ward is currently in the process of manufacturing the required pilot batches in order to obtain such approval.

Nitrolingual Pumpspray

In July 1999, we acquired from Pohl-Boskamp exclusive U.S. rights to distribute, market and sell Nitrolingual Pumpspray beginning on February 1, 2000 for five years plus an additional five-year renewal period subject to establishing mutually acceptable minimum sales requirements. Under the agreement, Pohl-Boskamp supplies us with our requirements of product at prices that decrease as volume purchased in each year increases. We must purchase designated minimum quantities in each year of the agreement or pay a fee to keep the agreement in effect. We must also pay a royalty on net sales of the product. Also, Pohl-Boskamp can terminate our distribution agreement for Nitrolingual if we do not sell specified minimum quantities of the product each year, if a company with a product competitive with Nitrolingual acquires direct or indirect influence or control over us, or if a very significant change in our stockholders occurs so that Kapoor-Pharma Investments and our employees, management, directors, and any of their respective affiliates, do not in the aggregate directly or indirectly beneficially own at least 20% of our shares.

Aventis had exclusive rights through January 2000, to a version of the product containing CFC named Nitrolingual Spray. To promote earlier adoption of Nitrolingual Pumpspray, we obtained exclusive marketing rights from Aventis to market Nitrolingual Spray in the United States as of November 22, 1999. We promoted Nitrolingual Spray for a short period of time to reduce inventories of the product in the distribution channels. Since the launch of Nitrolingual Pumpspray, we have not marketed Nitrolingual Spray.

Robinul/Robinul Forte

In January 1999, we acquired exclusive rights in the United States to Robinul and Robinul Forte tablets from American Home Products Corporation. We must pay royalties on net sales under our license agreement with American Home Products. We negotiated for American Home Products Corporation or its designee to continue to manufacture and supply the product to us until July 29, 2001. We have an agreement with Mikart, dated April 23, 1999, for Mikart to become qualified under applicable regulations to manufacture and supply our requirements for Robinul. Under this agreement, Mikart will manufacture the products for five years from the time Mikart becomes a qualified manufacturer plus renewal terms of one year until either party elects not to renew. The agreement with Mikart requires that we purchase certain designated minimum quantities.

Tanafed

In January 1996, we obtained exclusive distribution rights from Unisource Inc. to Tanafed in North America through December 31, 2003 plus an additional seven years at our option. The agreement requires us to purchase all of our requirements for Tanafed from Unisource, including at least certain minimum quantities of Tanafed in each year of the agreement. We entered into a patent license agreement with Jame Fine Chemicals, Inc., a supplier of a raw material for Tanafed, effective January 1, 2000. This agreement grants us a semi-exclusive license to use, sell and distribute finished products containing an active ingredient used in Tanafed. The licensed patent covers the manufacturing process of an active ingredient used in Tanafed. The license continues through the life of the licensed patent, which expires in 2014. We paid an up-front license fee and agreed to pay certain royalties based on net sales of Tanafed at rates which we believe are within industry customary ranges. Another party also has a license for one of the active ingredients in Tanafed.

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

Migraine Product (FHPC 01)

In October 1998, we entered into an agreement with Inpharmakon Corporation in which we acquired rights to the proprietary information for the migraine product FHPC 01 for which we recently completed Phase I clinical studies and plan to submit a new drug application. The agreement expires on October 31, 2008, but we may renew it indefinitely after expiration. In May 2000, we entered into an amendment to this agreement in which Inpharmakon Corporation released us from all previous claims that Inpharmakon Corporation may have had under the agreement, and deleted the required time within which we must commence clinical trials and file for regulatory approval of the product. Under the amended agreement, we must develop a workable once-a-day formulation for the drug, conduct clinical trials and file for and exert reasonable efforts to obtain regulatory approval for the drug. If we do not obtain regulatory approval of the drug within three years after filing for such approval and thereafter commence and continue to aggressively market and sell the product, Inpharmakon may terminate the agreement. In the event that Inpharmakon terminates the agreement for failure to achieve these milestones, Inpharmakon may purchase rights to develop the drug at our costs to date. We must also pay up to an aggregate of $950,000 in non-refundable fees to Inpharmakon at various developmental milestones through and including regulatory approval of the product, and, in the event of commercial sales of the product, we must pay royalties at rates which we believe are within industry customary ranges. Under this agreement we also paid Inpharmakon $200,000 upon completion of our initial public offering in June 2000. If we elect to sell the business opportunity to a third party, we must share the proceeds of the sale with Inpharmakon.

In March 1999, we acquired rights from Penwest Pharmaceuticals Co. to use Penwest's TIMERx controlled-release technology to develop FHPC 01. Under the Penwest agreement, we have the right to manufacture, use and sell the developed product in North America and Mexico for a period extending 15 years from the date a new drug application is issued for the product, as well as a license under certain Penwest patents. We must pay Penwest up to an aggregate of approximately $2,600,000 of non-refundable fees upon achieving specified development milestones through the first anniversary of the first commercial sale of the product following regulatory approval and royalties upon any sales of the migraine product at rates which we believe are within industry customary ranges. Penwest may terminate the agreement in the event we fail to timely achieve designated performance milestones within prescribed time periods including the completion of clinical trials by April 2002, applying for FDA approval of the product within six months after completing clinical trials and commercially launching the product within two months after obtaining FDA approval. Penwest may also terminate the agreement if we fail to either sell specified minimum quantities of the product each year after approval of the product or pay the applicable royalty to Penwest as if we had sold such minimum quantity.

Excessive Salivation Product (FHPC 02)

In January 2001, we entered into a manufacturing and supply agreement with Mikart granting Mikart exclusive rights to manufacture and package our product under development for the treatment of excessive salivation upon approval of the product by the FDA and upon approval by the FDA of the manufacture of the product by Mikart. The term of this agreement expires five years after FDA approval of the new drug application or supplemental new drug application for the product, subject to automatic one-year renewals.

Other Products

Generally, our other products are manufactured pursuant to manufacturing and supply agreements for remaining terms ranging from two to nine years. Generally, these agreements require that we purchase all of our requirements for these products from the manufacturers which are a party to these agreements, including specified minimum purchase quantities of the product for each year. Except for our Defen-LA, Protuss-D and Zoto-HC products, these agreements generally state that the product supplier will provide products only to us.

MANUFACTURERS AND SINGLE SOURCE SUPPLIERS

We use third-party manufacturers for the production of our products for development and commercial purposes. Given the general under-utilization of resources, the availability of excess capacity for manufacturing in the marketplace and the lower cost of outsourcing, we intend to continue to outsource our manufacturing for the near term.

We currently use the services of seven third-party manufacturers for our products and have entered into an agreement with one which is scheduled to begin the manufacture of Ponstel for us during the fourth quarter of 2001 after obtaining FDA approval to do so. These manufacturers manufacture our products pursuant to our product specifications. We have manufacturing and supply agreements with six of these manufacturers. The terms of these agreements generally range from

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two years to ten years except for the supply agreement with Pfizer for Ponstel, which expired March 31, 2001, and which we are in the process of amending to extend through the second quarter of 2001. Under some of these agreements, the manufacturers or other third parties own rights to the products that we have under our marketing licenses. We have not entered into agreements for alternative manufacturing sources for any of our products. The suppliers of Nitrolingual Pumpspray and the raw material for Tanafed hold patents relating to their respective products. The patents may provide us with a competitive advantage because the patents create a barrier to entry to other companies that might otherwise seek to develop similar products.

TRADEMARKS

Because of the large number of products on the market which compete with our products, we believe that our brand names are an important factor in establishing product recognition. We have applied for a U.S. registered trademark for First Horizon Pharmaceutical. Our products are sold under a variety of trademarks registered in the United States, including Ponstel, Zoto-HC, Protuss, Mescolor, Defen, Zebutal and Tanafed. We own the U.S. rights to the Cognex trademark and its international counterparts. Further, we have been licensed rights to use the Nitrolingual, Robinul and Ponstel trademarks in the United States from Pohl-Boskamp, American Home Products and Pfizer, respectively. We have rights to the TIMERx trademark pursuant to our rights to market the product we have under development with Penwest. Our trademark registrations could be challenged by others which could result in the loss of use of one or more of our trademarks. Maintenance of our trademarks requires that we enforce our rights by preventing infringement by third parties, and we may not have the resources to stop others from infringing our trademarks.

PATENTS

We consider the protection afforded by patents important to our business. We intend to seek patent protection in the United States and selected foreign countries where deemed appropriate for products we develop. We cannot assure you that any patents will result from our patent applications, that any patents that may issue will protect our intellectual property or that any issued patents will not be challenged by third parties. In addition, if we do not avoid infringement of the intellectual property rights of others, we may have to seek a license to sell our products, defend an infringement action or challenge the validity of the intellectual property in court, all of which could be expensive and time consuming.

Nitrolingual Pumpspray

By virtue of our distribution agreement with Pohl-Boskamp for Nitrolingual Pumpspray, we are afforded marketing exclusivity arising from Pohl-Boskamp's 1993 U.S. patent relating to the product. This patent expires in 2010.

Tanafed

We entered into a licensing agreement with the raw material supplier for our Tanafed product effective January 1, 2000. This agreement grants us a license to market and distribute Tanafed for which the manufacturer has a patent covering the manufacturing process of one of its active ingredients. This patent expires in 2014.

Cognex

We own certain patent rights relating to the use of an active ingredient in Cognex to treat conditions associated with Alzheimer's disease. These patents expire from 2001 to 2007.

Migraine Product (FHPC 01)

Pursuant to our development agreement with Penwest for a once-a-day migraine product, we are the licensee of certain Penwest patents for the purpose of manufacturing and marketing the product under development. These patents expire from 2008 through 2016.

Active Ingredient in Robinul/Robinul Forte

In 1999, we filed a patent application directed to the use of glycopyrrolate for the treatment of certain new indications. Glycopyrrolate is the active ingredient in Robinul and Robinul Forte.

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Cardiac Conditions

In April 2000, we filed a patent application directed to the use of combinations of active agents for treatment of a variety of cardiac conditions. Such combinations may also include unique formulations for delivery.

COMPETITION

The market for drugs is highly competitive with many established manufacturers, suppliers and distributors actively engaged in all phases of the business. We believe that competition in the sale of our products is based primarily on price, service, availability and product efficacy. Our brand name pharmaceutical products may be subject to competition from alternate therapies during the period of patent protection and thereafter from generic equivalents. Some of our products have generic equivalents in the marketplace.

We also compete with other pharmaceutical companies for new products and product line acquisitions. These competitors include Forest Laboratories, Inc., Watson Pharmaceuticals, Inc., King Pharmaceuticals, Inc., Shire Pharmaceuticals Group plc and other companies that acquire branded product lines from other pharmaceutical companies.

GOVERNMENT REGULATION

According to the Federal Food, Drug and Cosmetic Act ("FDC Act"), all new drugs are subject to premarket approval by the FDA. Applicable FDA law will treat our development of new products and new uses for approved products or the development of any of our line extensions as "new drugs," which requires the submission of a new drug application ("NDA") or a supplemental NDA ("sNDA"), and approval by the FDA.

The steps required for approval of an NDA or sNDA may include:

- extensive pre-clinical toxicology and pharmacology studies;

- submission to the FDA of an investigational new drug application ("IND"), which must become effective before human clinical trials can be commenced;

- a series of preliminary clinical studies to demonstrate safety (Phase I) and optimal dosing and pharmacologic effects (Phase II);

- adequate and well-controlled human clinical trials (Phase III) to establish the safety and effectiveness of the product;

- submission of an NDA or an sNDA to the FDA (typically six to 12 month internal FDA review cycle);

- presentation of NDA data to an FDA Advisory Panel for its recommendation; and

- FDA approval of the NDA or sNDA prior to any commercial sale or shipment of the product.

Pre-clinical studies generally include laboratory evaluation of product chemistry and formulation, as well as toxicological and pharmacological animal studies, to assess quality and safety and provide a basis for design of the human clinical trials. An applicant submits the results of the pre-clinical studies with chemistry, manufacturing and control information and pharmacology and toxicology data in support of the proposed clinical study design to the FDA as a part of an IND and for review by the FDA prior to the commencement of human clinical trials. Unless the FDA says otherwise, the IND will become effective 30 days following its receipt by the FDA; however, the FDA may place an IND on "clinical hold" until the sponsor generates and supplies the FDA with additional data, which prohibits the sponsor of the IND from commencing with clinical studies.

Clinical trials involve the administration of the investigational new drug to humans under the clinical study protocols that had been submitted to the FDA in the IND. The conduct of the clinical trials is subject to extensive regulation including compliance with good clinical practices, obtaining informed patient consent, sponsor monitoring and auditing of the clinical, laboratory and product manufacturing sites and review and approval of each study by an institutional review board. Clinical trials are typically conducted in three sequential Phases, although Phases may overlap. In Phase I, the investigational new drug usually is administered to 20-50 healthy human subjects and is tested for safety. Phase II usually involves studies in a limited patient population (50-200 patients) to:

- determine the initial effectiveness of the investigational new drug for specific indications;

- determine dosage tolerance and optimal dosage; and

- identify possible adverse effects and safety risks.

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When an investigational new drug is found to be effective and to have an acceptable safety profile in Phase II evaluation, Phase III trials are undertaken to further evaluate clinical effectiveness and to further test for safety within an expanded patient population of usually 200 or more patients. The FDA reviews both the clinical plans and the results of the trials and may require the study to be discontinued at any time if there are significant safety issues or lack of efficacy. In some cases, the FDA can request Phase IV clinical studies to be conducted as a condition of approval of the NDA, to be performed after the NDA approval with a timeframe. These studies can be designed to obtain additional safety and efficacy data, detect new uses for or abuses of a drug, or determine effectiveness for labeled indications under conditions of widespread usage. These studies can involve significant additional expenses, and failure to perform these Phase IV studies within the FDA stated timeframe can result in the FDA withdrawing the NDA approval.

Once the FDA has approved an NDA, the holder of the NDA may request changes in the conditions of approval contained in its NDA through a supplement to the original NDA, termed an sNDA. The format, content and procedures applicable to NDA supplements are generally the same as those for NDAs. However, the only information required in a supplement is that needed to support the requested change. If the NDA or sNDA is based on new clinical investigations which are essential to the approval of the application, other than bioavailability studies, it may qualify for a three-year period of administrative exclusivity, distinct from any applicable patent protection that may exist. The FDA may also require user fees in excess of $280,000 for prescription drug NDAs or sNDAs. Supplements proposing to include a new indication for use in pediatric populations are not subject to user fees.

Another form of an NDA is the so-called "505(b)(2)" NDA, which applicants submit pursuant to Section 505(b)(2) of the FDC Act. This type of NDA permits the cross-referencing of safety and effectiveness studies that the applicant has not conducted or been granted a right of reference by the sponsor of the animal or human studies, submitted in a prior NDA or in the literature which utilized the same drug. In addition, the FDA recommends a 505(b)(2) NDA for a modification, such as a new dosage form or drug delivery form, of a previously approved drug which requires more than merely bioequivalence data. This 505(b)(2) NDA is similar to a full NDA, except that, under conditions prescribed by the FDA, it may be supported in whole or in part by one or more animal and human study investigations in the originator NDA or those published in scientific literature in lieu of the applicant's clinical trials. We intend to submit this type of NDA application to market potential product line extensions or new uses of already-approved products.

In addition, if we submit a 505(b)(2) NDA or abbreviated NDA ("ANDA"), the FDA will require us to certify as to any patent which covers the drug for which we seek approval. If there is a patent in existence, a certain type of certification commonly referred to as a "paragraph 4 certification" is made and proper notice to the patent holder of our intent to market the drugs is given, and the patent holder makes an infringement claim within a specified time period, then the FDA will not approve our marketing application for 30 months or until the patent litigation is resolved, whichever occurs sooner. In addition, distinct from patent considerations, approval of a generic type of ANDA could be delayed because of the existence of five or three years of administrative non-patent exclusivity afforded by the FDA for the innovator drug; however, in certain proscribed cases, this non-patent exclusivity may not prevent the submission and approval of competitor applications.

The least burdensome application for new drug approval is the ANDA, which may apply to a new drug that is shown to be bioequivalent to a drug previously approved by the FDA for safety and effectiveness and listed as the drug to which bioequivalence must be shown. An applicant may submit an ANDA for products that are the same as an approved originator drug regarding active ingredient(s), route of administration, dosage form, strength and conditions of use recommended on the labeling. The ANDA requires only bioequivalence data and other technical and manufacturing information, but typically no safety and effectiveness studies.

Even after obtaining regulatory approval, such approval may require post-marketing (Phase IV) testing and surveillance to monitor the safety of the product. In addition, the product approval may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. At present, companies cannot export pharmaceutical products that cannot be lawfully sold in the United States unless certain statutorily prescribed conditions are met.

FDA regulations require that we report adverse events suffered by patients, submit new marketing and promotional materials, submit changes we plan to make to the product manufacturing or labeling and comply with recordkeeping requirements and requirements relating to the distribution of drug samples to physicians. In the event that we do not comply with the FDA requirements, the manufacture, sales and distribution of our products may be suspended, and we may be prevented from obtaining FDA approval of new products. We received a FD-483 at the conclusion of a recent FDA inspection that listed observations relating to record keeping and reporting. We submitted a response, and the FDA has replied that the corrective actions appear to address the issues, but will verify the corrections at the next scheduled inspection.

Our third-party manufacturers must adhere to FDA regulations relating to current good manufacturing practice ("cGMP") regulations, which include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports, and returned and salvaged products. Ongoing compliance with cGMP procedures, labeling and other regulatory requirements are monitored through periodic inspections and market surveillance by state and federal agencies, including the FDA. It is also our obligation to periodically monitor the FDA compliance of our third-party manufacturers. Failure by our third-party manufacturers to comply with these rules could result in sanctions being imposed, including fines, injunctions, civil penalties, suspension or withdrawal of FDA approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. In addition, we rely upon our third-party manufacturers to provide many of the documents that we use to comply with our FDA reporting requirements for Ponstel, Robinul, Robinul Forte and Nitrolingual.

In addition, we are subject to fees under the Prescription Drug User Fee Act for new drug applications for new drug products and sNDAs for new uses, except that we may qualify for a waiver of the fee for our first new drug application. We will be responsible for paying these fees for NDAs, sNDAs and subsequent submissions, unless we receive approval from the FDA for a waiver, reduction or refund. We are also subject to regulation under other federal and state laws, including the Occupational Safety and Health Act and other environmental laws and regulations, national restrictions on technology transfer and import, export and customs regulations. In addition, some of our products that contain controlled substances, such as Protuss and Protuss-D, are subject to Drug Enforcement Administration regulations relating to storage, distribution, importation and sampling procedures. We have registered with the Drug Enforcement Administration under the Controlled Substances Act which establishes, among other things, registration, security and recordkeeping requirements. We must also comply with federal and state anti-kickback and other healthcare fraud and abuse laws.

In addition, whether or not we obtain FDA approval, we must obtain approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries prior to the commencement of clinical trials and subsequent marketing of such product in such countries. The approval procedure varies from country to country, and the time required may be longer or shorter than that required for FDA approval.

ORPHAN DRUG DESIGNATION

We may request orphan drug status for some of our products under development. Orphan drug designation may be granted to those products developed to treat diseases or conditions that affect fewer than 200,000 persons in the United States or that affect more than 200,000 persons in the United States and for which there is no reasonable expectation that the cost of developing and making a drug in the United States for such disease or condition will be recovered from sales in the United States of such drug. Under the law, the developer of an orphan drug may be entitled to seven years of market exclusivity following the approval of the product by the FDA, exemption from user fee payments to the FDA and a tax credit for the amount of money spent on human clinical trials. However, we must be the first to receive FDA marketing approval to receive market exclusivity under the orphan drug statute should there be a competitor with a similar molecular entity pursuing the same intended clinical use. Although we may get market exclusivity under the Orphan Drug Act, the FDA will allow the sale of a molecularly equivalent drug which is clinically superior to or a molecular entity different from another approved orphan drug, although for the same indication, during the seven-year exclusive marketing period. We cannot be sure that any of our products under development would ultimately receive orphan drug designation, or that the benefits currently provided by this designation, if we were to receive it, will not subsequently be amended or eliminated. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

REIMBURSEMENT

Our ability to market our products successfully will depend in part on the extent to which reimbursement for the costs of the products will be available from government health administration authorities, private health insurers and managed care organizations in the United States and in any foreign markets where we may sell our products. Third-party payors can affect the pricing or relative attractiveness of our products by regulating the reimbursement they provide on our products and competing products. Insurance carriers may not reimburse healthcare providers for use of our products used for new indications. Domestic and foreign government and third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new pharmaceutical products.

INSURANCE

We maintain a product liability insurance policy. We do not maintain business interruption insurance.

EMPLOYEES

We had 178 full-time employees as of December 31, 2000, including 154 sales and marketing employees in the field and 24 in management, finance and administration. We also maintain active independent contractor relationships with various individuals with whom we have consulting agreements. We believe our employee relations are good. None of our employees is subject to a collective bargaining agreement.

PROPERTIES

We lease a 24,300 square-foot facility in Roswell, Georgia. Our facility includes space for offices and a warehouse. This lease expires on August 31, 2003. We also lease executive office space on a short-term basis in Raleigh, North Carolina and Phoenix, Arizona for our regional managers. We believe that our facilities are adequate for our current requirements; however, we anticipate that as we grow, we will require additional facilities.

LEGAL PROCEEDINGS

From time to time, we may become involved in routine litigation. Currently, we are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

----------------------------------------------------------------------------------------------------------
NAME                                               AGE   POSITION
-------------------------------------------------  ---   -------------------------------------------------
Mahendra G. Shah, Ph.D.(1).......................  56    Chairman of the Board and Chief Executive Officer
R. Brent Dixon(1)................................  56    President and Director
Balaji Venkataraman..............................  34    Executive Vice President of Corporate
                                                         Development, Chief Financial Officer and
                                                         Secretary
Christopher D. Offen.............................  53    Vice President and Chief Commercial Officer
Robert D. Godfrey, Jr............................  38    Vice President of Sales
William G. Campbell..............................  45    Controller and Treasurer
Jerry N. Ellis(2)................................  63    Director
John N. Kapoor, Ph.D.............................  57    Director
Pierre Lapalme(2)(3).............................  60    Director
Jon S. Saxe(2)(3)................................  64    Director

---------------
(1) Member of Stock Option Subcommittee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

Mahendra G. Shah, Ph.D. is the Chairman of the Board and Chief Executive Officer. Dr. Shah has been a director since 1993, and his present term as director will expire at the annual meeting of stockholders to be held in 2001. Dr. Shah became Chief Executive Officer in October 1999. From 1991 to 2000, he was a Vice President of EJ Financial Enterprises, Inc., which manages a fund that invests in healthcare companies. From 1996 to the present, he has been the President of Protomed Pharmaceuticals, Inc., which is a privately-held drug development company. From 1987 to 1991, he was the senior director of new business development with Fujisawa USA, Inc. Prior to that, he worked in various scientific and management positions with Schering-Plough and Bristol Myers-Squibb Company. He serves on the board of Structural Bioinformatics Inc. and Introgen Therapeutics. He was previously Chairman of Inpharmakon Corporation. Dr. Shah received a Ph.D. degree in Industrial Pharmacy from St. John's University. EJ Financial Enterprises, Inc. is the managing general partner of Kapoor-Pharma Investments, L.P., our largest stockholder.

R. Brent Dixon is the President and a director of the Company. He has been a director since 1993, and his present term as director will expire at the annual meeting of stockholders to be held in 2002. Mr. Dixon has been with us since our formation. He has been the President since 1993 and served as a Vice President from 1992 to 1993. He has over thirty years of operational, sales and strategic market development experience in the pharmaceutical industry. Prior to joining us, he was President of Dixon and Associates, a healthcare consulting company. Prior to that he served as National Sales Manager for Center Laboratories, a subsidiary of Merck AG. Mr. Dixon has also served as a Regional and District Manager for Roberts Pharmaceuticals and Adams Laboratories. Mr. Dixon attended St. Petersburg Junior College and the University of Mississippi.

Balaji Venkataraman has been the Vice President of Corporate Development and Chief Financial Officer since November 1999. He was elected as Executive Vice President and Secretary in January 2001. Between August 1998 and September 1999, he was our Vice President of Corporate Development and Strategic Planning. He also served as a consultant to us during his employment as the Director of Strategic Planning at EJ Financial Enterprises, Inc. from September 1997 to August 1998. From 1995 to 1997, he was Associate, Licensing and New Business Start-up, at the University of Pennsylvania Center for Technology Transfer. From 1994 to 1995, he was the Marketing Manager at Curative Technologies Inc., a wound care services company. From 1993 to 1994, he was a Technical Sales Representative for Millipore Corporation. From 1991 to 1993, he was the Senior Research Chemist at Scios Inc. He has also held product management and finance positions at Schering Plough and Pfizer, Inc. Mr. Venkataraman received an M.S. degree in Organic Chemistry from Case Western Reserve University and an M.B.A. degree from the Wharton School of Business at the University of Pennsylvania.

Christopher D. Offen was elected Vice President and Chief Commercial Officer in January 2001. He has over thirty years of commercial experience in the pharmaceutical industry. Prior to joining us, from 2000 to 2001, Mr. Offen was Senior Vice President and Managing Director at A.M. Pappas & Associates, an international life science venture capital company. From

1991 through 1999, Mr. Offen was Senior Vice President of Commercial Operations, Vice President of Business Development and Vice President of Marketing of Solvay Pharmaceutical, Inc. As Senior Vice President of Commercial Operations, Mr. Offen was responsible for the sales, marketing and medical efforts of Solvay Pharmaceutical in the United States. From 1971 to 1991, Mr. Offen worked at Burroughs Wellcome Co. (now GlaxoSmithKline). Mr. Offen's collective business experiences include building and managing large sales forces, creating an innovative business climate for decision making, launching new products which become market leaders and acquiring products or companies. Mr. Offen has been a member or an advisor to many pharmaceutical associations and customer groups including among others, The American Marketing Association, Pharmaceutical Research and Manufacturers of America, Licensing Executive Society, The American Academy of Family Physicians and American Psychiatry Association. Mr. Offen attended the Advanced Executive Program at the Kellogg School of Business at Northwestern University, received an M.B.A. degree from George Mason University concentrating in Marketing/Management and a B.S. degree in Pre-Medicine from The Catholic University of America.

Robert D. Godfrey, Jr. has been Vice President of Sales since 1998. He served as the National Sales Manager between 1996 and 1998. He began his career with us in 1992 as a Sales Representative for the Jacksonville, Florida territory and was promoted in 1994 to District Manager of the entire Florida sales territory. At that time, in addition to his managerial responsibilities, he continued to promote our products to physicians and pharmacies until 1995. Prior to his career with us, Mr. Godfrey held the position of Marketing Research Consultant with MGT Information Systems and also worked independently as a Research Consultant in the southeastern United States. Mr. Godfrey received an M.B.A. degree and a B.S. degree in Marketing from Jacksonville University.

William G. Campbell has been our Controller and Treasurer since 1998. Prior to joining us, from 1995 to 1998, Mr. Campbell was the Controller/Chief Financial Officer of DialysisAmerica, Inc. He was the Associate Administrator/Chief Financial Officer of Stringfellow Memorial Hospital from 1993 to 1995, and from 1989 to 1993, he was the Director of Budgets, Costs and Reimbursement at Grady Memorial Hospital, a large public teaching hospital. His prior professional experience also includes a number of for-profit and not-for-profit consulting, big five public accounting, governmental auditing and internal audit positions. Mr. Campbell is a Certified Public Accountant and received a B.A. degree in Accounting from Walsh College of Accountancy and Business Administration and an M.B.A. degree in Accounting from Kennesaw State College.

Jerry N. Ellis was elected a director in November 2000. His term as director will expire at the annual meeting of stockholders to be held in 2003. Mr. Ellis has over thirty years of auditing and accounting experience. From 1994 to 2000, Mr. Ellis was a consultant to Arthur Andersen LLP for services focusing on international auditing, audit committee practices, business risk management and training. From 1973 to 1994, he was a partner at Arthur Andersen in their Dallas, Madrid and Chicago offices. From 1962 to 1973, Mr. Ellis was an auditor at Arthur Andersen. Mr. Ellis is a Certified Public Accountant and received B.B.A. and M.B.A. degrees from the University of Iowa.

John N. Kapoor, Ph.D. has been one of our directors since 1996, and his present term as director will expire at the annual meeting of stockholders to be held in 2003. Dr. Kapoor has over twenty years of experience in the healthcare field through his ownership and management of healthcare-related businesses. In 1990, Dr. Kapoor founded Kapoor-Pharma Investments, L.P., our largest stockholder, and its managing partner, EJ Financial Enterprises, Inc., of which he is the president and sole stockholder. EJ Financial provides general funds and strategic advice to healthcare businesses. Dr. Kapoor is the Chairman of Optioncare, Inc., Akorn, Inc., Introgen Therapeutics, Inc. and Neopharm, Inc. Dr. Kapoor is a Director of Integrated Surgical Systems, Inc., as well as a Chairman of several private companies and a director of several other private companies. Dr. Kapoor received a B.S. degree from Bombay University and a Ph.D. degree in Medicinal Chemistry from the State University of New York.

Dr. Kapoor was previously the Chairman and President of Lyphomed Inc. Fujisawa Pharmaceutical Co. Ltd. was a major stockholder of Lyphomed from the mid-1980s until 1990, at which time Fujisawa completed a tender offer for the remaining shares of Lyphomed, including the shares held by Dr. Kapoor. In 1992, Fujisawa filed suit in federal district court in Illinois against Dr. Kapoor alleging that between 1980 and 1986, Lyphomed filed a large number of allegedly fraudulent new drug applications with the FDA, and that Dr. Kapoor's failure to make certain disclosures to Fujisawa constituted a violation of federal securities laws and the Racketeer Influenced and Corrupt Organizations Act. Fujisawa also alleged state law claims. Dr. Kapoor countersued, and in 1999, the litigation was settled on terms mutually acceptable to the parties. The terms of the settlement are subject to a confidentiality agreement. Dr. Kapoor also controls Inpharmakon Corporation, a party to one of our development agreements. Dr. Kapoor is the trustee of the John N. Kapoor Trust, dated September 30, 1989 which is a partner in Kapoor-Pharma Investments, L.P.

Pierre Lapalme was elected a director in April 2000. His term as director will expire at the annual meeting of the stockholders to be held in 2002. Mr. Lapalme has served as the President and Chief Executive Officer of Ethypharm Inc.

(North America), a global drug delivery systems company, since 1997. He is non-executive Chairman of the Board of DiagnoCure Inc., a biopharmaceutical company specializing in the development and marketing of products aimed at the diagnosis and treatment of genito-urinary cancers. He is a director of Ferring Canada Inc., a global pharmaceutical company, and Biovet Inc., a greater-Montreal based veterinary product company. He is a former member of the Board of the National Pharmaceutical Council U.S.A. and of the Pharmaceutical Manufacturers Association of Canada (PMAC). From 1979 to 1990, Mr. Lapalme was Chief Executive Officer and President of Rhone-Poulenc Canada Inc and Rhone-Poulenc Pharmaceuticals North America. He was appointed Senior Vice President and General Manager Rhone-Poulenc Rorer North America in 1990 and served in that position until 1994. Mr. Lapalme attended the University of Western Ontario and INSEAD France.

Jon S. Saxe was elected a director in January 2000. His term as director will expire at the annual meeting of stockholders to be held in 2001. He also serves as a director of Protein Design Labs, Inc. Mr. Saxe served as President of Protein Design Labs, Inc. from January 1995 to May 1999. In addition, he is a director of Questcor Pharmaceuticals Inc., Incyte Genomics Inc., ID Biomedical Corporation, Insite Vision, SciClone Pharmaceuticals, Inc. and is Chairman of Point Biomedical Corporation and Iconix Pharmaceuticals. Mr. Saxe served as President of Saxe Associates, a biotechnology consulting firm, from May 1993 to December 1994. He served as the President, Chief Executive Officer and a director of Synergen, Inc., a biopharmaceutical company, from October 1989 to April 1993. Mr. Saxe served in various positions including Vice President of Licensing and Corporate Development and Head of the Patent Law Department for Hoffmann-LaRoche, Inc. from 1960 through 1989. Mr. Saxe received a B.S. Ch.E. degree from Carnegie-Mellon University, a J.D. degree from George Washington University School of Law and an L.L.M. degree from New York University School of Law.

EXECUTIVE OFFICERS

Each officer serves at the discretion of our board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

BOARD COMPOSITION

Pursuant to our restated certificate of incorporation, the board of directors is divided into three classes of directors:

- Class A, whose term will expire at the annual meeting of stockholders to be held in the year 2003;

- Class B, whose term will expire at the annual meeting of stockholders to be held in the year 2001; and

- Class C, whose term will expire at the annual meeting of stockholders to be held in the year 2002.

John N. Kapoor, Ph.D. and Jerry N. Ellis are Class A directors. Mahendra G. Shah, Ph.D. and Jon S. Saxe are Class B directors. R. Brent Dixon and Pierre Lapalme are Class C directors. Directors within each class are elected to serve three-year terms and approximately one-third of the directors sit for election at each annual meeting of our stockholders.

A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of us by a proxy contest since a third party would be required to have its nominees elected at two separate meetings of the board of directors in order to elect a majority of the members of the board.

BOARD COMMITTEES

The board of directors has formed an audit committee to review the results and scope of the audit of our annual financial statements, to discuss various matters with the auditors, to receive statements from the auditors and to make recommendations to the board of directors regarding the inclusion of audited financial statements in our annual reports. The current members of our audit committee are Jon S. Saxe, Pierre Lapalme and Jerry N. Ellis.

The board of directors has also formed a compensation committee to recommend salaries and incentive compensation for executive officers and to administer our stock plan. The members of the compensation committee are Jon S. Saxe and Pierre Lapalme.

In September 2000, the compensation committee delegated its authority under the 2000 stock plan to a stock option subcommittee to grant certain options to non-executive employees. The board of directors appointed Mahendra G. Shah, Ph.D. and R. Brent Dixon as members of the stock option subcommittee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

In January 2000, our board of directors established a compensation committee. Messrs. Saxe and Lapalme currently serve as members of the compensation committee. For the years ended December 31, 1999 and 2000, Dr. Shah, Mr. Dixon and Dr. Kapoor, who constituted our board of directors at the time such compensation was set, determined executive compensation. Two members of our board of directors, Dr. Shah and Mr. Dixon, are also employees. Dr. Shah and Dr. Kapoor have participated in certain transactions with us in the past. See "Certain Relationships and Related Transactions."

DIRECTOR COMPENSATION

We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. Each director who is not an employee also receives a fee of $12,000 per year plus $1,000 for each board meeting attended and $500 for participation in each telephonic conference. Each director who is not an employee and not affiliated with a greater than 10% stockholder receives options to purchase shares of our common stock upon election to the board.

SCIENTIFIC ADVISORY BOARD

We have engaged a scientific and medical advisor to advise us on issues related to specific pharmaceutical products. This advisor is an expert in clinical development, medical sciences and drug development. We plan to add additional members with different expertise to support our growth. In certain cases, this advisor has agreed to be available for consultation for a specified number of days each year, but he may consult and meet informally with us on a more frequent basis. Our scientific and medical advisor may have other commitments that may limit his availability to us. Our scientific advisory board consists of the following individual:

Nelson L. Levy, M.D., Ph.D., is currently the Chief Executive Officer of CoreTechs Corporation, which implements a unique paradigm of technology transfer and which starts science-based companies. He was previously President of Fujisawa Pharmaceutical Company, where he refocused and revitalized the sales and marketing organizations, in-licensed two major pharmaceuticals and filed an NDA for FK-506 (Prograf), Fujisawa's leading product. From 1981 to 1984, he was the Vice President for pharmaceutical research at Abbott Laboratories. He is on the board of directors of two public and three private companies and on the scientific advisory boards of three other companies, two of which are publicly traded. He is a summa cum laude graduate of Yale University, received his M.D. degree from the Columbia College of Physicians and Surgeons and a Ph.D. degree in Immunology from Duke University.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation awarded to or earned by our chief executive officer and by each of our four other most highly compensated executive officers (the "named executive officers") who earned in excess of $100,000 in cash compensation during the years ended December 31, 1999 and 2000.

Summary Compensation Table

                                                              --------------------------------------------------
                                                                                        LONG-TERM
                                                                                     COMPENSATION
                                                                                           AWARDS
                                                                     ANNUAL          ------------
                                                                  COMPENSATION             SHARES
                                                              --------------------     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR    SALARY       BONUS         OPTIONS   COMPENSATION
---------------------------                            ----   --------     -------   ------------   ------------
Mahendra G. Shah, Ph.D. .............................  2000   $162,500          --          --             --
  Chairman and Chief Executive Officer                 1999         --(1)  $55,200     300,000             --
R. Brent Dixon.......................................  2000   $130,000          --          --        $ 1,714(2)
  President and Director                               1999   $100,000     $27,600      60,000        $ 1,567(2)
Balaji Venkataraman..................................  2000   $112,500     $ 7,172          --        $   171(3)
  Executive Vice President of Corporate                1999   $ 93,400     $21,250     200,000        $    24(3)
  Development and Chief Financial Officer
Gregory P. Hauck (4).................................  2000   $ 96,667          --          --        $   771(5)
  Former Vice President,                               1999   $ 89,000     $20,000      50,000        $   624(5)
  Developed Products
Robert D. Godfrey, Jr................................  2000   $107,500          --          --        $ 2,009(6)
  Vice President, Sales                                1999   $ 85,950     $20,000      70,000        $ 2,024(6)

---------------

(1) Dr. Shah did not receive a salary in 1999.

(2) Represents $1,543 contributed under our 401(k) plan in 1999 and 2000, respectively, and $24 and $171 for term life insurance premiums in 1999 and 2000, respectively.

(3) Represents $24 and $171 for term life insurance premiums in 1999 and 2000, respectively.

(4) Mr. Hauck retired as Vice President, Developed Products as of January 1,
    2001.

(5) Represents $600 contributed under our 401(k) plan in 1999 and 2000, respectively, and $24 and $171 for term life insurance premiums in 1999 and 2000, respectively.

(6) Represents $2,000 and $1,838 contributed under our 401(k) plan in 1999 and 2000, respectively, and $24 and $171 for term life insurance premiums in 1999 and 2000, respectively.

Stock Option Grants

We did not grant any options to named executive officers in 2000.

The following table sets forth information concerning the exercise of options during 2000 by each of our named executive officers and the number and value of unexercised options held by each of our named executive officers on December 31, 2000. The fair market value of our common stock is based on a price of $31.4375 per share which was the average of the high and low sale price on December 29, 2000 as reported on the Nasdaq National Market.

Aggregated Option Exercises in Fiscal 2000 and Year-End Option Values

                                          -------------------------------------------------------------------------------
                                                                     NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                           SHARES                  OPTIONS AT YEAR ENDED            OPTIONS AT YEAR
                                          ACQUIRED                   DECEMBER 31, 2000          ENDED DECEMBER 31, 2000
                                            UPON      VALUE     ---------------------------   ---------------------------
NAME                                      EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                      --------   --------   -----------   -------------   -----------   -------------
Mahendra G. Shah, Ph.D..................      --           --     181,250        218,750      $5,422,109     $6,299,141
R. Brent Dixon..........................      --           --     305,000         95,000      $9,399,688     $2,842,813
Balaji Venkataraman.....................      --           --      60,000        140,000      $1,754,200     $4,080,300
Robert D. Godfrey, Jr...................   5,000     $108,372      62,500         82,500      $1,853,594     $2,400,469
Gregory P. Hauck........................      --           --     302,500         87,500      $9,327,344     $2,625,781

EMPLOYMENT AGREEMENTS

On January 1, 2000, we entered into employment agreements with Mahendra G. Shah, Ph.D., R. Brent Dixon, Balaji Venkataraman, Robert D. Godfrey, Jr. and William
G. Campbell which were amended in January 2001. These employment agreements may be terminated by us with or without cause. In January 2001, we entered into an employment agreement with Christopher Offen. The officers may terminate employment upon 60 days' written notice to us. Upon termination of Dr. Shah and Messrs. Dixon and Venkataraman's employment without cause, as defined in the agreement, or upon his death, each officer or his estate will be entitled to receive his salary for 12 months following termination, a lump sum equal to 100% of the bonus he received the preceding calendar year, if any, continued health insurance coverage substantially equivalent to that provided to the officer prior to termination for 12 months following termination, a car allowance for 12 months following termination, and all of the officer's unvested options will immediately vest and become exercisable.

Upon termination of Messrs. Godfrey and Campbell's employment without cause, or upon their death, each officer or his estate will be entitled to receive his salary for six months following termination, a lump sum equal to 50% of the bonus he received the preceding calendar year, if any, continued health insurance coverage substantially equivalent to that provided to the officer prior to termination for six months following termination, a car allowance for six months following termination and all of the officer's unvested options will immediately vest and become exercisable.

Upon termination of Mr. Offen's employment without cause, or upon his death, he or his estate will be entitled to receive his salary for nine months following termination, a lump sum equal to 75% of the bonus he received the preceding calendar year, if any, continued health insurance coverage substantially equivalent to that provided to Mr. Offen prior to termination for nine months following termination, a car allowance for nine months following termination and all of Mr. Offen's unvested options will immediately vest and become exercisable.

Upon termination by us for cause or termination by the officer, each officer or his estate is entitled to receive all accrued but unpaid salary as of the date of termination. Upon any termination of these agreements, each officer other than Mr. Offen will have 120 days, and Mr. Offen will have 90 days, from the date of termination to exercise any vested options.

These employment agreements provided for minimum base salaries of $110,000 for Dr. Shah, $102,000 for Mr. Dixon, $95,000 for Mr. Venkataraman, $90,000 for Mr. Godfrey, $80,000 for Mr. Campbell and $150,000 for Mr. Offen. In addition, these employment agreements entitle each executive officer to receive a bonus based on a percentage of his salary, if we and/or the officer meets certain performance goals to be established by the board of directors each year. The compensation committee will review the performance goals and determine whether or not we and/or the executive have achieved the performance goals based on our financial statements. The board retains the right to award additional compensation to each officer based on the officer's contributions to us.

The agreements provide that in the event of a change of control, as defined in the agreements, all options become fully vested and immediately exercisable.

The employment agreements restrict each officer from engaging in or having any financial interest in a business that is in competition with our business during that officer's employment with us and for thirty-six months following termination of employment. A business is in competition with us if it involves research and development work involving products that we market at the time of termination or that were under study by us at that time and were expected to be marketed within six months. This provision does not prevent the officers from investing in a publicly held company, provided that the officer's beneficial ownership of securities does not exceed 5% of the outstanding class of the publicly held company's securities. The employment agreements also restrict each officer from soliciting our suppliers, customers or clients for

36 months after employment. This provision does not prohibit an officer from soliciting wholesale customers, managed care agencies, scientific or computer consultants, lawyers or manufacturers as long as manufacturers have excess capacity. The employment agreements also prohibit each officer from soliciting, employing or engaging any of our employees or affiliates for 36 months following employment. The employment agreements prohibit each officer from disclosing any of our trade secrets, confidential information or ideas that the officer may have acquired or developed relating to our business for 12 months following employment.

We entered into a separation agreement with Gregory Hauck in connection with his resignation as of January 1, 2001. Pursuant to the separation agreement, Mr. Hauck will receive a separation payment totaling $105,000 in 2001, a car allowance for 2001 in the amount of $750 per month and health insurance coverage during 2001. All options previously granted to Mr. Hauck which have vested or were scheduled to vest by March 17, 2001, will be exerciseable for a period of 120 days from January 1, 2001. In the event that Mr. Hauck becomes employed on a full-time basis, the separation payment, car allowance and health benefits will cease at the time of his acceptance of a full-time position. In consideration for the company entering the separation agreement, Mr. Hauck agreed to non-compete provisions in our favor.

EMPLOYEE BENEFIT PLANS

1997 Non-Qualified Stock Option Plan

Our 1997 Non-Qualified Stock Option Plan, as amended, was adopted by our board of directors and approved by our stockholders June 18, 1997. The 1997 plan authorized the issuance of up to 4,000,000 shares of our common stock. Currently, options to purchase an aggregate of 1,322,200 shares of our common stock at a weighted average exercise price of $1.86 per share are outstanding under the 1997 plan. Since the closing of our initial public offering in June 2000, the 1997 plan was terminated and no additional grants of stock options will be made under the 1997 plan.

Options granted under the 1997 plan are not transferable by the optionee except by will or by the laws of descent and distribution. Options will become immediately exercisable in the event of a change of control if the surviving company does not assume the options granted under the 1997 plan.

The 2000 Stock Plan

Our board of directors and stockholders approved the 2000 stock plan in February 2000. This plan provides for the granting of:

- incentive stock options under the Internal Revenue Code of 1986;

- options that do not qualify as incentive stock options;

- stock awards or stock bonuses; and

- sales of stock.


The 2000 stock plan provides for the grants of these options and other awards to officers, directors, full and part-time employees, advisors and consultants. Only full-time employees may receive incentive stock options. We reserved 2,000,000 shares of common stock for issuance under the 2000 stock plan and there are currently outstanding options to purchase 756,410 shares of common stock under this plan. Our compensation committee administers the 2000 stock plan and has the sole authority to determine:


- the meaning and application of the terms of the plan and all grant agreements;

- the persons to whom option or stock grants are made;

- the nature and amount of option or stock grants;

- the price to be paid upon exercise of each option;

- the period within which options may be exercised;

- the restrictions on stock awards; and

- the other terms and conditions of awards.

In September 2000, the compensation committee delegated its authority under the 2000 stock plan to a stock option subcommittee to grant certain options to non-executive employees. The board of directors appointed Mahendra G. Shah, Ph.D. and R. Brent Dixon as members of the stock option subcommittee.

In order to meet one of the requirements of Section 162(m) of the Internal Revenue Code, the 2000 stock plan limits to 500,000 the number of shares that may be covered by grants to any single person in any one calendar year.

The exercise price per share for incentive stock options cannot be less than the fair market value of our common stock on the date of the grant. If a recipient owns more than 10% of our common stock, incentive stock options granted to that recipient must have an exercise price of not less than 110% of the fair market value of our common stock on the grant date. Determinations of fair market value are made in accordance with the 2000 stock plan. The compensation committee has the authority to determine the exercise price for non-qualified stock options.

The compensation committee has the authority to determine the term of each option. However, the term of stock options may not exceed 10 years from the date of grant. In the case of an incentive option granted to an owner of more than 10% of our common stock, the term may not exceed five years from the date of grant. Generally, the recipient of an option may exercise it only while employed by us, except that a recipient may exercise vested options for 60 days after termination of employment or such later date as set forth in the grant agreement, a recipient may exercise vested options for 12 months following disability, and if a recipient dies while employed by us, his or her estate, heirs or beneficiaries may exercise vested options held by the recipient within 12 months following the date of death. The plan also provides for the acceleration of vesting and exercisability of options and vesting of stock awards if we are subject to a change of control.

The compensation committee has the authority to award stock under the plan as stock bonuses. In addition, the compensation committee may issue stock under the 2000 stock plan for consideration, including promissory notes and services. The compensation committee also has the authority to determine the terms, conditions and restrictions of stock awards and sales of stock, which may include restrictions on transferability, voting, repurchase by us and forfeiture of shares. If shares of the stock are subject to forfeiture, we will retain all dividends or other distributions paid on the stock until the shares are no longer subject to forfeiture, at which time we will pay all accumulated amounts to the recipient. Unless otherwise determined by the compensation committee, shares awarded as a stock bonus to an officer or director may not be sold until six months after the date of the award. All shares relating to stock awards or stock sales are counted against the aggregate number of shares available for granting awards under the 2000 stock plan.

If a stock split, stock dividend, consolidation, recapitalization, reorganization or similar event occurs, we will make proportional adjustments to the number of shares of common stock reserved for issuance under the 2000 stock plan and issuable under outstanding options and adjustments to the exercise prices of outstanding options.

Awards under the 2000 stock plan are not transferable except by will or the laws of descent and distribution. The 2000 stock plan will terminate in February 2010, and we may not grant awards under it after termination. Our board of directors may amend, alter or discontinue the 2000 stock plan at any time, provided that we must obtain stockholder approval for any change that would increase the number of shares reserved for issuance or would change the class of persons eligible to receive grants. In addition, the board may not amend the plan to:

- fix the exercise price per share for incentive stock options at less than 100% of the fair market value of a share of common stock on the date of grant;

- extend the expiration date of the plan;

- extend the maximum period of ten years during which holders may exercise options; or

- materially increase the benefits to participants under the plan.

In no event may the board or stockholders amend the plan, alter or impair the rights of an existing recipient without their consent.

As a condition to the exercise of an option, the vesting or award of a stock bonus or the vesting or sale of stock, we may require the recipient to pay over to us all applicable federal, state and local taxes that we must withhold. At the discretion of the compensation committee and upon the request of a recipient, the withholding tax requirements may be satisfied by withholding shares of stock otherwise issuable to the recipient.

Employee Stock Purchase Plan

Our employee stock purchase plan was adopted in February 2000 and is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. We have reserved 500,000 shares of common stock for the stock purchase plan and currently there are 8,294 shares of common stock issued under this plan. In order to participate in the stock purchase plan, employees must meet eligibility requirements, including length of employment. At present, participating employees are able to direct us to make payroll deductions of up to 7% of their regular compensation during an offering period for the purchase of shares of our common stock. Each offering period is six months and the first offering period began on July 1, 2000. The stock purchase plan provides participating employees with the right, subject to specific limitations, to purchase our common stock at a price equal to 85% of the lesser of the fair market value of our common stock on the first or last day of the offering period. The stock purchase plan will terminate on December 31, 2010. The board of directors has the authority to amend, suspend or discontinue the stock purchase plan as long as the change will not adversely affect participants without their consent and as long as we receive any stockholder approval required by law.

401(k) Profit Sharing Plan

We have established a tax-qualified employee savings and retirement plan for all of our employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under the 401(k) plan, employees may elect to reduce their current compensation by up to 15% or the statutory dollar limit, whichever is less, and have us contribute the amount of this reduction to the 401(k) plan. In addition, we match a percentage of an employee's contribution that we establish from time to time. Each employee is fully vested in his or her salary contributions and our matching contributions vest over six years.

We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan. Our contributions, if any, will be deducted by us when made.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OFFICERS AND DIRECTORS

Mahendra G. Shah, Ph.D., our Chairman and Chief Executive Officer, was the Vice President of EJ Financial Enterprises, Inc. through December 31, 2000. John N. Kapoor, Ph.D., one of our directors, is President and sole stockholder of EJ Financial. EJ Financial is the managing general partner of Kapoor-Pharma Investments, L.P. which will beneficially own 37% of our common stock after the offering. Also, John N. Kapoor, Ph.D. is Trustee of the John N. Kapoor Trust, dated September 30, 1989. The John N. Kapoor Trust is a partner of Kapoor-Pharma Investments, L.P.

REIMBURSEMENT AGREEMENT

On April 14, 2000, we entered into a reimbursement agreement with the Kapoor Children's 1992 Trust (the "1992 Trust"). Under this agreement, the 1992 Trust agreed to pledge to LaSalle Bank securities and investments in the amount of $10 million as collateral for the bridge loan that we entered into with LaSalle Bank to acquire Ponstel and Cognex. John Kapoor is the husband of Editha Kapoor, the Trustee of the 1992 Trust, and their children are the beneficiaries of the 1992 Trust. As consideration for this pledge, we paid the 1992 Trust a fee of $16,848 in 2000.

COLLABORATION AGREEMENT

In 1998, we entered into a collaboration agreement with Inpharmakon Corporation under which we acquired rights to the proprietary information for our migraine product FHPC 01 currently under development. Under the agreement, we must develop a workable once-a-day formulation for the drug, conduct clinical trials, file for and obtain regulatory approval and begin commercial sales of the product within prescribed times. If we do not reach specified milestones on a timely basis, Inpharmakon may terminate the agreement. In the event that Inpharmakon terminates the agreement, the rights to develop FHPC 01 will revert back to Inpharmakon who will, under certain circumstances, be free to develop and market the product using the once-a-day formulation and the data from clinical trials and all other information acquired or developed by us in connection with our development efforts. We must also pay up to an aggregate of $950,000 in non-refundable fees at various developmental milestones through and including regulatory approval of the product, and, in the event of commercial sales of the product, we must pay royalties at rates which we believe are within industry customary ranges. If we elect to sell the business opportunity to a third party, we must share the proceeds of the sale with Inpharmakon. We paid $200,000, $1,352 and $201,000 to Inpharmakon in 1998, 1999 and 2000,
respectively, under the agreement. The agreement expires on October 31, 2008 with automatic five-year renewals thereafter. The John N. Kapoor, Ph.D. Trust owns 50% of the shares of Inpharmakon Corporation. In addition, Dr. Shah was Chairman of Inpharmakon Corporation through December 2000 and owns options to purchase 25,000 shares of Inpharmakon.

The other owner of Inpharmakon has previously sought to renegotiate some of the terms of this agreement based on disputes concerning our achievement of milestones. In May 2000, we entered into an amendment of this collaboration agreement in which both parties released each other from any previous claims or disputes under the agreement. The amendment deleted provisions permitting Inpharmakon to terminate the agreement if we do not initiate clinical trials within a specified time period after completing a clinical biostudy on our migraine product under development or if we do not file an NDA within a specified time period after completing clinical trials. In addition, the amendment provides for an increase in the total aggregate amount of milestone payments that we must pay for development of the migraine product from $700,000 to $950,000. The amendment also required that we pay Inpharmakon $200,000 upon completion of our initial public offering, which we paid in June 2000.

PACKAGING AGREEMENT

In 1997, we entered into a packaging agreement with Diversified Healthcare Services, Inc., under which we agreed to exclusively use Diversified Healthcare to package samples of our Defen-LA, Mescolor, Protuss-DM and Zebutal products. Under this agreement, Diversified Healthcare has the right to provide exclusive packaging services for these products. We paid $132,000, $282,000 and $136,000 to Diversified Healthcare in 1998, 1999 and 2000, respectively, under this agreement. The term of this agreement is three years, with automatic yearly renewals unless terminated by either party. The terms of this agreement were negotiated at arm's length by management, and we believe the terms are fair to us. Warren Hauck, Chief Executive Officer of Diversified Healthcare, is the father of Gregory P. Hauck, who was previously our Vice President of Developed Products until January 1, 2001, and Daniel C. Hauck, who owned 5.6% of our common stock through June 2000. Steven Hauck, the President of Diversified Healthcare, is the brother of Gregory and Daniel Hauck.

NON-COMPETE AGREEMENTS

In 1996, we entered into two agreements with Crabapple Enterprises, Inc., a prior and potential competitor, under which Crabapple agreed not to market products that compete with our Protuss, Protuss-D and Zoto-HC products. We paid $160,000, $163,000 and $213,000 to Crabapple in 1998, 1999 and 2000
respectively, under these agreements. These agreements require us to pay royalties on sales of these products at rates which we believe are within industry customary standards. The term of the agreement for Protuss and Protuss-D is seven years with an option to renew for an additional five years. The term of the agreement for Zoto-HC is ten years with an option to renew for an additional five years. Crabapple may cancel these agreements if minimum royalty amounts are not paid. The terms of these agreements were negotiated at arm's length by management, and we believe the terms are fair to us. Warren Hauck, Chief Executive Officer of Crabapple, and Mary Hauck, Secretary of Crabapple, are the parents of Gregory and Daniel Hauck.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock and as adjusted to reflect the sale of the shares of common stock in this offering, by:


- each person or entity we know to own beneficially more than 5% of our common stock as of May 7, 2001;


- each of our directors;

- each of the named executive officers; and

- all directors and executive officers as a group.

Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and/or investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person or entity. Except as otherwise noted below, the address of each person listed below is our address.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission and assumes the underwriters do not exercise their over-allotment option. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.


                                                              -----------------------------------------------------
                                                                                            PERCENTAGE OF
                                                                                         SHARES BENEFICIALLY
                                                                                                OWNED
                                                                  NUMBER OF        --------------------------------
                                                                    SHARES
                                                                 BENEFICIALLY          BEFORE            AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                                OWNED             OFFERING          OFFERING
------------------------------------                          ------------------   ---------------   --------------
5% STOCKHOLDERS
Kapoor-Pharma Investments, L.P.(1)..........................      6,487,583              49%               37%
  225 E. Deerpath, Suite 250
  Lake Forest, IL 60045
DIRECTORS AND NAMED EXECUTIVE OFFICERS
John N. Kapoor, Ph.D.(1)....................................      6,487,583              49%               37%
R. Brent Dixon(2)...........................................        795,000               6%                5%
Gregory P. Hauck............................................        244,000               2%                1%
Mahendra G. Shah, Ph.D.(3)..................................        499,560               4%                3%
Robert D. Godfrey, Jr.(4)...................................         82,500               1%                *
Balaji Venkataraman(5)......................................         60,000               *                 *
Jerry N. Ellis..............................................             --              --                --
Pierre Lapalme(6)...........................................          2,500               *                 *
Jon S. Saxe(6)..............................................          2,500               *                 *
All directors and executive officers as a group (9
  persons)(7)...............................................      7,948,686              57%               44%


---------------

* Represents less than 1%
(1) John N. Kapoor, Ph.D., one of our directors, is the president and sole stockholder of the managing general partner of Kapoor-Pharma Investments, L.P. In such capacity, Dr. Kapoor has the authority to vote and dispose of the shares owned by Kapoor-Pharma Investments and is therefore deemed the beneficial owner of those shares.
(2) Includes 345,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(3) Includes 187,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days. Also includes 10,000 shares that Dr. Shah owns as custodian for his daughter that he may be deemed to beneficially own.
(4) Includes 82,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(5) Includes 60,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(6) Includes 2,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(7) Includes 698,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK


Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.001, and 1,000,000 shares of preferred stock, par value $.001. Upon the closing of this offering, there will be 17,317,564 shares of common stock outstanding assuming that the underwriters do not exercise their over-allotment right, and no shares of preferred stock outstanding.


COMMON STOCK

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. The holders of common stock have no cumulative voting rights with respect to the election of directors or any other matter.

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the board of directors may from time to time determine.

Upon the liquidation, dissolution, distribution of assets or winding up of the company, holders of common stock are entitled to share ratably, in proportion to the number of shares of common stock held, all the assets remaining after distribution of the full preferential amounts due to the holders of the outstanding shares of preferred stock, if any.

Holders of common stock are not entitled to preemptive rights or rights to covert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

Under our restated certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company, which could have a depressive effect on the market price of our common stock. We have no present plan to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder unless:

- prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

- upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

- on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

- any merger or consolidation involving the corporation and the interested stockholder;

- any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

- subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

- the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

CHARTER AND BYLAWS ANTI-TAKEOVER PROVISIONS

Pursuant to our restated certificate of incorporation, the board of directors is divided into three classes of directors. Directors within each class are elected to serve three-year terms and one-third of the directors sit for election at each annual meeting of stockholders. A classified board of directors may have the effect of deterring or delaying any attempt by any group to obtain control of us by a proxy contest since a third party would be required to have its nominees elected at two separate meetings of the board of directors in order to elect a majority of the member of the board. A director may be removed only for cause or by a vote of at least two-thirds of the shares entitled to vote for election of directors.

In addition, our restated certificate of incorporation also provides that amendment of our bylaws by stockholders requires a vote of at least two-thirds of the shares entitled to vote for the election of directors. This supermajority restriction makes it more difficult for stockholders to require an amendment of the bylaws and enhances the board's power with respect to matters of corporate governance that are governed by the bylaws. Our bylaws establish an advance notice procedure for stockholders to bring matters before stockholder meetings, including proposed nominations of persons for election to the board of directors and bringing business matters or stockholder proposals before a meeting. These procedures specify the information stockholders must include in their notice and the timeframe in which they must give us notice. At a stockholder meeting, stockholders may only consider nominations or proposals specified in the notice of meeting, nominations or proposals brought before the meeting by or at the direction of the board of directors and nominations or proposals by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of his or her intention to bring that nomination or proposal before the meeting.

The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a meeting. However, our bylaws may have the effect of precluding the conduct of that item of business at a meeting if the proper procedures are not followed. These provisions may discourage or deter a potential third party from conducting a solicitation of proxies to elect their own slate of directors or otherwise attempting to obtain control of us.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our restated certificate of incorporation contains certain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving certain wrongful acts, such as:

- for any breach of the director's duty of loyalty to us or our stockholders;

- for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

- for any acts under Section 174 of the Delaware General Corporation Law; or

- for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

In addition, our restated certificate of incorporation and bylaws provide the directors and executive officers indemnification protection to the fullest extent permitted by Delaware law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors and officers. Our bylaws permit us to enter into agreements providing to each officer or director indemnification rights substantially similar to those set forth in the bylaws and such agreements have been entered into by each member of our board of directors and each of our executive officers. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by our bylaws, it provides greater assurances to directors and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or by the stockholders to eliminate the rights it provides.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is LaSalle Bank National Association.

NASDAQ NATIONAL MARKET LISTING

The shares of common stock of First Horizon are traded on the Nasdaq National Market under the symbol "FHRX."

                        SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.


Upon completion of this offering, we will have outstanding 17,317,564 shares of common stock, assuming no exercise of outstanding options and no exercise of the underwriters' over-allotment option. The 4,000,000 shares sold in this offering, or 4,600,000 shares if the underwriters exercise their over-allotment option, and 6,067,628 of our currently outstanding shares will be freely tradeable under the Securities Act after this offering. This leaves 7,249,936 currently outstanding shares that will be eligible for sale in the public market after expiration of lock-up agreements ending 90 days after the effective date of this offering, subject in some cases to volume and other restrictions under Rule 144 of the Securities Act for officers and directors and affiliates, as defined in the Securities Act.



In addition, 2,078,610 shares are issuable upon the exercise of currently outstanding options. Of these shares, 698,750 will be eligible for sale after expiration of lock-up agreements ending 90 days after the effective date of this offering, subject in some cases to restrictions imposed on officers, directors and affiliates under Rule 144.


In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


- one percent of the number of shares of common stock then outstanding, which will equal approximately 173,176 shares immediately after this offering; or


- the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.


We filed a registration statement under the Securities Act covering the 2,000,000 shares of common stock reserved for issuance under our 2000 stock plan and the 1,322,200 outstanding shares under our 1997 Non-qualified Stock Option Plan. Shares that are issued under the plans will be available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates.


Rule 144(k)

Under Rule 144(k), a person who was not an affiliate of the company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, which generally includes the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, J.P. Morgan Securities Inc., Banc of America Securities LLC and Thomas Weisel Partners LLC, have severally agreed to purchase from us the following numbers of shares of common stock:

                                                              ----------------
                                                              NUMBER OF SHARES
                                                              ----------------
UNDERWRITERS
  J.P. Morgan Securities Inc................................
  Banc of America Securities LLC............................
  Thomas Weisel Partners LLC................................
                                                                 ----------
     Total..................................................      4,000,000
                                                                 ==========

The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all shares of common stock offered in this prospectus if any shares are purchased.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in
excess of $               per share. The underwriters may allow and the dealers
may reallow a concession not in excess of $               per share to other
dealers. After the public offering of the shares, the underwriters may change this offering price and other selling terms.

We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase a number of shares that approximately reflects the same percentage of total shares the underwriter purchased in the above table. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered in this prospectus.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. The underwriting discount was determined based on an arms' length negotiation between the representatives of the underwriters and us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                              ----------------------------
                                                                 PAID BY FIRST HORIZON
                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................    $               $
  Total.....................................................    $               $

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,000,000. This offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect to those liabilities.

Each of our executive officers and directors and Kapoor-Pharma Investments, L.P., as holder of more than 5% of our securities, have agreed for the period ending 90 days after the effective date of this prospectus, subject to specified exceptions, not to directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for any other rights to purchase or acquire common stock, without the prior written consent of J.P. Morgan Securities Inc., acting alone or of each of J.P. Morgan Securities Inc., Banc of America Securities LLC and Thomas Weisel Partners LLC acting jointly. However, J.P. Morgan Securities Inc. may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our stockholders with respect to any shares subject to a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that during the lock-up period we will not, without the prior written consent of J.P. Morgan Securities Inc., subject to certain exceptions, consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or ownership of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, the issuance of our common stock under our employee stock purchase plan and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to expiration of the lock-up period. See "Shares Eligible for Future Sale."

Persons participating in this offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with this offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Stabilizing, if commenced, may be discontinued at any time.


Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 156 completed transactions, and has acted as a syndicate member in an additional 139 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

The validity of the shares of common stock that we are offering will be passed upon for us by Arnall Golden & Gregory, LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Heller Ehrman White & McAuliffe LLP.

                                    EXPERTS

The audited financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 regarding the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information on us and our common stock, please see the registration statement, including the exhibits, and the financial statements and notes filed as a part of the registration statement. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC. A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of it, or any reports, statements or other information we have filed or file, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of these documents may be obtained from the SEC upon the payment of fees prescribed by it. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

                                    INDEX TO
                              FINANCIAL STATEMENTS
                    FIRST HORIZON PHARMACEUTICAL CORPORATION

                                                              PAGE
                                                              ----

Report of Independent Public Accountants....................  F-2

Balance Sheets..............................................  F-3

Statements of Operations....................................  F-4

Statements of Stockholders' Equity..........................  F-5

Statements of Cash Flows....................................  F-6

Notes to Financial Statements...............................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To First Horizon Pharmaceutical Corporation:

We have audited the accompanying balance sheets of First Horizon Pharmaceutical Corporation (a Delaware corporation) as of December 31, 2000 and 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Horizon Pharmaceutical Corporation as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Atlanta, Georgia
February 16, 2001

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

                                 BALANCE SHEETS

                                                              -------------------------
                                                                    DECEMBER 31,
                                                              -------------------------
                                                                     1999          2000
                                                              -----------   -----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   219,688   $14,228,067
  Accounts receivable, net of allowance for doubtful
     accounts, discounts and contractual adjustments of
     $55,783 and $283,929 at December 31, 1999 and 2000,
     respectively...........................................    2,900,623     6,710,237
  Inventories...............................................      798,615     2,648,104
  Samples and other prepaid expenses........................      553,614     1,341,126
  Deferred tax assets.......................................      550,780     1,203,309
                                                              -----------   -----------
          Total current assets..............................    5,023,320    26,130,843
                                                              -----------   -----------
Property and equipment, net.................................      422,096       802,674
Other assets:
  Note receivable from related party........................       30,000            --
  Intangibles, net..........................................    5,602,328    23,150,025
                                                              -----------   -----------
          Total other assets................................    5,632,328    23,150,025
                                                              -----------   -----------
          Total assets......................................  $11,077,744   $50,083,542
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   794,088   $ 1,815,269
  Accrued expenses..........................................    2,892,727     8,986,168
  Borrowings under revolving loan agreement.................      800,000            --
  Current portion of long-term debt.........................    1,270,389       221,482
                                                              -----------   -----------
          Total current liabilities.........................    5,757,204    11,022,919
                                                              -----------   -----------
Long-term liabilities:
  Long-term debt, net of current maturities.................    1,628,497            --
  Deferred tax liabilities..................................       76,479       487,721
                                                              -----------   -----------
          Total liabilities.................................    7,462,180    11,510,640
                                                              -----------   -----------
Commitments and contingencies
STOCKHOLDERS' EQUITY:
  Preferred stock, 1,000,000 shares authorized and none
     outstanding............................................           --            --
  Common stock, $0.001 par value; 40,000,000 shares
     authorized; 8,539,643 and 12,972,900 shares issued and
     outstanding at December 31, 1999 and 2000,
     respectively...........................................        8,540        12,973
  Additional paid-in capital................................    5,788,220    37,792,147
  Deferred compensation.....................................   (1,284,374)     (842,566)
  Accumulated (deficit) earnings............................     (896,822)    1,610,348
                                                              -----------   -----------
          Total stockholders' equity........................    3,615,564    38,572,902
                                                              -----------   -----------
          Total liabilities and stockholders' equity........  $11,077,744   $50,083,542
                                                              ===========   ===========

The accompanying notes are an integral part of these statements.

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

                            STATEMENTS OF OPERATIONS

                                                              --------------------------------------
                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 1998         1999          2000
                                                              ----------   -----------   -----------
Net revenues................................................  $9,252,058   $18,624,514   $36,649,547
Operating costs and expenses:
  Cost of revenues..........................................   1,903,054     3,140,416     5,435,908
  Selling, general and administrative expenses, excluding
     the non-cash expense presented below...................   6,789,358    12,400,439    23,446,979
  Non-cash selling, general and administrative expense......          --       143,986       769,363
  Depreciation and amortization.............................      35,225       424,274     1,091,138
  Research and development expense..........................     255,000       860,350     1,784,144
                                                              ----------   -----------   -----------
          Total operating costs and expenses................   8,982,637    16,969,465    32,527,532
                                                              ----------   -----------   -----------
Operating income............................................     269,421     1,655,049     4,122,015
Other (expense) income
  Interest expense..........................................     (14,017)     (356,598)     (324,226)
  Interest income...........................................       4,383        11,950       348,183
  Other.....................................................      (2,749)        8,059        20,944
                                                              ----------   -----------   -----------
          Total other (expense) income......................     (12,383)     (336,589)       44,901
                                                              ----------   -----------   -----------
Income before provision for income taxes....................     257,038     1,318,460     4,166,916
Provision for income taxes..................................    (121,484)     (547,996)   (1,659,746)
                                                              ----------   -----------   -----------
Net income..................................................  $  135,554   $   770,464   $ 2,507,170
                                                              ==========   ===========   ===========
Net income per common share:
  Basic.....................................................  $     0.02   $      0.10   $      0.23
                                                              ==========   ===========   ===========
  Diluted...................................................  $     0.02   $      0.09   $      0.20
                                                              ==========   ===========   ===========
Weighted average common shares outstanding:
  Basic.....................................................   7,978,234     8,028,673    11,074,616
                                                              ==========   ===========   ===========
  Diluted...................................................   8,584,329     8,975,493    12,737,564
                                                              ==========   ===========   ===========

The accompanying notes are an integral part of these statements.

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    ------------------------------------------------------------------------------------
                                            COMMON STOCK    ADDITIONAL
                                    --------------------       PAID-IN       DEFERRED          ACCUMULATED
                                        SHARES    AMOUNT       CAPITAL   COMPENSATION   (DEFICIT) EARNINGS         TOTAL
                                    ----------   -------   -----------   ------------   ------------------   -----------
Balance, December 31, 1997........   7,971,248   $ 7,972   $ 2,609,194   $        --       $(1,802,840)      $   814,326
  Stock options exercised.........      10,000        10         6,240            --                --             6,250
  Net income......................          --        --            --            --           135,554           135,554
                                    ----------   -------   -----------   -----------       -----------       -----------
Balance, December 31, 1998........   7,981,248     7,982     2,615,434            --        (1,667,286)          956,130
  Conversion of debt to equity....     558,395       558     1,744,426            --                --         1,744,984
  Deferred compensation...........          --        --     1,428,360    (1,284,374)               --           143,986
  Net income......................          --        --            --            --           770,464           770,464
                                    ----------   -------   -----------   -----------       -----------       -----------
Balance, December 31, 1999........   8,539,643     8,540     5,788,220    (1,284,374)         (896,822)        3,615,564
  Net proceeds from sale of
     stock........................   4,378,294     4,378    31,182,827            --                --        31,187,205
  Stock options exercised.........      54,963        55        78,994            --                --            79,049
  Tax benefit from nonqualified
     stock option exercises.......          --        --       414,551            --                --           414,551
  Deferred compensation...........          --        --       327,555       441,808                --           769,363
  Net income......................          --        --            --            --         2,507,170         2,507,170
                                    ----------   -------   -----------   -----------       -----------       -----------
Balance, December 31, 2000........  12,972,900   $12,973   $37,792,147   $  (842,566)      $ 1,610,348       $38,572,902
                                    ==========   =======   ===========   ===========       ===========       ===========

The accompanying notes are an integral part of these statements.

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                              -------------------------------------
                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                  1998          1999           2000
                                                              --------   -----------   ------------
Cash flows from operating activities:
  Net income................................................  $135,554   $   770,464   $  2,507,170
  Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
     Depreciation and amortization..........................    35,225       424,274      1,091,138
     Non-cash interest expense..............................        --       144,984             --
     Deferred income tax provision (benefit)................   102,000      (352,450)      (241,287)
     Non-cash compensation expense..........................        --       143,986        769,363
     Loss on disposal of equipment..........................     4,404            --         25,278
     Changes in assets and liabilities, net of acquired
      assets and liabilities:
  Accounts receivable.......................................  (486,629)   (1,753,375)    (3,809,614)
  Inventories...............................................  (261,368)     (396,218)    (1,942,477)
  Samples and other prepaid expenses........................  (139,445)      (83,232)      (787,512)
  Note receivable from related party........................   (30,000)           --         30,000
  Accrued expenses..........................................   446,429     1,763,019      4,612,232
  Accounts payable..........................................    13,288       356,850      1,021,181
                                                              --------   -----------   ------------
  Net cash (used in) provided by operating activities.......  (180,542)    1,018,302      3,275,472
                                                              --------   -----------   ------------
Cash flows from investing activities:
  Purchase of intangible assets.............................        --    (4,000,000)   (16,508,990)
  Purchase of property and equipment........................  (208,464)     (185,709)      (546,954)
                                                              --------   -----------   ------------
  Net cash used in investing activities:....................  (208,464)   (4,185,709)   (17,055,944)
                                                              --------   -----------   ------------
Cash flows from financing activities:
  Proceeds (repayments) from revolving loan agreement.......   563,013       197,072       (800,000)
  Proceeds from long-term debt..............................        --     4,000,000      9,500,000
  Principal payments on long-term debt......................        --    (1,235,000)   (12,177,403)
  Proceeds from issuance of common stock....................     6,250            --     31,266,254
                                                              --------   -----------   ------------
  Net cash provided by financing activities.................   569,263     2,962,072     27,788,851
                                                              --------   -----------   ------------
Net change in cash and cash equivalents.....................   180,257      (205,335)    14,008,379
Cash and cash equivalents, beginning of period..............   244,766       425,023        219,688
                                                              --------   -----------   ------------
Cash and cash equivalents, end of period....................  $425,023   $   219,688   $ 14,228,067
                                                              ========   ===========   ============

The accompanying notes are an integral part of these statements.

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

First Horizon Pharmaceutical Corporation (formerly Horizon Pharmaceutical Corporation, the "Company") is an emerging pharmaceutical company that markets and sells brand name prescription drugs to high-prescribing primary care and select specialty physicians in the United States through their nationwide sales and marketing field force. In addition, limited sales to European customers are made through local distributors in the region. The Company focuses on the treatment of chronic conditions, including cardiovascular diseases, respiratory and gastroenterological disorders, and pain and inflammation. The Company's strategy is to acquire and obtain licenses for pharmaceutical products that other companies do not actively market, and to increase sales through aggressive promotion and marketing. In addition, the Company seeks to maximize the value of their drugs by developing new patentable formulations, using new delivery methods and seeking regulatory approval for new indications.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

Revenues from product sales are recognized upon shipment to customers and are shown net of sales adjustments for discounts, rebates to customers, returns and other adjustments, which are provided in the same period that the related sales are recorded.

In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 is applicable to public companies and provides guidance on applying accounting principles generally accepted in the United States to revenue recognition issues in financial statements. Management believes the Company's revenue recognition criteria are consistent with the guidance provided by SAB No. 101.

Royalties

The Company pays royalties on the sale of certain products. These costs are included in selling, general and administrative expenses in the accompanying statements of operations. Total royalties were $194,000, $620,000 and $2,057,000 for the years ending December 31, 1998, 1999 and 2000, respectively.

Research and Development

Research and development expenses consist primarily of costs incurred to develop formulations, engage contract research organizations to conduct clinical studies, test products under development and engage medical and regulatory consultants. The Company expenses all research and development costs as incurred. Research and development costs were $255,000, $860,350 and $1,784,144 for the years ended December 31, 1998, 1999 and 2000, respectively.

Returns and Rebate Allowances

The Company provides all customers with a right of return within six months of the expiration date of the product, and as a result records a provision for returns at the time of sale. The Company is contractually obligated to pay rebates on the sale of certain prescription drugs. The reserve for returns and rebates is estimated based upon historical experience and other relevant information, in accordance with accounting principles generally accepted in the United States. There is no certainty that future returns and rebates will not exceed established reserves.

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

Cash and Cash Equivalents

The Company considers only those investments that are highly liquid, and readily convertible to cash with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 1999. The Company had cash equivalents with a value of $11,992,329 at December 31, 2000.

Concentration of Credit Risk

The Company extends credit on an uncollateralized basis primarily to wholesale drug distributors and retail pharmacy chains throughout the United States. Historically, the Company has not experienced significant credit losses on its accounts. The Company's five largest customers accounted for approximately 66% and 65% of accounts receivable at December 31, 1999, and 2000, respectively. The following table presents a summary of sales to significant customers as a percentage of the Company's total revenues:

                                                              ------------------
CUSTOMER                                                      1998   1999   2000
--------                                                      ----   ----   ----
McKesson HBOC, Inc..........................................   29%    28%    29%
Cardinal Health, Inc........................................   28     19     14
Bergen Brunswig Corporation.................................   12     10     12
Bindley Western Industries, Inc.............................   12      9     10

The Company relies on third-party suppliers to produce its products. The supply of two products whose sales comprised 47% of the Company's sales in 2000 are exclusively available through separate single suppliers.

The mix of sales of the Company's products changes as products are added, and on a combined basis, products with sales greater than 10% of the Company's sales comprised 90%, 64% and 66% of total sales in 1998, 1999 and 2000, respectively.

Segment Reporting

The Company operates in a single segment, the sale and marketing of prescription drugs.

Inventories

Inventories consist of purchased pharmaceutical products and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Samples and Other Prepaid Expenses

Samples and other prepaid expenses primarily consist of product samples used in the sales and marketing efforts of the Company's products. Samples are expensed upon distribution.

Property and Equipment

Property and equipment are stated at cost. Major improvements, which extend the lives of existing property and equipment, are capitalized. Depreciation is provided for on the straight-line basis over the estimated useful lives of the assets. Accelerated depreciation is used for income tax purposes. Expenditures for maintenance and repairs that do not extend the lives of the applicable assets are charged to expense as incurred.

The estimated useful lives of the classes of assets generally are as follows:

Office equipment............................................  Five to ten years
Furniture and fixtures......................................  Five to ten years
Computer hardware and software..............................  Three to five years
Leasehold improvements......................................  Based on term of lease

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

The components of property and equipment as of December 31, 1999 and 2000 are as follows:

                                                              ----------------------
                                                                   1999         2000
                                                              ---------   ----------
Office equipment............................................  $  42,315   $   87,412
Furniture and fixtures......................................    131,065      215,882
Computer hardware and software..............................    294,414      455,337
Leasehold improvements......................................     98,648      306,774
                                                              ---------   ----------
                                                                566,442    1,065,405
Less accumulated depreciation...............................   (144,346)    (262,731)
                                                              ---------   ----------
  Property and equipment, net...............................  $ 422,096   $  802,674
                                                              =========   ==========

Depreciation expense related to property and equipment for the years ended December 31, 1998, 1999 and 2000 was $34,745, $68,860 and $141,098,
respectively.

In the event that facts and circumstances indicate that the carrying amounts of property and equipment may be impaired, an evaluation of recoverability is performed using the estimated future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a write-down is required.

Intangible Assets

The costs of obtaining patents and product licenses are capitalized and amortized on a straight-line basis over the estimated periods benefited by the asset (15 to 20 years). Amortization of such assets is included in depreciation and amortization expense in the accompanying statements of operations. Amortization expense for the years ended December 31, 1998, 1999 and 2000 was $480, $355,414 and $950,040, respectively.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of," the Company continually reevaluates the propriety of the carrying amount of intangibles as well as the related amortization period to determine whether the current events and circumstances warrant adjustments to the carrying values and/or estimates of useful lives. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a write-down is required. To the extent such projections indicate that the undiscounted cash flows are not expected to be adequate to recover the carrying amounts, the assets are written down to fair value as determined by discounting future cash flows.

Income Taxes

The Company provides for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities using currently enacted tax rates.

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expenses were $39,233, $178,929 and $1,218,615 for the years ending December 31, 1998, 1999 and 2000, respectively.

Fair Value of Financial Instruments

The Company's borrowings under its variable rate long-term debt agreements are recorded at cost, which approximates fair value. The carrying value of all other financial instruments approximated fair value due to their short term nature.

Foreign Currency Exposure

Certain of the Company's product purchases and sales are denominated in foreign currencies. Gains or losses on foreign currency transactions are included in income as incurred. The Company does not typically engage in purchased hedging transactions given the insignificant level of foreign currency denominated transactions that occur.

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

Earnings Per Share

As required by SFAS No. 128, "Earnings Per Share," the Company has presented basic and diluted earnings per common share amounts in the accompanying financial statements. Basic earnings per common share is calculated based on the weighted average common shares outstanding during the year, while diluted earnings per common share also gives effect to all potentially dilutive common stock equivalents during each year such as options, warrants, and contingently issuable shares.

Below is the calculation of basic and diluted net income per common share:

                                                              -------------------------------------
                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                                    1998         1999          2000
                                                              ----------   ----------   -----------
Net income..................................................  $  135,554   $  770,464   $ 2,507,170
                                                              ==========   ==========   ===========
Weighted average common shares outstanding -- basic.........   7,978,234    8,028,673    11,074,616
Dilutive effect of stock options............................     606,095      946,820     1,662,948
                                                              ----------   ----------   -----------
Weighted average common shares outstanding -- diluted.......   8,584,329    8,975,493    12,737,564
                                                              ==========   ==========   ===========
Basic net income per share..................................  $     0.02   $     0.10   $      0.23
                                                              ==========   ==========   ===========
Diluted net income per share................................  $     0.02   $     0.09   $      0.20
                                                              ==========   ==========   ===========

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year financial statement presentation.

Supplemental Cash Flow Disclosures

                                                              -----------------------------
                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                                 1998       1999       2000
                                                              -------   --------   --------
Cash paid for taxes.........................................  $    --   $777,927   $940,001
                                                              =======   ========   ========
Cash paid for interest......................................  $10,855   $235,889   $385,113
                                                              =======   ========   ========

New Accounting Pronouncements

In June 1998, the financial accounting standards board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company adopted SFAS No. 133 (as amended by SFAS No. 138) on January 1, 2001. SFAS No. 133 established methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Adoption of SFAS No. 133 will not have a material impact on the Company's financial condition or results of operations.

2. REVOLVING LOAN AGREEMENT

In May 1998, the Company entered into a revolving loan agreement with a bank under which the Company can borrow up to $1,000,000, subject to borrowing base limitations based on eligible accounts receivable and inventory balances, as defined in the agreement. Borrowings under the revolving loan agreement bear an interest rate of the bank's prime rate and are secured by the Company's assets. The revolving loan agreement was amended and restated on December 22, 1998 to provide for partial financing of a product acquisition through a term loan. Under the amended agreement, terms of the revolving loan facility provide for up to $2,500,000, subject to borrowing base limitations based on eligible accounts receivable and inventory, as defined in the agreement. In January 2000, the loan agreement was amended and restated to provide for borrowings up to $3,500,000 through June 30, 2000, reverting back to $2,500,000 from June 30, 2000 to January 31, 2001. In April 2000, the Company further amended its credit facility to include up to $13,000,000 of bridge financing to finance acquisitions, and to extend the term of the revolving loan facility to May 2, 2001. On April 14, 2000,

                    FIRST HORIZON PHARMACEUTICAL CORPORATION the Company borrowed $9,500,000 under the bridge loan for the acquisition of Ponstel. Borrowings under the bridge loan bore an interest rate of the Company's choice of the bank's prime rate or LIBOR plus 1.5%. The bridge loan matured, and was repaid, upon the completion of the Company's initial public offering on May 31, 2000. The weighted average outstanding balance under the revolving credit facility for the year ended December 31, 2000 was $1,879,166. At December 31, 2000, the outstanding balance under the revolving loan was $0 with an interest rate of 9.0%, and the Company had additional availability under the terms of the agreement of approximately $2,500,000. The revolving loan agreement contains certain restrictive covenants including, among other things, minimum EBITDA levels and debt to equity ratio. Any failure to comply with these requirements could have a material adverse effect on the Company's operations, unless waivers are obtained. As of December 31, 2000, the Company was in compliance with these covenants.

3. LONG-TERM DEBT

Long-term debt consists of the following:

                                                              -----------------------
                                                                     1999        2000
                                                              -----------   ---------
Term note payable (initial amount of $2,400,000) to bank
  bearing interest at the lesser of prime or LIBOR plus 2%
  (7.96% at December 31, 1999), with monthly payments of
  $40,000 plus accrued interest maturing in December 2001...  $ 1,840,000   $       0
Obligation to a seller of intangible assets payable in
  quarterly installments of $225,000 through February 2001,
  net of an unamortized discount of $52,850 at December 31,
  1999 and $1,594 at December 31, 2000, using an interest
  rate of 8.75%.............................................    1,058,886     221,482
                                                              -----------   ---------
                                                                2,898,886     221,482
Less current maturities.....................................   (1,270,389)   (221,482)
                                                              -----------   ---------
          Total.............................................  $ 1,628,497   $       0
                                                              ===========   =========

4. ACCRUED EXPENSES

Accrued expenses consists of the following:

                                                              -----------------------
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                    1999         2000
                                                              ----------   ----------
Employee compensation and benefits..........................  $  949,325   $1,548,666
Customer return allowance...................................     272,423      824,953
Product rebates.............................................     851,248    1,333,906
Interest....................................................      64,011        3,154
Accrued royalty.............................................     103,807      579,677
Assumed liabilities -- product acquisitions.................     193,531    2,026,528
Income taxes payable........................................     122,957      736,427
Other.......................................................     335,425    1,932,857
                                                              ----------   ----------
                                                              $2,892,727   $8,986,168
                                                              ==========   ==========

5. STOCKHOLDER'S EQUITY

In 1998, the Company approved a four-for-one common stock split, thus increasing authorized common shares from 10 million to 40 million. All common stock information for all periods presented herein has been restated to give effect to this stock split.

In December 1999, the Company issued 558,395 shares of common stock to the Company's majority stockholder upon the conversion to common stock of $1.6 million of convertible debt incurred in January 1999 and accrued interest of $144,984 thereon. The shares were converted at a rate of $3.125 as stipulated in the applicable agreement. The original debt agreement stipulated an interest rate of prime plus 2% (10.25% at the conversion date).

In May 2000, the Company completed its initial public offering and issued 3,800,000 shares of common stock at a price of $8.00 per share. In June 2000, the Company's underwriters exercised their over-allotment option and an additional 570,000

                    FIRST HORIZON PHARMACEUTICAL CORPORATION shares of common stock were issued at a price of $8.00 per share. These offerings generated proceeds, net of offering expenses, of $31,119,350, which the Company used to repay debt, finance product acquisitions, and for general corporate purposes.

In December 2000, the Company issued 8,294 shares of common stock under its employee stock purchase plan.

Under the Company's Restated Certificate of Incorporation the board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company, which could have a depressive effect on the market price of our common stock. The Company has no present plan to issue any shares of preferred stock. As of December 31, 1999 and 2000, there were no shares of preferred stock outstanding.

In December 2000, the Company entered into a separation agreement with a retiring executive, whereby the executive will receive severance and other benefits. In addition, the vesting of a portion of his stock options was accelerated, generating non-cash compensation expense of $361,000.

6. STOCK OPTIONS

Pursuant to the Company's 1997 Non-Qualified Stock Option Plan (the "1997 Plan"), the board of directors approved the issuance of options to purchase shares of common stock of the Company to various employees. Under the plan, 4,000,000 shares (adjusted for the 1998 four-for-one stock split) of common stock were reserved for issuance. Vesting periods range from immediate to four years, and options granted generally expire seven years from the date of grant. All options also include accelerated vesting provisions in the event of a change in control, as defined in the plan. In 2000, the Company retired the 1997 Plan. At December 31, 2000, 1,713,200 options remained issued and outstanding under the 1997 Plan.

On February 14, 2000, the board of directors and stockholders approved the 2000 Stock Plan (the "2000 Plan"). This plan provides for the granting of incentive stock options, nonqualified stock options, stock awards or stock bonuses, and sales of stock. The 2000 stock plan provides for the grants of these options and other awards to officers, directors, full- and part-time employees, advisors and consultants. Only full-time employees may receive incentive stock options. The Company has reserved 2,000,000 shares of common stock for issuance under the 2000 Plan. The Company's compensation committee administers the 2000 Plan and has the sole authority to determine the meaning and application of the terms of the plan and all grant agreements, the persons to whom option or stock grants are made, the nature and amount of option or stock grants, the price to be paid upon exercise of each option, the period within which options may be exercised, the restrictions on stock awards, and the other terms and conditions of awards. In September 2000, the compensation committee delegated its authority under the 2000 stock plan to a stock option subcommittee to grant certain options to non-executive employees. All options granted under the 2000 Plan include accelerated vesting provisions in the event of a change in control, as defined in the plan. The 2000 stock plan will terminate in February 2010. At December 31, 2000, 318,137 options were issued and outstanding under the 2000 Plan, with vesting periods of four years from the grant date.

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

The Company has granted stock options to officers, directors, and employees as follows:

                                                                ----------------------
                                                                    NUMBER    WEIGHTED
                                                                 OF SHARES     AVERAGE
                                                                SUBJECT TO    EXERCISE
                                                                    OPTION       PRICE
                                                                ----------    --------
Outstanding at December 31, 1997............................      870,000     $ 0.556
  Granted...................................................      122,000       1.875
  Canceled..................................................      (10,000)      1.375
  Exercised.................................................      (10,000)      0.625
                                                                ---------
Outstanding at December 31, 1998............................      972,000       0.712
  Granted...................................................      785,500       2.494
  Canceled..................................................       (5,000)      2.250
  Exercised.................................................           --         N/A
                                                                ---------
Outstanding at December 31, 1999............................    1,752,500       1.506
  Granted...................................................      386,400      10.896
  Canceled..................................................      (52,600)      7.470
  Exercised.................................................      (54,963)      1.438
                                                                ---------
Outstanding at December 31, 2000............................    2,031,337     $ 3.140
                                                                =========
Shares vested at December 31, 2000..........................      989,425
                                                                =========

The following table sets forth the range of exercise prices, number of shares, weighted average exercise price, and remaining contractual lives by similar price and grant date at December 31, 2000.

-----------------------------------------------------------------------------------------------
                                                        OUTSTANDING                 EXERCISABLE
                                        ---------------------------   -------------------------
                                                WEIGHTED   WEIGHTED                    WEIGHTED
                       OUTSTANDING AT            AVERAGE    AVERAGE   EXERCISABLE AT    AVERAGE
             RANGE OF    DECEMBER 31,          REMAINING   EXERCISE      DECEMBER 31   EXERCISE
       EXERCISE PRICE            2000   CONTRACTUAL LIFE      PRICE             2000      PRICE
       --------------  --------------   ----------------   --------   --------------   --------
    $ 0.500 - $ 0.625         827,000          3.5 years   $  0.552          727,000   $  0.542
    $ 1.875                   211,000          6.8 years   $  1.875           90,500   $  1.875
    $ 2.500 - $ 2.650         647,700          8.6 years   $  2.605          161,925   $  2.605
    $ 8.000 - $10.688         263,737          6.4 years   $  8.694           10,000   $  8.350
    $18.000 - $19.937          64,450          6.7 years   $ 18.015                0        N/A
    $21.812 - $25.718          17,450          6.8 years   $  21.98                0        N/A
                       --------------                                 --------------
                Total       2,031,337                                        989,425
                       ==============                                 ==============

The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock options issued to employees. Accordingly, the Company records compensation expense for any stock option grants with exercise prices lower than fair value, recognized ratably over the vesting period. The Company has recognized compensation expense related to stock option grants of $0, $143,986 and $769,363 in 1998, 1999 and 2000, respectively. The 2000 compensation expense includes $361,000 related to accelerated vesting granted to a retiring executive. Had compensation costs for these options been determined using the option-pricing models prescribed by SFAS No. 123,

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

"Accounting for Stock Based Compensation," the Company's pro forma net income per common share would have been reported as follows:

                                                              --------------------------------
                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                  1998       1999         2000
                                                              --------   --------   ----------
Net income:
  as reported...............................................  $135,554   $770,464   $2,507,170
  pro-forma.................................................  $111,734   $476,823   $2,260,178
Net income per common share -- basic:
  as reported...............................................  $   0.02   $   0.10   $     0.23
  pro-forma.................................................  $   0.01   $   0.06   $     0.20

Net income per common share -- diluted:
  as reported...............................................  $   0.02   $   0.09   $     0.20
  pro-forma.................................................  $   0.01   $   0.05   $     0.18

The weighted average minimum value of options granted during 1998, 1999 and 2000 is estimated at $1.51, $2.01 and $4.88, respectively, per share. The minimum value of options is estimated on the date of the grant using the following weighted average assumptions:

                                                              -----------------------------
                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                 1998       1999       2000
                                                              -------    -------    -------
Risk-free interest rate.....................................     5.53%      5.57%      6.45%
Expected dividend yield.....................................       --         --         --
Expected lives..............................................  4 years    4 years    4 years
Expected volatility.........................................       --%        --%        42%

The Company adopted an employee stock purchase plan on February 14, 2000 that is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Internal Revenue Code. The Company has reserved 500,000 shares of common stock for the stock purchase plan. In order to participate in the stock purchase plan, employees must meet eligibility requirements, including length of employment. Participating employees will be able to direct the Company to make payroll deductions of up to 7% of their compensation during an offering period for the purchase of shares of the Company's common stock. Each offering period will be six months. The stock purchase plan will provide participating employees with the right, subject to specific limitations, to purchase the Company's common stock at a price equal to 85% of the lesser of the fair market value of the Company's common stock on the first or last day of the offering period. The board of directors has the authority to amend, suspend or discontinue the stock purchase plan as long as the change will not adversely affect participants without their consent and as long as the Company receives the stockholder approval required by law. The stock purchase plan will terminate on December 31, 2010.

7. INCOME TAXES

The income tax provision (benefit) for 1998, 1999 and 2000 consisted of the following:

                                                              ---------------------------------
                                                                  1998        1999         2000
                                                              --------   ---------   ----------
Current.....................................................  $ 19,484   $ 900,446   $2,021,453
Deferred....................................................   102,000    (352,450)    (361,707)
                                                              --------   ---------   ----------
                                                              $121,484   $ 547,996   $1,659,746
                                                              ========   =========   ==========

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

A reconciliation of the statutory rate to the effective rate as recognized in the statements of operations is as follows:

                                                              --------------------
                                                              1998    1999    2000
                                                              ----    ----    ----
Federal statutory rate......................................  34.0%   34.0%   34.0%
State taxes and credits.....................................   5.0%    5.0%    3.8%
Non-deductible expenses.....................................   8.3%    2.6%    2.0%
                                                              ----    ----    ----
                                                              47.3%   41.6%   39.8%

Deferred tax assets and liabilities reflect the impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of the Company's net deferred tax assets as of December 31, 1999 and 2000 are as follows:

                                                              ---------------------
                                                                  1999         2000
                                                              --------   ----------
Deferred tax assets:
  Accrued liabilities and reserves..........................  $439,785   $1,203,309
  Deferred compensation.....................................   110,995      411,164
  Other.....................................................        --       25,334
                                                              --------   ----------
                                                               550,780    1,639,807
Deferred tax liabilities:
  Intangibles...............................................    76,479      870,135
  Other.....................................................        --       54,084
                                                              --------   ----------
                                                                76,479      924,219
                                                              --------   ----------
Net deferred tax assets.....................................  $474,301   $  715,588
                                                              ========   ==========

8. LICENSE AGREEMENTS AND PRODUCT RIGHTS

On January 1, 1996, the Company obtained exclusive distribution rights from Unisource, Inc. for Tanafed in North America through December 31, 2003 with an option for an additional seven years. The agreement requires the Company to purchase all of its requirements for Tanafed from Unisource, including at least certain minimum quantities of Tanafed in each year of the agreement. The Company entered into a patent and license agreement with Jame Fine Chemicals, Incorporated, the raw materials supplier for Tanafed dated January 2000. The agreement grants the Company a semi-exclusive license to use, sell and distribute finished products containing an active ingredient used in Tanafed. Pursuant to the agreement, the Company must pay a royalty on sales of Tanafed. The license continues through the life of the licensed patent, which expires in 2014.

On October 31, 1998, the Company entered into an agreement with Inpharmakon Corporation in which the Company acquired rights to the proprietary information for a migraine product for which the Company plans to conduct clinical studies and submit a new drug application. The agreement expires on October 31, 2008, but the Company may renew it indefinitely after expiration. If the Company does not obtain regulatory approval of the drug within a specified time after filing for such approval and thereafter commence and continue to aggressively market and sale the product, Inpharmakon may terminate the agreement. In the event that Inpharmakon terminates the agreement for failure to achieve these milestones, Inpharmakon may purchase rights to develop the drug. The Company must also pay up to an aggregate of $950,000 in non-refundable fees to Inpharmakon at various developmental milestones through and including regulatory approval of the product, and, in the event of commercial sales of the product, the Company must pay royalties at rates which management believes are within industry customary ranges. If the Company elects to sell the business opportunity to a third party, the Company must share the proceeds of the sale with Inpharmakon.

The other owner of Inpharmakon has previously sought to renegotiate some of the terms of this agreement based on disputes concerning the Company's achievement of milestones. On May 3, 2000, the Company entered into an amendment of this collaboration agreement in which both parties released each other from any previous claims or disputes under the agreement. The amendment deleted provisions permitting Inpharmakon to terminate the agreement if the Company does not initiate clinical trials within a specified time period after completing a clinical biostudy on the Company's migraine product under development or if the Company does not file an NDA within a specified time period after completing clinical trials. In addition, the amendment provides for an increase in the total aggregate amount of milestone payments that the

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

Company must pay for development of the migraine product from $700,000 to $950,000. The amendment also required that the Company pay Inpharmakon $200,000, which was paid in June 2000.

On January 29, 1999, the Company acquired exclusive rights in the United States to Robinul and Robinul Forte tablets from American Home Products Corporation
(AHP) for $4,000,000 in cash with an additional $1,800,000 financed by the seller (See Note 3). Pursuant to the acquisition, the Company also assumed liabilities for returns of products shipped by the seller prior to the acquisition date. The Company has recorded the total purchase price for this acquisition as an intangible asset in its financial statements. The Company agreed to pay royalties on net sales as long as the Company sells the product. The Company negotiated for AHP, or its designee, to continue to manufacture and supply the product to the Company until July 2001. The Company has an agreement with a supplier, dated April 23, 1999, for the supplier to become qualified under applicable regulations to manufacture and supply the requirements for Robinul. Under this agreement, the supplier will manufacture the products for five years from the time the supplier becomes a qualified manufacturer plus renewal terms of one year until either party elects to not renew. The agreement with the supplier requires that the Company purchase certain designated minimum quantities. The Company has capitalized the cost of obtaining the license and is amortizing it over an estimated economic life of 20 years.

On March 25, 1999, the Company acquired the rights from Penwest Pharmaceuticals Co. to the application of Penwest's controlled release TIMERx technology to the active ingredient in the migraine product. Under the Penwest agreement, the Company has the right to manufacture, use and sell the developed product in North America and Mexico for a period extending fifteen years from the date a new drug application is issued for the product, as well as a license to the TIMERx(R) patents for such purpose. The Company must pay Penwest an aggregate of up to approximately $2,600,000 of non-refundable fees upon achieving specified development milestones through the first anniversary of the first commercial sale of the product following regulatory approval and royalties upon any sales of the migraine product. To date, the Company has paid Penwest $426,500, which is included in research and development expense in the accompanying statements of operations. Penwest may terminate the agreement in the event the Company fails to timely achieve designated performance milestones within prescribed time periods.

In July 1999, the Company entered into an agreement with Pohl-Boskamp for the exclusive rights to distribute, market and sell Nitrolingual Pumpspray beginning on February 1, 2000 in the United States for five years plus an additional five year renewal period subject to establishing mutually acceptable minimum purchase requirements. Under the agreement, Pohl-Boskamp supplies the Company with their requirements of product at prices that decrease as volume purchased in each year increases. The Company must purchase designated minimum quantities in each year of the agreement and pay a royalty on net sales of the product. Aventis had exclusive rights through January 2000 to a version of the product containing CFC named Nitrolingual Spray. To promote earlier adoption of Nitrolingual Pumpspray, the Company obtained exclusive rights from Aventis to market this CFC product in the United States as of November 22, 1999.

On April 14, 2000, the Company acquired exclusive rights from Warner-Lambert Company to distribute, market, and sell the drug Ponstel in the United States for $9,500,000 in cash and a $3,500,000 non-interest bearing promissory note to the seller. The Company also assumed liabilities for certain returns of products shipped by the seller prior to the acquisition date. The Company financed $9,500,000 of the transaction under a bridge loan agreement with LaSalle Bank. The agreement includes the purchase of the licensing rights and certain trademarks. The purchase price was allocated among the fair values of the intangible assets and liabilities assumed which is being amortized over 20 years. In addition the Company agreed to purchase the entire outstanding inventory of Ponstel for approximately $100,000. The promissory note was paid in full upon the receipt of proceeds from the Company's initial public offering in June 2000.

The Company negotiated with Warner-Lambert to continue to manufacture and supply the Ponstel product to the Company through December 31, 2000, subsequently extended through March 31, 2001. In December 2000, the Company entered into a manufacturing agreement with West-ward Pharmaceutical Corporation, subject to FDA approval, to manufacture and supply Ponstel for five years. Under the terms of the agreement, the Company will pay a production fee for its manufacture of Ponstel. The Company must also pay West-ward Pharmaceutical $170,000 upon the completion of specified milestones. The Company must purchase designated minimum quantities in each year of the agreement.

On June 22, 2000, the Company acquired world-wide rights from Warner-Lambert Company to market, distribute and sell the drug Cognex and a new unapproved version of Cognex called Cognex CR, for $3,500,000 in cash. The Company must

                    FIRST HORIZON PHARMACEUTICAL CORPORATION also pay up to $1,500,000 in additional purchase price if the Company obtains FDA approval to market Cognex CR. In addition, royalties are required to be paid upon achieving certain sales levels of Cognex. The Company also assumed liabilities for returns of products shipped by the seller prior to the acquisition date. The purchase price was allocated among the fair values of tangible and intangible assets and liabilities assumed, the majority of which is being amortized over 20 years.

The Company negotiated a supply agreement with a Warner-Lambert affiliate to continue to manufacture and supply Cognex and the active ingredient in Cognex for two years subject to a one year renewal. The Company will pay Warner-Lambert's affiliate a production fee for its manufacture of Cognex and the active ingredient. The supply agreement contains designated quantities of Cognex and its active ingredient that Warner-Lambert's affiliate will supply and that the Company must purchase.

In addition, the Company entered into a transition services agreement with Warner-Lambert under which Warner-Lambert provided transitional administrative services to the Company until December 31, 2000 in connection with the sale of Cognex in European countries.

On December 19, 2000, the Company entered into a distribution agreement with OTL Pharma of France (OTL). Under the terms of the agreement, the Company granted OTL exclusive rights to distribute and sell Cognex on behalf of the Company in France, Spain, Germany, Belgium and Luxembourg. The agreement becomes effective in each country upon approval by the country's regulatory authority. OTL will be responsible for processing orders, distributing the product, billing and collecting from customers, collecting and remitting any applicable taxes on the sales of the product and processing returned product. The Company will provide OTL with product to sell and will pay a commission to OTL on net proceeds as defined in the agreement. The agreement expires on December 31, 2004, and is renewable for up to four one-year renewal terms subject to minimum sales requirements being met.

Each of the Company's third-party manufacturing agreements, excluding that for Cognex, requires that the Company purchase all of their product requirements from the manufacturers that are a party to those agreements.

The Company uses third-party manufacturers for the production of its products for development and commercial purposes. Given the general under-utilization of resources, the availability of excess capacity for manufacturing in the marketplace, and the lower cost of outsourcing, the Company intends to continue to outsource manufacturing for the near-term.

The Company currently uses the services of eight third-party manufacturers for manufacturing of the Company's products pursuant to the Company's product specifications. The Company has manufacturing and supply agreements with seven of these manufacturers. The remaining terms of these agreements generally range from one to four years. Under some of these agreements, the manufacturers or other third parties own the rights to the product that the Company has under their marketing licenses. Except for our Defen-LA, Protuss-D, and Zoto-HC products, these agreements generally state that the product supplier will provide products only to the Company. The Company has not entered into agreements for alternative manufacturing sources for any of its products. The suppliers of Nitrolingual Pumpspray and the raw materials for Tanafed hold patents for their respective products.

9. RETIREMENT PLAN

In 1996, the Company began a qualified defined contribution 401(k) plan, which provides benefits to substantially all employees. The annual contribution, if any, to the trust is at the discretion of the board of directors of the Company. Employer contributions to the plan for the years ended December 31, 1998, 1999 and 2000 were $20,695, $36,055 and $52,201, respectively.

10. COMMITMENTS AND CONTINGENCIES

The Company leases its facilities under a non-cancelable operating lease that expires in August 2003. The total rent expense was $90,315, $211,533 and $199,183 for the years ended December 31, 1998, 1999, and 2000, respectively. The Company leases vehicles for certain employees under non-cancelable lease agreements expiring in 2001. The total vehicle lease expense under the lease agreement for the years ended December 31, 1998, 1999 and 2000 was $0, $434,393 and $1,322,378, respectively.

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

The total minimum future commitment under leases for years succeeding December 31, 2000 is as follows:

YEAR ENDING DECEMBER 31,
------------------------
2001........................................................  $1,315,736
2002........................................................     577,295
2003........................................................     138,418
2004........................................................       8,525
                                                              ----------
          Total.............................................  $2,039,974
                                                              ==========

The Company has employment contracts with certain executives, which provide for certain levels of severance in the event of termination without cause or for certain change of control events, as defined.

11. RELATED-PARTY TRANSACTIONS

The Company purchases repackaging services from Diversified Healthcare Services Inc., a related party. For the years ended December 31, 1998, 1999 and 2000, the amounts paid for repackaging were approximately $132,000, $282,000 and $136,000, respectively.

In 1996, the Company entered into two agreements with Crabapple Enterprises, Inc. (Crabapple), a related party and potential competitor, under which Crabapple agreed not to market products that compete with the Company's Protuss, Protuss-D and Zoto-HC products. The Company paid $160,000, $163,000 and $213,000 to Crabapple in 1998, 1999 and 2000, respectively, under these agreements. The term of the agreement for Protuss and Protuss-D is seven years with an option to renew for an additional five years. The term of the agreement for Zoto-HC is ten years with an option to renew for an additional five years. Crabapple may cancel these agreements if minimum royalty amounts are not paid.

The Chairman and Chief Executive Officer of the Company did not receive a salary for the year ended December 31, 1999.

The Company extended a non-interest bearing note receivable to an officer of the Company during 1998. As of December 31, 1999 and 2000 the amount due to the Company under this note was $30,000 and $0, respectively.

During 1998, the Company entered into a collaboration agreement with Inpharmakon Corporation, an affiliate of an officer of the Company, under which Inpharmakon will assist the Company in developing its FHPC 01 product. This agreement was amended in May 2000 (See Note 8). The Company paid $200,000, $1,352 and $200,718 to Inpharmakon in 1998, 1999 and 2000, respectively.

On January 11, 1999, Kapoor-Pharma Investments, an affiliate of a director of the Company, loaned the Company $1,600,000 at an interest rate of 2% over the prime rate. In November 1999, the Company converted principal and $144,984 of accrued interest totaling $1,744,984 into 558,395 shares of common stock at $3.125 per share, pursuant to the terms of the loan agreement.

In connection with the bridge loan agreement discussed in Note 2, the Company paid a fee of $16,848 to a trust affiliated with John N. Kapoor Ph.D., a Director of the Company, in return for the pledge of certain Trust assets as collateral for the loan.

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth summary quarterly financial information for the years ended December 31, 1999 and 2000.

                                                          ---------------------------------------------------------------
1999 BY QUARTER                                           FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
---------------                                           -------------   --------------   -------------   --------------
Net revenues............................................   $4,199,934       $3,977,158      $5,505,964       $4,941,456
Operating income........................................      697,380          371,582         800,255         (214,170)
Net income..............................................      375,901          149,200         412,618         (167,260)
                                                           ----------       ----------      ----------       ----------
Earnings per share:
  Basic.................................................   $     0.05       $     0.02      $     0.05       $    (0.02)
  Diluted...............................................   $     0.04       $     0.02      $     0.05       $    (0.02)
                                                           ==========       ==========      ==========       ==========

                    FIRST HORIZON PHARMACEUTICAL CORPORATION

                                                          ---------------------------------------------------------------
2000 BY QUARTER                                           FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
---------------                                           -------------   --------------   -------------   --------------
Net revenues............................................   $7,119,638       $7,843,547      $9,632,716      $12,053,645
Operating income........................................        8,215          453,841       1,479,470        2,180,489
Net income..............................................      (38,531)         176,883         955,133        1,413,687
                                                           ----------       ----------      ----------      -----------
Earnings per share:
  Basic.................................................   $    (0.00)      $     0.02      $     0.07      $      0.11
  Diluted...............................................   $    (0.00)      $     0.02      $     0.07      $      0.10
                                                           ==========       ==========      ==========      ===========

Quarterly amounts do not add to annual amounts due to the effect of rounding on a quarterly basis.

                (FIRST HORIZON PHARMACEUTICAL CORPORATION LOGO)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts are estimates except for the registration fee.



ITEM
----
Registration Fee............................................  $ 25,266
Nasdaq National Market Listing Fee..........................    17,500
Blue Sky Qualification Fees And Expenses....................     5,000
Printing and Engraving Expenses.............................   165,000
Legal Fees and Expenses.....................................   190,000
Accounting Fees And Expenses................................   100,000
Transfer Agent And Registrar Fees...........................     1,500
Miscellaneous...............................................    36,800
                                                              --------
          Total.............................................  $500,000
                                                              ========


---------------


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


As permitted by Delaware law, the Registrant's restated certificate of incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of duty of loyalty to First Horizon or to its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. The Registrant's restated certificate of incorporation further provides that the registrant must indemnify its directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. The Registrant maintains a policy of directors and officers insurance that provides insurance against certain expenses and liabilities which may be incurred by directors and officers.

The Underwriting Agreement (Exhibit 1) will provide for indemnification by the underwriters of the Registrant, its directors, its officers who sign the registration statement, and the Registrant's controlling persons for certain liabilities, including liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, the Registrant has sold or issued the following unregistered securities:

(1) As of December 8, 1999, the Registrant issued an aggregate of 558,395 shares of its common stock for an aggregate consideration of $1,744,984 to an accredited investor pursuant to the conversion of a convertible promissory note issued to such accredited investor as of January 11, 1999.

(2) As of December 7, 1998, the Registrant made effective a four-for-one stock split with respect to its issued and outstanding common stock.

(3) As of April 20, 1998, the Registrant issued 10,000 shares of its common stock for an aggregate consideration of $6,250 to an employee pursuant to the exercise of stock options.


(4) At various times during the relevant three-year time period, the Registrant issued to certain employees and consultants options to purchase in the aggregate up to 1,218,250 shares of its common stock at exercise prices ranging from $1.875 to $10.6875 per share.

Exemption from the registration provisions of the Securities Act for the transaction described in paragraph 2 above was claimed on the basis that such transaction did not constitute an "offer," "offer to sell," "sale," or" offer to buy" under Section 5 of the Securities Act. Exemption from the registration provisions of the Securities Act for the other transactions described above was claimed under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transaction did not involve any public offering, the purchasers were sophisticated with access to the kind of information registration would provide and that such purchasers acquired such securities without a view towards distribution thereof. In addition, exemption from the registration provisions of the Securities Act for the transactions described in paragraphs 3 and 4 was claimed under Section 3(b) of the Securities Act on the basis that such securities were sold pursuant to a written compensatory benefit plans or pursuant to a written contract relating to compensation and not for capital raising purposes under Rule 701 of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a list of exhibits filed as a part of this registration statement.


EXHIBIT
NO.         DESCRIPTION
---------   -----------
   1***     Form of Underwriting Agreement
 3.1*       Restated Certificate of Incorporation of the Registrant
 3.2*       Amended and Restated Bylaws of the Registrant
 4.1*       Form of Stock Certificate
 4.2*       Amended and Restated Loan and Security Agreement dated as of
            December 22, 1998 between the Registrant and LaSalle Bank
            National Association
 4.3*       First Amendment to Amended and Restated Loan and Security
            Agreement dated as of May 10, 1999 between the Registrant
            and LaSalle Bank National Association
 4.4*       Second Amendment to Amended and Restated Loan and Security
            Agreement dated as of January 2, 2000 between the Registrant and LaSalle Bank National Association
 4.5*       Third Amendment to Amended and Restated Loan and Security
            Agreement dated as of April 14, 2000 between the Registrant and LaSalle Bank National Association
 4.6*       Reimbursement Agreement dated April 14, 2000 between the
            Registrant and Kapoor Children's 1992 Trust
   5***     Opinion of Arnall Golden & Gregory, LLP
10.1*       1997 Non-Qualified Stock Option Plan
10.2*       2000 Stock Plan
10.3*       Form of Nonqualified Stock Option Agreement
10.4*       Form of Employment Agreement dated as of January 1, 2000
            between the Registrant and Certain of its Executive Officers
10.5*       Convertible Term Loan Note dated January 11, 1999 made by
            the Registrant for the Benefit of Kapoor Pharma Investments,
            L.P., as Amended by Amendment No. 1 to the Convertible Term
            Note dated January 11, 1999 made by the Registrant for the
            Benefit of Kapoor Pharma Investments, L.P.
10.6*       Convertible Term Note Agreement dated January 11, 1999
            between the Registrant and Kapoor Pharma Investments, L.P., as Amended by Amendment No. 1 to the Convertible Term Note
            dated January 11, 1999 made by the Registrant for the
            Benefit of Kapoor Pharma Investments, L.P.
10.7*       Lease Agreement Dated June 28, 1998 between the Registrant and Asc North Fulton Associates Joint Venture
10.8*+      Product Development and Supply Agreement dated March 25,1999 between the Registrant and Penwest Pharmaceuticals Co.
10.9*+      Collaboration Agreement dated October 31, 1998 between the
            Registrant and Inpharmakon Corporation
10.10*+     Exclusive Patent License Agreement dated January 1, 2000
            between the Registrant and Jame Fine Chemicals, Inc.
10.11*+     Exclusive Distribution Agreement dated January 1, 1996
            between the Registrant and Unisource, Inc.
10.12*+     Manufacturing and Supply Agreement dated April 23, 1999
            between the Registrant and Mikart, Inc.
10.13*+     Product Supply Agreement dated January 29, 1999 between the
            Registrant and American Home Products Corporation
10.14*+     License Agreement dated January 29, 1999 between the
            Registrant and American Home Products Corporation
10.15*+     Distribution Agreement dated July 22, 1999 between the
            Registrant and G. Pohl-Boskamp Gmbh & Co.
10.16*      Form of Indemnity Agreement between the Registrant and its
            Directors and Executive Officers
10.17*+     Asset Purchase Agreement dated April 10, 2000 between the
            Registrant and Warner-Lambert Company
10.18*+     Supply Agreement dated April 14, 2000 between the Registrant and Warner-Lambert Company
10.19*+     Asset Purchase Agreement dated April 14, 2000 between the
            Registrant and Warner-Lambert Company

EXHIBIT
NO.         DESCRIPTION
---------   -----------
10.20*      Amendment No. 1 to the Product Development and Supply
            Agreement, dated May 3, 2000 between the Registrant and
            Penwest Pharmaceuticals Co.
10.21*      Amendment to the Collaboration Agreement, dated May 3, 2000 between the Registrant and Inpharmakon Corporation
10.22**     Employment Agreement dated as of January 5, 2001 between the
            Registrant and Christopher Offen
10.23**     Amendment to Employment Agreement dated January 22, 2001
            between the Registrant and Certain of its Executive Officers
10.24**     Separation Agreement dated as of December 22, 2000 between the Registrant and Gregory P. Hauck
23.1***     Consent of Arthur Andersen LLP
23.2***     Consent of Arnall Golden & Gregory, LLP (Included in Exhibit
            5)
24.1**      Powers of Attorney


---------------

   * Incorporated by reference from the Registrant's Form S-1 (Commission File No. 333-30764)
  ** Previously filed
 *** Filed herewith
   + Confidential treatment was granted for certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended


(b) The following is the schedule filed as a part of the registration statement:
Schedule II -- Valuation and Qualifying Accounts.


ITEM 17.  UNDERTAKINGS

The Registrant hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in
Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue. The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Roswell, State of Georgia on the 8th day of May, 2001.


                                       FIRST HORIZON PHARMACEUTICAL CORPORATION

                                       By: /s/ R. Brent Dixon
                                         ---------------------------------------
                                           R. Brent Dixon
                                           President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates indicated.


                         SIGNATURE                                            TITLE                        DATE
                         ---------                                            -----                        ----
/s/ Mahendra G. Shah, Ph.D.*                                 Chairman of the Board and Chief            May 8, 2001
-----------------------------------------------------------    Executive Officer (principal executive
Mahendra G. Shah, Ph.D.                                        officer)

/s/ R. Brent Dixon                                           President and Director                     May 8, 2001
-----------------------------------------------------------
R. Brent Dixon

/s/ John N. Kapoor, Ph.D.*                                   Director                                   May 8, 2001
-----------------------------------------------------------
John N. Kapoor, Ph.D.

/s/ Balaji Venkataraman*                                     Executive Vice President of Corporate      May 8, 2001
-----------------------------------------------------------    Development, Chief Financial Officer
Balaji Venkataraman                                            and Secretary (principal financial and
                                                               accounting officer)

/s/ Jon S. Saxe*                                             Director                                   May 8, 2001
-----------------------------------------------------------
Jon S. Saxe

                                                             Director
-----------------------------------------------------------
Pierre Lapalme

/s/ Jerry N. Ellis*                                          Director                                   May 8, 2001
-----------------------------------------------------------
Jerry N. Ellis

* By: /s/ R. Brent Dixon                                                                                May 8, 2001
-----------------------------------------------------------
      R. Brent Dixon
      Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To First Horizon Pharmaceutical Corporation:

We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of First Horizon Pharmaceutical Corporation (a Delaware Corporation) included in this registration statement and have issued our report thereon dated February 16, 2001. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule of Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 16, 2001

                                                                     SCHEDULE II

                    FIRST HORIZON PHARMACEUTICAL CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

-------------------------------------------------------------------------------------------------------------------
                                                     BALANCE OF   CHARGED TO      CHARGED
                                                      BEGINNING    COSTS AND     TO OTHER
                     CLASSIFICATION                     OF YEAR     EXPENSES     ACCOUNTS    DEDUCTIONS     BALANCE
                     --------------                  ----------   ----------     --------    ----------   ----------
1998  Allowance for doubtful accounts                 $ 13,250    $  40,744    $       --   $   (18,599)  $   35,395
      Allowance for customer returns                   100,000       80,994            --       (40,994)     140,000
1999  Allowance for doubtful accounts                   35,395       51,493            --       (31,105)      55,783
      Allowance for customer returns                   140,000      366,904            --      (234,481)     272,423
      Allowance for product rebates                         --    1,294,072            --      (442,824)     851,248
2000  Allowance for doubtful accounts                   55,783      375,088            --      (146,942)     283,929
      Allowance for customer returns                   272,423      736,707            --      (184,177)     824,953
      Allowance for product rebates                    851,248    2,951,189            --    (2,468,531)   1,333,906

                                 EXHIBIT INDEX

The following is a list of exhibits filed as a part of this registration statement.


EXHIBIT
NO.        DESCRIPTION
-------    -----------
   1***    Form of Underwriting Agreement
 3.1*      Restated Certificate of Incorporation of the Registrant
 3.2*      Amended and Restated Bylaws of the Registrant
 4.1*      Form of Stock Certificate
 4.2*      Amended and Restated Loan and Security Agreement Dated as of
           December 22, 1998 between the Registrant and LaSalle Bank
           National Association
 4.3*      First Amendment to Amended and Restated Loan and Security
           Agreement dated as of May 10, 1999 between the Registrant
           and LaSalle Bank National Association
 4.4*      Second Amendment to Amended and Restated Loan and Security
           Agreement dated as of January 2, 2000 between the Registrant and LaSalle Bank National Association
 4.5*      Third Amendment to Amended and Restated Loan and Security
           Agreement dated as of April 14, 2000 between the Registrant and LaSalle Bank National Association
 4.6*      Reimbursement Agreement dated April 14, 2000 between the
           Registrant and Kapoor Children's 1992 Trust
   5***    Opinion of Arnall Golden & Gregory, LLP
10.1*      1997 Non-Qualified Stock Option Plan
10.2*      2000 Stock Plan
10.3*      Form of Nonqualified Stock Option Agreement
10.4*      Form of Employment Agreement dated as of January 1,2000
           between the Registrant and Certain of its Executive Officers
10.5*      Convertible Term Loan Note dated January 11, 1999 made by
           the Registrant for the Benefit of Kapoor Pharma Investments,
           L.P., as Amended by Amendment No. 1 to the Convertible Term
           Note dated January 11, 1999 made by the Registrant for the
           Benefit of Kapoor Pharma Investments, L.P.
10.6*      Convertible Term Note Agreement dated January 11, 1999
           between the Registrant and Kapoor Pharma Investments, L.P., as Amended by Amendment No. 1 to the Convertible Term Note
           dated January 11, 1999 made by the Registrant for the
           Benefit of Kapoor Pharma Investments, L.P.
10.7*      Lease Agreement Dated June 28, 1998 between the Registrant and ASC North Fulton Associates Joint Venture
10.8*+     Product Development and Supply Agreement dated March 25,1999 between the Registrant and Penwest Pharmaceuticals Co.
10.9*+     Collaboration Agreement dated October 31, 1998 between the
           Registrant and Inpharmakon Corporation
10.10*+    Exclusive Patent License Agreement dated January 1, 2000
           between the Registrant and Jame Fine Chemicals, Inc.
10.11*+    Exclusive Distribution Agreement dated January 1, 1996
           between the Registrant and Unisource, Inc.
10.12*+    Manufacturing and Supply Agreement dated April 23, 1999
           between the Registrant and Mikart, Inc.
10.13*+    Product Supply Agreement dated January 29, 1999 between the
           Registrant and American Home Products Corporation
10.14*+    License Agreement dated January 29, 1999 between the
           Registrant and American Home Products Corporation
10.15*+    Distribution Agreement dated July 22, 1999 between the
           Registrant and G. Pohl-Boskamp Gmbh & Co.
10.16*     Form of Indemnity Agreement between the Registrant and its
           Directors and Executive Officers
10.17*+    Asset Purchase Agreement dated April 10, 2000 between the
           Registrant and Warner-Lambert Company
10.18*+    Supply Agreement dated April 14, 2000 between the Registrant and Warner-Lambert Company
10.19*+    Asset Purchase Agreement dated April 14, 2000 between the
           Registrant and Warner-Lambert Company
10.20*     Amendment No. 1 to the Product Development and Supply
           Agreement, dated May 3, 2000 between the Registrant and
           Penwest Pharmaceuticals Co.

EXHIBIT
NO.        DESCRIPTION
-------    -----------
10.21*     Amendment to the Collaboration Agreement dated May 3, 2000 between the Registrant and Inpharmakon Corporation
10.22**    Employment Agreement dated as of January 5, 2001 between the
           Registrant and Christopher Offen
10.23**    Amendment to Employment Agreement dated January 22, 2001
           between the Registrant and Certain of its Executive Officers
10.24**    Separation Agreement dated as of December 22, 2000 between the Registrant and Gregory P. Hauck
23.1***    Consent of Arthur Andersen LLP
23.2***    Consent of Arnall Golden & Gregory, LLP (Included in Exhibit
           5)
24.1**     Powers of Attorney


---------------
  * Incorporated by reference from the Registrant's Form S-1 (Commission File No. 333-30764)

 ** Previously filed

*** Filed herewith


  + Confidential treatment was granted for certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended


(b) The following is the schedule filed as a part of the registration statement:
Schedule II -- Valuation and Qualifying Accounts.